     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 2001

                                                      REGISTRATION NO. 333-43122
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 6
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.
             (Exact name of Registrant as specified in our charter)

            DELAWARE                             3674                            77-0291941
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                               1020 STEWART DRIVE
                              SUNNYVALE, CA 94085
                                 (408) 731-1800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              FU-CHIEH HSU, PH.D.
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       MONOLITHIC SYSTEM TECHNOLOGY, INC.
                               1020 STEWART DRIVE
                              SUNNYVALE, CA 94085
                                 (408) 731-1800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                  ALAN B. KALIN                                      JOHN W. CAMPBELL
                 DANIEL D. MEYERS                                     MATTHEW BURNS
                  MAHA H. KHALAF                                     HARRISON S. CLAY
      MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP                     MORRISON & FOERSTER LLP
                3150 PORTER DRIVE                                   425 MARKET STREET
         PALO ALTO, CALIFORNIA 94304-1212                  SAN FRANCISCO, CALIFORNIA 94105-2482

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
as soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy securities, in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 18, 2001


                                5,000,000 SHARES

                               [MONOLITHIC LOGO]

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                                  COMMON STOCK

                               ------------------

    This is our initial public offering. We are offering 5,000,000 shares of our common stock. Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. We have applied for quotation of the common stock on the Nasdaq National Market under the symbol "MOSY."

                            ------------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ---------------------

                                                              Per Share  Total
                                                              ---------  -----
Public offering price.......................................  $          $
Underwriting discount.......................................  $          $
Proceeds, before expenses, to Monolithic System Technology,
  Inc.......................................................  $          $

    We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock, solely to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

A.G. EDWARDS & SONS, INC.                                NEEDHAM & COMPANY, INC.

                         Prospectus dated       , 2001

                         [EDGAR DESCRIPTION OF ARTWORK]

[inside front cover]


    A picture of an integrated circuit that incorporates the MoSys 1T-SRAM technology, which is positioned on two sections of the integrated circuit. Each block of 1T-SRAM is highlighted by a white rectangular border and is identified by the words "1T-SRAM memory." Above the picture a black-bordered caption reads, "Since 1999, the strategic focus of MoSys has been licensing to semiconductor companies a proprietary memory technology, called 1T-SRAM-TM-, which these companies can embed within Systems-on-a-Chip, or SOCs." Below the picture of an integrated circuit is a MoSys 9-megabit 1T-SRAM memory chip. Above the picture, a black-bordered caption reads, "MoSys also sells memory chips that incorporate the same technology. MoSys' 9-megabit 1T-SRAM memory chip is depicted below."


[back inside cover]


    A caption at the top reads, "Since we introduced our 1T-SRAM embedded memory technology in 1999, semiconductor companies have licensed this technology to obtain the cost and performance benefits it provides. The semiconductor companies below currently have projects under development that incorporate our 1T-SRAM technology in their Systems-on-a-Chip, or SOCs. When these licensees sell their SOCs, we will receive royalties from them. In addition, we list two foundries that have contracted with us to customize our 1T-SRAM technology for their proprietary manufacturing processes."



[Allayer logo]                         "SOCs for communications applications"

[Galileo Technology logo]              "SOCs for communications applications"

[LSI Logic logo]                       "SOCs for communications and consumer
                                       applications"

[NEC logo]                             "SOCs for communications and consumer
                                       applications"

[Nintendo logo]                        "SOCs for computer game consoles (the
                                       GAMECUBE)"

[Pixelworks logo]                      "Image processors for consumer applications"

[TSMC logo]                            "Foundry"

[UMC logo]                             "Foundry"

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.

MONOLITHIC SYSTEM TECHNOLOGY, INC.

    We design, develop, license and market memory technologies used by the semiconductor industry and electronic product manufacturers. We have developed a patented semiconductor memory technology, called 1T-SRAM, that offers a combination of high density, low power consumption, high speed and low cost that other available memory technologies do not match. We license this technology to companies that incorporate, or embed, memory on complex integrated circuits. Historically, we have sold memory chips to manufacturers of computing and communication equipment, and we continue to sell memory chips that incorporate our 1T-SRAM technology. The sale of our 1T-SRAM memory chips supports the future development and marketing of our 1T-SRAM technology to licensees.

    From our inception in 1991 until 1998, we focused on the sale of memory chips for the personal computer market. In the fourth quarter of 1998, we completed the development of our 1T-SRAM technology and changed our primary strategic focus from selling memory chips to licensing our 1T-SRAM technology for the embedded memory market.

    Traditionally, memory has been provided in separate memory chips. To optimize the performance and size of integrated circuits, semiconductor companies increasingly prefer to integrate memory with other functions, such as microprocessors, analog components and digital signal processing, by embedding the memory on a single integrated circuit instead of using separate memory chips. Economically incorporating memory with other integrated circuit functions represents a major challenge in achieving the desired levels of integration and cannot be achieved by using separate memory chips. Semiconductor companies can embed memory using static random access memory, or SRAM, memory technology that is in the public domain and which we refer to as traditional SRAM. As long as the amount of memory required is relatively small, traditional SRAM is economical.

    Today's integrated circuit designers, however, require more embedded memory for their increasingly complex integrated circuits. This results in memory constituting a larger percentage of the area of an integrated circuit. As the amount of required memory increases, designers find it difficult to embed traditional SRAM on the integrated circuit at a reasonable cost. In addition, to economically achieve higher levels of integration and performance, integrated circuit designers seek an embedded memory solution that offers high density, low power consumption and high speed while requiring less silicon area.

    Our 1T-SRAM technology provides significant advantages over traditional SRAM in density, power consumption and cost that enable designers to more economically use a larger amount of embedded memory. Instead of the six transistors utilized in a traditional SRAM storage cell, each 1T-SRAM storage cell contains only one transistor and one capacitor thus reducing the silicon required and lowering cost. Embedded memory utilizing our 1T-SRAM technology is the only available memory technology that typically offers all of the following advantages--

    - it is two to three times denser than traditional SRAM, using 50-70% less silicon for the same amount of memory;

    - it consumes less than one-quarter the power consumed by traditional SRAM when operating at the same speed; and

    - it provides speeds equal to or greater than those offered by traditional SRAM, especially for larger memory sizes.

    Our 1T-SRAM technology can achieve these advantages while utilizing standard logic manufacturing processes and the simple, standard SRAM interface to other circuitry that designers are accustomed to today.

    To date, we have earned almost all of our revenue from the sale of memory chips from four product lines. Prior to 1999, we designed and sold most of our memory chips for use in the highly competitive personal computer market. In late 1998, we introduced our first 1T-SRAM memory chip and since then have discontinued or substantially reduced our sales from our other three product lines. Although there is a large market for high performance SRAM chips like ours, it is served by many strong competitors that focus on this business. We intentionally limit this portion of our business and focus on our licensing business instead of new chip development. Our limited development and sales of 1T-SRAM chips provide us with opportunities to earn revenue, validate high volume production of chips using our 1T-SRAM technology and build relationships with customers that may become licensees in the future.

    We anticipate that licensing revenue will represent the majority of our future revenue. We generate contract revenue from our licensing activities that consists of fees paid for engineering development and engineering support services. Each of our license agreements provides that we will receive royalties when our licensees manufacture or sell products that incorporate our technology. We recorded our first contract revenue related to our 1T-SRAM technology in the quarter ended March 31, 2000, and our first royalty revenue was recorded in the quarter ended December 31, 2000.

    We have achieved significant momentum in developing our licensing business. Since the fourth quarter of 1998, we have entered into strategic relationships to license or develop products based on our 1T-SRAM technology with many companies, including Allayer Communications Corporation, Applied Micro Circuits Corporation, Broadcom Corporation, Chartered Semiconductor Manufacturing Ltd., Conexant Systems, Inc., Galileo Technology, Ltd., LSI Logic Corporation, NEC Corporation, Nintendo Corp., Pixelworks Incorporated, Power X Limited, Sony Corporation, Taiwan Semiconductor Manufacturing Co., Ltd., United Microelectronics Corporation, Via Technologies Incorporated and Virage Logic Corporation.

    Our goal is to establish our 1T-SRAM technology as the standard for the embedded memory market by continuing to--

    - expand significantly the number of licenses, as well as our co-marketing relationships with foundries, intellectual property companies and design companies, to proliferate our technology;

    - target large and growing markets, including today's rapidly growing communications and consumer electronics sectors;

    - work closely with our licensees to gain broad and detailed insight into their and their customers' current and next-generation technology requirements in order to identify trends and focus our research and development efforts on optimizing our technology solution;

    - extend our technology offerings so that we can provide even higher-density, lower-power-consumption, higher-speed and lower-cost memory solutions for our licensees;

    - generate revenue from memory chips that incorporate 1T-SRAM technology, as 1T-SRAM memory chips serve to demonstrate the manufacturability of our advanced technologies and keep our research and development efforts focused on industry requirements; and

    - develop our high-margin licensing business into the major source of our future revenue.

THE OFFERING


Common stock offered.................................  5,000,000 shares

Common stock to be outstanding after this offering...  29,654,572 shares

Use of proceeds......................................  We intend to use the net proceeds we receive from this offering for working capital,
                                                       expansion of sales and marketing and research
                                                       and development.

Proposed Nasdaq National Market symbol...............  MOSY


    Unless otherwise indicated, the share information in this prospectus is as of March 31, 2001 and--

    - reflects the conversion of all outstanding shares of our redeemable convertible preferred stock outstanding as of March 31, 2001 into 12,731,446 shares of common stock, which will occur automatically upon the closing of this offering;


    - assumes the exercise of a warrant to purchase 1,200,000 shares of common stock outstanding as of March 31, 2001, with an exercise price of $6.50 per share. This warrant expires in 2002 and we assume that it will be exercised prior to the expiration date because the assumed fair market value exceeds the exercise price;



    - assumes the exercise on March 31, 2001 of warrants to purchase 259,413 shares of common stock that were exercised in April 2001, and excludes warrants to purchase 1,255,139 shares of common stock that were issuable upon the exercise of warrants that expired unexercised in April 2001;



    - includes 90,000 shares of common stock that were issued on June 6, 2001 upon the "cashless" exercise of a warrant to purchase 600,000 shares of common stock. This warrant had an exercise price of $8.50 per share and was exercised on a net basis at an assumed fair value of $10.00 per share.



    - excludes 2,803,014 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2001, with a weighted average exercise price of $4.13 per share;


    - excludes 4,724,100 shares of common stock reserved for future issuance under our 2000 employee stock option plan;

    - excludes 200,000 shares of common stock reserved for issuance under our 2000 employee stock purchase plan; and

    - assumes that the underwriters' over-allotment option will not be exercised.

    Our principal executive offices are located at 1020 Stewart Drive, Sunnyvale, CA 94085, and our telephone number is (408) 731-1800.

    MOSYS, MULTIBANK, MDRAM and 1T-SRAM are our trademarks. Product names, trade names and trademarks of other companies are also referred to in this prospectus.


    References to, or quotations of, third parties contained in this prospectus do not constitute an endorsement by these parties of the purchase of shares of our common stock.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table sets forth summary financial data for our company. You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                          THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                       MARCH 31,
                                   ----------------------------------------------------   -------------------
                                     1996       1997       1998       1999       2000       2000       2001
                                   --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net revenue:
  Product........................  $23,110    $34,822    $36,281    $15,356    $12,893    $ 1,717    $ 3,908
  Contract and royalty...........       --         --         --         --      1,450         60        652
                                   -------    -------    -------    -------    -------    -------    -------
                                    23,110     34,822     36,281     15,356     14,343      1,777      4,560
Gross profit.....................    1,675      5,312      4,389      5,294      8,438        974      2,703
Income (loss) from operations....   (6,796)    (1,509)    (2,677)      (311)       489       (571)       377
Net income (loss)................   (7,059)    (2,016)    (2,322)       142      1,330       (409)       707
Net income (loss) per share
  Basic..........................  $ (0.78)   $ (0.22)   $ (0.24)   $  0.01    $  0.13    $ (0.04)   $  0.07
  Diluted........................  $ (0.78)   $ (0.22)   $ (0.24)   $  0.01    $  0.05    $ (0.04)      0.03
Shares used to compute net income
  (loss) per share
  Basic..........................    8,997      9,323      9,626      9,727     10,013      9,817     10,367
  Diluted........................    8,997      9,323      9,626     23,320     25,624      9,817     25,967
Pro forma net income per share
  Basic..........................                                              $  0.06               $  0.03
  Diluted........................                                              $  0.05               $  0.03
Shares used to compute pro forma
  net income per share
  Basic..........................                                               22,744                23,098
  Diluted........................                                               25,624                25,967



                                                                     AS OF MARCH 31, 2001
                                                              ----------------------------------
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 22,846    $22,846      $77,073
Working capital.............................................    21,763     21,763       75,990
Total assets................................................    30,575     30,575       84,802
Deferred revenue............................................     5,891      5,891        5,891
Mandatorily redeemable convertible preferred stock..........    35,591         --           --
Stockholders' equity (deficit)..............................   (12,772)    22,819       77,046
Stockholders' equity (deficit) and preferred stock..........    22,819     22,819       77,046


    The pro forma net income per share amounts above reflect the conversion of 6,582,472 shares of redeemable convertible preferred stock at March 31, 2001 into 12,731,446 shares of common stock upon the completion of this offering. See note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

    The pro forma balance sheet amounts above reflect the same conversion of redeemable convertible preferred stock.


    The pro forma as adjusted balance sheet amounts above are adjusted to reflect the receipt of the net proceeds from the sale of 5,000,000 shares of common stock offered hereby at an assumed initial public offering price of $10.00 per share and the exercise of warrants to purchase 1,549,413 shares of common stock outstanding as of March 31, 2001 with a weighted average exercise price of $5.96 per share.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER SIGNIFICANTLY. IN ANY SUCH CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

OUR SUCCESS DEPENDS UPON THE SEMICONDUCTOR MARKET'S ACCEPTANCE OF OUR 1T-SRAM TECHNOLOGY.

    The future prospects of our business depend on the acceptance by our target markets of our 1T-SRAM technology for embedded memory applications and any future technology we might develop. Our technology is intended to allow our licensees to develop embedded memory integrated circuits to replace other embedded memory applications with different cost and performance parameters. Our core technology solution utilizes a fundamentally different internal circuitry with which the industry is not familiar. Therefore, it might prove difficult to convince product designers of the viability of our embedded memory solution and to adopt our technology instead of other memory solutions which have proven effective in their products. In addition, we cannot assure you that our existing and proposed technology will perform the desired functions, will operate reliably on a long-term basis or otherwise will be technically successful, or that it will offer sufficient cost and performance benefits to achieve widespread market acceptance.

    An important part of our strategy to gain market acceptance is to penetrate new markets by targeting market leaders as licensees of our technology. This strategy is designed to encourage other participants in those markets to follow these leaders in adopting our technology. Should a high-profile industry participant adopt our technology for one or more of its products but fail to achieve success with those products, other industry participants' perception of our technology could be harmed. Any such event could reduce the number of future licenses of our technology. Likewise, were a market leader to adopt and achieve success with a competing technology, our reputation and licensing program could be harmed. Failure of our technology to be adopted as an industry standard would inhibit our growth and prevent us from achieving anticipated revenues.

OUR EMBEDDED MEMORY TECHNOLOGY IS NEW AND HAS NOT YET BEEN PROVEN IN HIGH-VOLUME PRODUCTION OF OUR LICENSEES' INTEGRATED CIRCUITS, AND THE DISCOVERY OF DEFECTS IN THIS TECHNOLOGY COULD PREVENT US FROM ACHIEVING MARKET ACCEPTANCE.

    We entered into our first license of a significant portion of our 1T-SRAM technology for embedded memory applications in March 1999. Our technology was fabricated and verified to be operational in the most widely used standard logic manufacturing process generation in September 1999. While we and our licensees have evaluated and tested this technology, only two licensees have begun volume manufacture of products incorporating our technology. Complex technology like ours often contains errors or defects when first incorporated into customer products. The discovery of defects or problems regarding the reliability, quality or compatibility of our technology could require significant expenditures of capital and resources to fix, significantly delay or hinder market acceptance of our technology and damage our reputation.

OUR EMBEDDED MEMORY TECHNOLOGY MIGHT NOT INTEGRATE AS WELL AS ANTICIPATED WITH OTHER SEMICONDUCTOR FUNCTIONS, WHICH WOULD SLOW OR PREVENT ADOPTION OF OUR TECHNOLOGY AND REDUCE OUR REVENUE.

    Our 1T-SRAM technology is new and incorporates a fundamentally different internal circuitry. We and our licensees have conducted computer modeling and testing of integrated circuits utilizing our technology, and we have verified our technology to be operational in standard manufacturing processes by production and sale of proprietary integrated circuits that incorporate our 1T-SRAM technology, or 1T-SRAM memory chips. Nevertheless, detailed aspects of our technology could cause unforeseen problems in the efficient integration of our technology with other functions of particular integrated circuits. Any significant compatibility problems with our technology could reduce the attractiveness of our solution, impede its acceptance in the industry and result in a decrease in demand for our technology.

MARKET ACCEPTANCE OF OUR 1T-SRAM TECHNOLOGY COULD BE SLOWED OR PREVENTED IF THIS TECHNOLOGY PRESENTS MANUFACTURING DIFFICULTIES OR CONTRIBUTES TO A FAILURE TO ACHIEVE ACCEPTABLE YIELDS.


    Semiconductor manufacturing yield could be adversely affected by difficulties in adapting our 1T-SRAM technology to our licensees' product design or to the manufacturing process technology of a particular foundry or semiconductor manufacturer. Yield problems might not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the parameters for designing integrated circuit layouts applicable to the targeted semiconductor fabrication process. We cannot assure you that products utilizing our technology will achieve or maintain acceptable manufacturing yields. Any weakness in manufacturing yields of integrated circuits utilizing our technology could impede the acceptance of our technology in the industry.


OUR FAILURE TO CONTINUE TO ENHANCE OUR TECHNOLOGY OR DEVELOP NEW TECHNOLOGY ON A TIMELY BASIS COULD DIMINISH OUR ABILITY TO ATTRACT AND RETAIN LICENSEES AND PRODUCT CUSTOMERS.

    The existing and potential markets for memory products and technology are characterized by ever increasing performance requirements, evolving industry standards, rapid technological change and product obsolescence. These characteristics lead to frequent new product and technology introductions and enhancements, shorter product life cycles and changes in consumer demands. In order to attain and maintain a significant position in the market, we will need to continue to enhance our technology in anticipation of these market trends.

    In addition, the semiconductor industry might adopt or develop a completely different approach to utilizing memory for many applications, which could render our existing technology unmarketable or obsolete. We might not be able to successfully develop new technology, or adapt our existing technology, to comply with these innovative standards.

    Our future performance depends on a number of factors, including our ability to--

    - identify target markets and relevant emerging technological trends, including new standards and protocols;

    - develop and maintain competitive technology by improving performance and adding innovative features that differentiate our technology from alternative technologies;

    - enable the incorporation of enhanced technology in our licensees' and customers' products on a timely basis and at competitive prices; and

    - respond effectively to new technological developments or new product introductions by others.

    We cannot assure you that the design and introduction schedules of any additions and enhancements to our existing and future technology will be met, that this technology will achieve market acceptance or that we will be able to license this technology on terms that are favorable to us. Our failure to develop future technology that achieves market acceptance could harm our competitive position and impede our future growth.

WE DEPEND SUBSTANTIALLY ON OUR CO-MARKETERS TO ASSIST US IN ATTRACTING POTENTIAL LICENSEES, AND A LOSS OR FAILURE TO INCREASE THE NUMBER OF THESE RELATIONSHIPS COULD INHIBIT OUR GROWTH AND REDUCE OUR REVENUE.

    A significant part of our marketing strategy is dependent upon our co-marketing agreements with foundries and design companies. These co-marketers have existing relationships, and continually seek new relationships, with companies in the markets we target, and have agreed to utilize these relationships to introduce our technology to potential licensees. If we fail to maintain our current relationships with these co-marketers, we might fail to achieve anticipated growth.

WE HAVE A HISTORY OF OPERATING LOSSES, AND ANY FUTURE PROFITABILITY IS
UNCERTAIN.

    We recorded operating losses in each year from our inception through 1999. We had an accumulated deficit of $17.1 million as of March 31, 2001. From our inception through 1994, we were engaged primarily in research and product development. From 1995 through the third quarter of 1998, we focused on the sale of memory chips. We were profitable in the fourth quarter of 1997 and the first quarter of 1998 under our product sales business model, but, beginning in the fourth quarter of 1998, we altered our business plan to concentrate on developing and licensing our 1T-SRAM technology. Prior to the quarter ended September 30, 2000, we had recorded operating losses in each quarter since our adoption of this new business plan. We cannot assure you that we will be profitable on a quarterly or annual basis in the future.

PRIOR TO FISCAL 2000, OUR HISTORICAL FINANCIAL INFORMATION DOES NOT REFLECT THE RECENT CHANGES TO OUR BUSINESS AND STRATEGY.

    The historical financial information included in this prospectus does not reflect the many significant changes in our revenue structure that have occurred as a result of changes in our business model. Such historical financial information also does not reflect changes in our operations and expense structure that have resulted from this transition. While we expect to continue to generate revenue from memory chip sales, most of our memory chip sales efforts are now directed at the strategic and limited sale of our 1T-SRAM memory chip, and we do not anticipate that product revenue will ever reach the levels attained in the past. The absence of meaningful historical financial information could make it more difficult for potential investors to evaluate us and our prospects, and could complicate our efforts to undertake meaningful financial planning.

OUR LENGTHY LICENSING CYCLE AND OUR LICENSEES' LENGTHY PRODUCT DEVELOPMENT CYCLES WILL MAKE THE OPERATING RESULTS OF OUR LICENSING BUSINESS DIFFICULT TO PREDICT.

    We anticipate difficulty in accurately predicting the timing and amounts of revenue generated from licensing our 1T-SRAM technology. The establishment of a business relationship with a potential licensee is a lengthy process, frequently spanning a year or more. Following the establishment of the relationship, the negotiation of licensing terms can be time consuming, and a potential licensee could require an extended evaluation and testing period.

    Once a license agreement is executed, the timing and amount of contract and royalty revenue from our licensing business will remain difficult to predict. The completion of the licensees' development projects and the commencement of production will be subject to the licensees' efforts, development risks and other factors outside our control. Our royalty revenue may depend on such factors as the licensees' production and shipment volumes, the timing of product shipments and when the licensees report to us the manufacture or sale of products that include our 1T-SRAM technology. All of these factors will prevent us from making predictions of revenue with any certainty and could cause us to experience substantial period-to-period fluctuations in operating results.

    In addition, none of our licensees is under any obligation to incorporate our technology in any present or future product or to pursue the manufacture or sale of any product incorporating our technology. A licensee's decision to complete a project or manufacture a product is subject to changing economic, marketing or strategic factors. The long development cycle of our licensees' products increases the risk that these factors will cause the licensee to change its plans. Consequently, from time to time, our licensees discontinue a product line or cancel a product introduction, which could adversely affect our future operating results and business.

ROYALTY AMOUNTS OWED TO US MIGHT BE DIFFICULT TO VERIFY, AND WE MIGHT FIND IT DIFFICULT, EXPENSIVE AND TIME CONSUMING TO ENFORCE OUR LICENSE AGREEMENTS.

    The standard terms of our license agreements require our licensees to document the manufacture and sale of products that incorporate our technology and report this data to us after the end of each quarter. We must rely to a large extent upon the accuracy of these reports, as we do not have the capacity to independently verify this information. Though our standard license terms give us the right to audit the books and records of any licensee to attempt to verify the information provided to us in these reports, an audit of a licensee's records can be expensive and time consuming, and potentially detrimental to the business relationship. A failure to fully enforce the royalty provisions of our license agreements could cause our revenue to decrease and impede our ability to maintain profitability.

WE EXPECT OUR REVENUE TO BE HIGHLY CONCENTRATED AMONG A SMALL NUMBER OF LICENSEES AND CUSTOMERS, AND OUR RESULTS OF OPERATIONS COULD BE HARMED IF WE LOSE AND FAIL TO REPLACE THIS REVENUE.

    We expect that royalty revenue will be highly concentrated among a few licensees for the foreseeable future. In particular, we expect that revenue from the licenses for integrated circuits to be used by Nintendo will represent a substantial portion of contract and royalty revenue in 2001 and 2002. Nintendo faces intense competitive pressure in the video game market, which is characterized by extreme volatility, frequent new product introductions and rapidly shifting consumer preferences. We cannot assure you that the Nintendo product incorporating our technology will succeed in the marketplace or that we will receive substantial royalty revenue from Nintendo.

    Our product sales also are highly concentrated. Revenue derived from our three largest customers represented 29.1%, 10.8% and 10.3%, respectively, of our total revenue in 1998. In 1999, our two largest customers represented 16.4% and 10.9% of our total revenue, respectively. Revenue from our largest customer represented 26% of our total revenue in 2000, while our three largest customers represented 21%, 17% and 11%, respectively, of our total revenue for the three months ended March 31, 2001. We expect that a relatively small number of customers will continue to account for a substantial portion of our product revenue for the foreseeable future.

    As a result of this revenue concentration, our results of operations could be impaired by the decision of a single key licensee or customer to cease using our technology or products or by a decline in the number of products that incorporate our technology that are sold by a single licensee or customer or by a small group of licensees or customers.

OUR REVENUE CONCENTRATION MIGHT POSE CREDIT RISKS WHICH COULD NEGATIVELY AFFECT OUR CASH FLOW AND FINANCIAL CONDITION.

    We might face credit risks associated with the concentration of our revenue among a small number of licensees and customers. As of December 31, 2000, two customers accounted for 57% of total receivables. As of December 31, 1999, four customers accounted for 66% of total receivables, each of whom accounted for at least 11% of the total. Our failure to collect receivables from any customer that represents a large percentage of receivables on a timely basis, or at all, could adversely affect our cash flow or results of operations and might cause our stock price to fall.

OUR EXISTING PATENTS MIGHT NOT PROVIDE US WITH SUFFICIENT PROTECTION OF OUR INTELLECTUAL PROPERTY, AND OUR PATENT APPLICATIONS MIGHT NOT RESULT IN THE ISSUANCE OF PATENTS, EITHER OF WHICH COULD REDUCE THE VALUE OF OUR CORE TECHNOLOGY AND HARM OUR BUSINESS.

    We rely on a combination of patents, trademarks, copyrights, trade secret laws and confidentiality procedures to protect our intellectual property rights. As of April 30, 2001, we held 36 patents in the United States, which expire at various times from 2013 to 2018, and eight corresponding foreign patents. In addition, as of April 30, 2001, we had 26 patent applications pending in the United States and 18 pending foreign applications, and had received notice of allowance of three of these pending patent applications in the United States. We cannot assure you that any patents will issue from any of our pending applications or that any claims allowed from pending applications will be of sufficient scope or strength, or issue in all countries where our products can be sold, to provide meaningful protection or any commercial advantage to us. Also, competitors might be able to design around our patents. Failure of our patents or patent applications to provide meaningful protection might allow others to utilize our technology without any compensation to us and impair our ability to increase our licensing revenue.

WE MIGHT NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD IMPAIR OUR ABILITY TO COMPETE AND REDUCE THE VALUE OF OUR TECHNOLOGY.

    Our technology is complex and is intended for use in complicated integrated circuits. A very large number of new and existing products utilize embedded memory, and a large number of companies manufacture and market these products. Because of these factors, policing the unauthorized use of our intellectual property is difficult and expensive. We cannot be certain that we will be able to detect unauthorized use of our technology or prevent other parties from designing and marketing unauthorized products based on our technology. Although we are not aware of any past or present infringement of our patents, copyrights or trademarks, or any violation of our trade secrets, confidentiality procedures or licensing agreements, we cannot assure you that the steps taken by us to protect our proprietary information will be adequate to prevent misappropriation of our technology. Our inability to protect adequately our intellectual property would reduce significantly the barriers of entry for directly competing technologies and could reduce the value of our technology. Furthermore, we might initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation by us could result in significant expense and divert the efforts of our technical and management personnel, whether or not such litigation results in a determination favorable to us.

ANY CLAIM THAT OUR PRODUCTS OR TECHNOLOGY INFRINGE THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS COULD INCREASE OUR COSTS OF OPERATION AND DISTRACT MANAGEMENT AND COULD RESULT IN EXPENSIVE SETTLEMENT COSTS OR THE DISCONTINUANCE OF OUR TECHNOLOGY LICENSING OR PRODUCT OFFERINGS.

    The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which has resulted in often protracted and expensive litigation. We are not aware of any currently pending intellectual property litigation or threatened claim against us. However, we or our licensees might from time to time receive notice of claims that we have infringed patents or other intellectual property rights owned by others. Litigation against us could result in significant expense and divert the efforts of our technical and management personnel, whether or not the litigation results in a determination adverse to us. In the event of an adverse result in any such litigation, we could be required to pay substantial damages, cease the licensing of certain technology or the sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses for the infringing technology. We cannot assure you that we would be successful in such development or that such licenses would be available on reasonable terms, or at all.

THE DISCOVERY OF DEFECTS IN OUR TECHNOLOGY COULD EXPOSE US TO LIABILITY FOR DAMAGES.

    The discovery of a defect in our 1T-SRAM technology could lead our licensees to seek damages from us. Our standard license terms include provisions waiving implied warranties regarding our technology and limiting our liability to our licensees. We also maintain insurance coverage that is intended to protect us against potential liability for defects in our technology. We cannot be certain, however, that the waivers or limitations of liability contained in our license contracts will be enforceable, that insurance coverage will continue to be available on reasonable terms or in amounts sufficient to cover one or more large claims or that our insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims that exceed available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could cause our expenses to exceed our expectations and consequently harm our profitability.

OUR FAILURE TO COMPETE EFFECTIVELY IN THE MARKET FOR EMBEDDED MEMORY TECHNOLOGY AND PRODUCTS COULD REDUCE OUR REVENUE.

    Competition in the market for embedded memory technology and products is intense. Our licensees and prospective licensees can meet their need for embedded memory by using traditional memory solutions with different cost and performance parameters. If alternative technologies are developed that provide comparable system performance at lower cost than our 1T-SRAM technology or do not require the payment of comparable royalties, or if the industry generally demonstrates a preference for applications for which our 1T-SRAM technology does not offer significant advantages, our ability to realize revenue from our 1T-SRAM technology could be impaired.

    We might be challenged by competitive developers of alternative technologies who are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than we have. These advantages might permit these developers to respond more quickly to new or emerging technologies and changes in licensee requirements. We cannot assure you that future competition will not have a material adverse effect on the adoption of our technology and our market penetration.

WE MIGHT BE UNABLE TO DELIVER OUR CUSTOMIZED MEMORY TECHNOLOGY IN THE TIME FRAME DEMANDED BY OUR LICENSEES, WHICH COULD DAMAGE OUR REPUTATION AND HARM OUR ABILITY TO ATTRACT FUTURE LICENSEES.

    The majority of our licenses require us to customize our 1T-SRAM technology within a certain delivery timetable. Not all of the factors relating to this customization are within our control. We cannot assure you that we will be able to meet the time requirements under these licenses. Any failure to meet significant license milestones could damage our reputation in the industry and harm our ability to attract new licensees and could preclude our receipt of licensing fees.

ANYTHING THAT NEGATIVELY AFFECTS THE BUSINESSES OF OUR LICENSEES COULD NEGATIVELY IMPACT OUR REVENUE.

    The timing and level of our royalties depend on our licensees' ability to market, produce and ship products incorporating our technology. Because we expect contract and royalty revenue to be the largest source of our future revenue, anything that negatively affects a significant licensee or group of licensees could negatively affect our results of operations and financial condition. Many issues beyond our control influence the success of our licensees, including, for example, the highly competitive environment in which they operate, the strength of the markets for their products, their engineering capabilities and their financial and other resources.


    Likewise, we have no control over the product development, pricing and marketing strategies of our licensees, which directly affect sales of their products and the corresponding royalties payable to us. A decline in sales of our licensees' royalty-generating products for any reason would reduce our royalty revenue. In addition, seasonal and other fluctuations in demand for our licensees' products could cause our operating results to fluctuate, which could cause our stock price to fall.


WE INTEND TO GROW RAPIDLY, AND OUR FAILURE TO MANAGE THIS GROWTH COULD REDUCE OUR POTENTIAL REVENUE AND THREATEN OUR FUTURE PROFITABILITY.

    The efficient management of our planned expansion of the development, licensing and marketing of our technology will require us to continue to--

    - implement and manage new marketing channels to penetrate different and broader markets for our 1T-SRAM technology;

    - manage an increasing number of complex relationships with licensees and co-marketers and their customers and other third parties;

    - improve our operating systems, procedures and financial controls on a timely basis;

    - hire additional key management and technical personnel; and

    - expand, train and manage our workforce and, in particular, our development, sales, marketing and support organizations.

    We cannot assure you that we will adequately manage our growth or meet the foregoing objectives. A failure to do so could jeopardize our future revenues and cause our stock price to fall.

IF WE FAIL TO RETAIN KEY PERSONNEL, OUR BUSINESS AND GROWTH COULD BE NEGATIVELY AFFECTED.

    Our business has been dependent to a significant degree upon the services of a small number of executive officers and technical employees, including
Dr. Fu-Chieh Hsu, our Chairman of the Board, President and Chief Executive Officer, and Dr. Wing-Yu Leung, our Vice President and Chief Technical Officer. We generally have not entered into employment or noncompetition agreements with any of our employees. We do not maintain key-man life insurance on the lives of any of our key personnel. The loss of any of these individuals could negatively impact our technology development efforts and our ability to perform our existing agreements and obtain new customers.

WE DERIVE A MAJORITY OF OUR REVENUE FROM SALES OF OUR PROPRIETARY INTEGRATED CIRCUITS, AND A DECLINE IN DEMAND FOR THESE PRODUCTS COULD REDUCE OUR REVENUE SUBSTANTIALLY.


    Product revenues since 1998, when we changed our business strategy, have represented 100%, 90% and 86% of our total revenues for 1999, 2000 and the quarter ended March 31, 2001, respectively. Our product revenues fell from $4.7 million in the quarter ended December 31, 2000 to $3.9 million in the quarter ended March 31, 2001, and are anticipated to decline further in the quarter ended June 30, 2001. The decline reflects a general weakness in demand for our customers' products and a corresponding inventory correction that resulted in reduced purchases of our memory chips. We cannot assure you that our customers will increase their orders in future periods. We cannot assure you that our memory chips will perform the desired functions, will operate reliably on a long-term basis or otherwise will be technically successful, or that we will be able to obtain adequate quantities of these products at commercially acceptable costs or on a timely basis.


A DECLINE IN THE AVERAGE SELLING PRICES OF OUR MEMORY CHIPS COULD REDUCE OUR PRODUCT REVENUE AND GROSS PROFIT.

    As has been typical in the semiconductor industry, we expect that the average unit selling prices of our memory chips will decline over the course of their commercial lives, principally due to the supply of competing products, falling demand from customers and product cycle changes. We experienced a significant decline in average selling prices for our primary memory chip from 1997 to 1998, with a corresponding decline in gross margin for that product. Declining average selling prices will adversely affect gross margins from the sale of our memory chips. We might not be able to adjust our costs rapidly or deeply enough to offset the pricing declines and, as a consequence, our product revenue and profit margins could fall.

WE OBTAIN THE MANUFACTURE, ASSEMBLY AND TESTING OF OUR PRODUCTS FROM THIRD PARTIES THAT WE DO NOT CONTROL, AND A LOSS OF THESE SERVICES COULD HARM OUR LICENSING BUSINESS AND DECREASE OUR PRODUCT REVENUE.

    We are a fabless semiconductor company, and currently rely on Taiwan Semiconductor Manufacturing Co., Ltd., or TSMC, for the manufacture of all of our memory chips. We presently do not have a firm, written agreement with TSMC or any other semiconductor foundry that guarantees the fabrication of our memory chips. As a result, we cannot assure you that we will always be able to obtain these products in sufficient numbers and on a timely basis to meet our sales objectives. A failure to ensure the timely fabrication of our products could cause us to lose customers and could have a material adverse effect on our profits. If TSMC ceases to provide us with required production capacity with respect to our memory chips, we cannot assure you that we will be able to enter into manufacturing arrangements with other foundries on commercially reasonable terms, or that these arrangements, if established, will result in the successful manufacturing of our products. These arrangements might require us to share control over our manufacturing process technologies or to relinquish rights to our technology and might be subject to unilateral termination by the foundries. Even if such capacity is available from another manufacturer, we would need to qualify the manufacturer, which process could take six months or longer. We cannot assure you that we would be able to identify or qualify manufacturing sources that would be able to produce wafers with acceptable manufacturing yields.

    All of our semiconductor memory chip products are assembled and tested by third-party vendors, primarily in Hong Kong and Taiwan. Our reliance on independent assembly and testing vendors involves a number of risks, including reduced control over delivery schedules, quality assurance and costs. The inability of these third-party contractors to deliver products of acceptable quality and in a timely manner could result in the loss of customers and a reduction in our product revenue.

    Our marketing efforts with respect to licensing our 1T-SRAM technology include the use of our 1T-SRAM memory chips to demonstrate the performance and manufacturability of the underlying technology and to facilitate acceptance of our technology by potential licensees. A loss of foundry capacity, assembly services or testing services for our memory chips, or any other failure to produce our 1T-SRAM memory chips, could materially impair our ability to market our technology to potential licensees and reduce our revenue.

THE VOLATILITY OF AND UNCERTAINTIES INHERENT IN THE SEMICONDUCTOR INDUSTRY MAY MAKE IT DIFFICULT TO PLAN OUR MEMORY CHIP BUSINESS AND COULD CAUSE OUR RESULTS OF OPERATIONS TO FLUCTUATE SUBSTANTIALLY.

    In the past, we have generally experienced significant fluctuations in our operating results due to significant economic downturns in the semiconductor industry. Specifically, in 1998 and again in late 2000, product demand fell, prices eroded and inventory levels fluctuated. Our ability to sell memory chips has also been hampered by alternating periods of manufacturing over-capacity and capacity constraints. Any recurrence of these conditions could cause us to experience substantial period-to-period fluctuations in revenues and costs associated with our memory chip business.

OUR FAILURE TO SUCCESSFULLY ADDRESS THE POTENTIAL DIFFICULTIES ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD INCREASE OUR COSTS OF OPERATION AND NEGATIVELY IMPACT OUR REVENUE.

    We are subject to many difficulties posed by doing business internationally, including--

    - foreign currency exchange fluctuations;

    - unanticipated changes in local regulation;

    - potentially adverse tax consequences, such as withholding taxes;

    - difficulties regarding timing and availability of export and import licenses;

    - political and economic instability; and

    - reduced or limited protection of our intellectual property.

    Because we anticipate that licenses to companies that operate primarily outside the United States will account for a substantial portion of our licensing revenue in future periods, the occurrence of any of these circumstances could significantly increase our costs of operation, delay the timing of our revenue and harm our profitability.

POWER OUTAGES WHICH CURRENTLY IMPACT COMPANIES WITH FACILITIES IN CALIFORNIA MAY ADVERSELY EFFECT OUR CALIFORNIA FACILITIES.

    Our facilities are located in the State of California, and we rely on a continuous power supply to conduct operations. California's current energy crisis could substantially disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout the state. Blackouts could intermittently and temporarily affect our ability to continue operations at our facilities. Furthermore, the deregulation of the energy industry instituted in 1996 by the California government and shortages in wholesale electricity supplies have caused power prices to increase. If wholesale prices continue to increase, our operating expenses will likely increase, which will have a negative effect on our operating results.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS OR DELAWARE LAW MIGHT DELAY OR PREVENT A CHANGE OF CONTROL TRANSACTION AND DEPRESS THE MARKET PRICE OF OUR STOCK.

    Various provisions of our certificate of incorporation and bylaws might have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions eliminate cumulative voting in the election of directors, limit the right of stockholders to call special meetings and establish specific procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings.

    We are also subject to provisions of Delaware law which could delay or make more difficult a merger, tender offer or proxy contest involving our company. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless specific conditions are met. Any of these provisions could have the effect of delaying, deferring or preventing a change in control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock.

    Our board of directors might issue up to 20,000,000 shares of preferred stock without stockholder approval on such terms as the board might determine. The rights of the holders of common stock will be subject to, and might be adversely affected by, the rights of the holders of any preferred stock that might be issued in the future.

OUR STOCKHOLDER RIGHTS PLAN COULD PREVENT STOCKHOLDERS FROM RECEIVING A PREMIUM OVER THE MARKET PRICE FOR THEIR SHARES FROM A POTENTIAL ACQUIROR.

    Our board of directors has approved the adoption of a stockholder rights plan, which will become effective prior to the effectiveness of this offering. This plan entitles our stockholders to rights to acquire additional shares of our common stock generally when a third party acquires 15% of our common stock or commences or announces its intent to commence a tender offer for at least 15% of our common stock. This plan could delay, deter or prevent an investor from acquiring us in a transaction that could otherwise result in stockholders receiving a premium over the market price for their shares of common stock. For more information, please refer to "Description of Capital Stock--Antitakeover Effects of Our Stockholder Rights Plan."

A LIMITED NUMBER OF STOCKHOLDERS WILL HAVE THE ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL.

    Our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 49% of our common stock following this offering. These stockholders acting together will have the ability to exert substantial influence over all matters requiring the approval of our stockholders, including the election and removal of directors and any proposed acquisition, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding an acquisition, consolidation, takeover or other business combination, which might otherwise involve the payment of a premium for your shares of our common stock.

WE MIGHT SPEND A SUBSTANTIAL PORTION OF THE NET PROCEEDS IN WAYS WITH WHICH YOU MIGHT NOT AGREE.

    The principal purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public equity markets. We expect to use the net proceeds from this offering for research and development, working capital, marketing and sales and other corporate purposes. A portion of the proceeds might also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. There are currently no negotiations, commitments or agreements with respect to any transactions of this type, however. Pending the use of the net proceeds for the above purposes, we intend to invest the proceeds in short-term, interest-bearing, investment grade securities. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds from this offering and, subject to certain exceptions, will be able to use and allocate the net proceeds without first obtaining stockholder approval.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION.

    As part of our growth strategy, we might consider opportunities to acquire other businesses or technologies that would complement our current offerings, expand the breadth of our markets or enhance our technical capabilities. To date, we have not made any acquisitions, and we are currently not subject to any agreement or letter of intent with respect to potential acquisitions. Acquisitions present a number of potential challenges that could, if not met, disrupt our business operations, increase our operating costs and reduce the value to us of the acquired company, including--

    - integration of the acquired employees, operations, technologies and products with our existing business and products;

    - focusing management's time and attention on our core business;

    - retention of business relationships with suppliers and customers of the acquired company;

    - entering markets in which we lack prior experience; and

    - retention of key employees of the acquired company.

THERE HAS BEEN NO PRIOR TRADING MARKET FOR OUR COMMON STOCK, AND THE POTENTIAL VOLATILITY OF THE PRICE OF OUR COMMON STOCK COULD NEGATIVELY AFFECT YOUR INVESTMENT.

    Prior to this offering, there has been no public market for our common stock, and we cannot assure you that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters, and might not be indicative of the market price of our common stock after this offering.

    Recently, the stock market has experienced significant price and volume fluctuations. Market prices of securities of technology companies, particularly following an initial public offering, have been highly volatile and frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. It is likely that our stock price will experience similar volatility. If our common stock trades to unsustainably high levels following this offering, it is likely that the market price of our common stock will thereafter experience a material decline.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We could be the target of similar litigation in the future. Securities litigation could cause us to incur substantial costs, divert management's attention and resources, harm our reputation in the industry and the securities markets and reduce our profitability.

THE PRICE OF OUR STOCK COULD DECREASE AS A RESULT OF SHARES BEING SOLD IN THE MARKET AFTER THE OFFERING.


    Sales of a substantial number of shares of common stock in the public market following this offering could adversely affect the market price of the common stock prevailing from time to time. The number of shares of common stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended, or the Securities Act, and lock-up agreements executed by many of our larger security holders under which they have agreed not to sell or otherwise dispose of any of their shares until 180 days after the date of this prospectus without the prior written consent of the underwriters. In addition to the 5,000,000 shares of common stock offered hereby, assuming no exercise of the underwriters' over-allotment option, there will be 23,463,322 shares of common stock outstanding as of the date of this prospectus, all of which are "restricted" shares under the Securities Act. As a result of the provisions of Rules 144(k), 144 and 701, and taking into account that 19,181,688 shares are subject to the lock-up agreements described above, the restricted shares will be available for sale in the public market as follows--



    - 3,592,748 shares will be eligible for immediate sale on the date of this prospectus;



    - 4,132,221 shares will be eligible for sale 90 days after the date of this prospectus; and



    - 23,203,909 shares will be eligible for sale 181 days after the date of this prospectus.



    After this offering, the holders of approximately 12,990,859 shares of common stock and rights to acquire 1,200,000 shares of common stock will be entitled to demand and piggyback rights with respect to registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." If these holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for our common stock. If we were to initiate a registration and include shares held by such holders pursuant to the exercise of their piggyback registration rights, sales of these shares might have an adverse effect on our ability to raise capital.

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                                       16

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements which include, without limitation, statements about the market for our technology, our strategy, competition and expected financial performance. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, except as required by law, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the 5,000,000 shares of common stock being sold in this offering are estimated to be $45,000,000 at an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and offering expenses. Net proceeds will be $51,975,000 if the underwriters' over-allotment option is exercised in full. We intend to use $15 million to $25 million of the net proceeds for research and development, $5 million to $15 million to expand our sales and marketing efforts and $15 million to $25 million for working capital. We might also use a portion of the net proceeds for the acquisition of technologies, businesses or products that are complementary to our business, although no such acquisitions are planned or being negotiated as of the date of this prospectus, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently anticipate that we will retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The following table sets forth--

    - our actual capitalization as of March 31, 2001;

    - our actual capitalization on a pro forma basis giving effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into 12,731,446 shares of common stock upon the closing of this offering; and


    - our pro forma capitalization as adjusted to reflect the sale and issuance of the 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses and the application of the estimated proceeds therefrom; the exercise of warrants to purchase a total of 1,549,413 additional shares of common stock; and excludes the issuance of 2,803,014 shares of common stock upon exercise of options at a weighted average exercise price of $4.13 and the issuance of 1,255,139 shares of common stock upon exercise of warrants that expired in April 2001.


    This information should be read in conjunction with our financial statements and the notes relating to those statements appearing elsewhere in this prospectus.


                                                                     AS OF MARCH 31, 2001
                                                              ----------------------------------
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
Cash and cash equivalents...................................  $ 22,846   $ 22,846      $ 77,073
                                                              ========   ========      ========
Mandatorily redeemable convertible preferred stock, $0.01
  par value; 20,000,000 shares authorized, 6,582,472 shares
  issued and outstanding (actual); no shares issued and
  outstanding (pro forma); no shares issued and outstanding
  (as adjusted).............................................    35,591         --            --
                                                              --------   --------      --------
Stockholders' equity:
  Common stock, $0.01 par value; 120,000,000 shares
    authorized, 10,373,713 shares issued and outstanding
    (actual); 23,105,159 shares issued and outstanding (pro
    forma); 29,654,572 shares issued and outstanding (as
    adjusted)...............................................       104        231           296
  Additional paid-in capital................................     6,387     41,851        96,013
  Notes receivable from stockholders........................      (414)      (414)         (414)
  Accumulated deficit.......................................   (17,104)   (17,104)      (17,104)
  Deferred stock compensation...............................    (1,745)    (1,745)       (1,745)
                                                              --------   --------      --------
    Total stockholders' equity (deficit)....................   (12,772)    22,819        77,046
                                                              --------   --------      --------
    Total capitalization....................................  $ 22,819   $ 22,819      $ 77,046
                                                              ========   ========      ========


    The actual outstanding share information in this table is based on our shares outstanding as of March 31, 2001 and excludes--


    - 2,803,014 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2001, with a weighted average exercise price of $4.13 per share;



    - 1,549,413 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2001, with a weighted average exercise price of $5.96 per share;


    - 4,724,100 shares of common stock reserved for future issuance under our 2000 employee stock option plan; and

    - 200,000 shares of common stock reserved for issuance under our 2000 employee stock purchase plan.

                                    DILUTION

    Our pro forma net tangible book value as of March 31, 2001 was approximately $22.8 million, or $0.99 per share of common stock. Pro forma net tangible book value per share is determined by dividing our pro forma net tangible book value, calculated as total pro forma tangible assets less total pro forma liabilities, by the number of outstanding shares of common stock after reflecting the conversion of redeemable convertible preferred stock into common stock. After giving effect to the sale of 5,000,000 shares of common stock in this offering, based upon an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and offering expenses, our as adjusted pro forma net tangible book value as of March 31, 2001 would be $67.8 million, or $2.41 per share. This represents an immediate increase in pro forma net tangible book value of $1.42 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $7.59 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share.....................           $10.00
  Pro forma net tangible book value per share as of
    March 31, 2001..........................................  $ 0.99
  Pro forma increase in net tangible book value per share
    attributable to new investors...........................    1.42
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................             2.41
                                                                       ------
Pro forma dilution per share to new investors...............           $ 7.59
                                                                       ======

    The following table summarizes, on a pro forma as adjusted basis as of March 31, 2001, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering.


                                             SHARES PURCHASED       TOTAL CONSIDERATION
                                           ---------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                           ----------   --------   -----------   --------   -------------
Existing stockholders....................  24,654,572       83%    $47,327,000       49%    $        1.92
New investors............................   5,000,000       17      50,000,000       51             10.00
                                           ----------     ----     -----------     ----     -------------
Total....................................  29,654,572      100%    $97,327,000      100%    $        3.28
                                           ==========     ====     ===========     ====     =============



    The foregoing table gives effect to the conversion of all of our outstanding shares of redeemable convertible preferred stock outstanding as of March 31, 2001 into 12,731,446 shares of common stock; and the issuance of 1,549,413 shares of common stock upon the exercise of warrants outstanding as of March 31, 2001 at a weighted average exercise price of $5.96 per share.



    The foregoing table excludes the issuance of 2,803,014 shares of common stock upon the exercise of options outstanding as of March 31, 2001 under our 1992 stock option plan, our 1996 stock plan and our 2000 stock plan, with a weighted average exercise price of $4.13 per share.



    Assuming the exercise of all options and warrants outstanding as of March 31, 2001, our pro forma as adjusted net tangible book value at March 31, 2001 would be $88.6 million, or $2.73 per share, which would represent an immediate increase in the pro forma as adjusted net tangible book value of $1.74 per share to existing stockholders and an immediate dilution of $7.27 per share to new investors.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected financial data should be read in conjunction with our financial statements and notes related to those statements, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996, 1997 and 1998 are derived from our financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are not included in this prospectus. The statement of operations data for the three months ended March 31, 2000 and 2001 and the balance sheet data as of March 31, 2001 are derived from our unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that could be expected for the year ending December 31, 2001 or any other future period.


                                                                                                                 THREE MONTHS
                                                                     YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                                       ----------------------------------------------------   -------------------
                                                         1996       1997       1998       1999       2000       2000       2001
                                                       --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net revenue:
  Product............................................  $23,110    $34,822    $36,281    $15,356    $12,893    $ 1,717    $ 3,908
  Contract and royalty...............................       --         --         --         --      1,450         60        652
                                                       -------    -------    -------    -------    -------    -------    -------
                                                        23,110     34,822     36,281     15,356     14,343      1,777      4,560
                                                       -------    -------    -------    -------    -------    -------    -------
Cost of net revenue:
  Product............................................   21,435     29,510     31,892     10,062      5,388        761      1,709
  Contract and royalty...............................       --         --         --         --        517         42        148
                                                       -------    -------    -------    -------    -------    -------    -------
                                                        21,435     29,510     31,892     10,062      5,905        803      1,857
                                                       -------    -------    -------    -------    -------    -------    -------
Gross profit.........................................    1,675      5,312      4,389      5,294      8,438        974      2,703
                                                       -------    -------    -------    -------    -------    -------    -------
Operating expenses:
  Research and development...........................    4,926      3,596      4,224      3,110      3,341        766        840
  Selling, general and administrative................    3,545      3,225      2,842      2,388      3,523        672      1,129
  Stock-based compensation charge*...................       --         --         --        107      1,085        107        357
                                                       -------    -------    -------    -------    -------    -------    -------
    Total operating expenses.........................    8,471      6,821      7,066      5,605      7,949      1,545      2,326
                                                       -------    -------    -------    -------    -------    -------    -------
Income (loss) from operations........................   (6,796)    (1,509)    (2,677)      (311)       489       (571)       377
Interest expense.....................................   (1,022)    (1,030)      (294)        --         --         --         --
Interest and other income............................      759        523        649        520      1,149        162        367
Provision for income taxes...........................       --         --         --        (67)      (308)        --        (37)
                                                       -------    -------    -------    -------    -------    -------    -------
Net income (loss)....................................  $(7,059)   $(2,016)   $(2,322)   $   142    $ 1,330    $  (409)   $   707
                                                       =======    =======    =======    =======    =======    =======    =======
Net income (loss) per share--basic...................  $ (0.78)   $ (0.22)   $ (0.24)   $  0.01    $  0.13    $ (0.04)   $  0.07
                                                       =======    =======    =======    =======    =======    =======    =======
                        --diluted....................  $ (0.78)   $ (0.22)   $ (0.24)   $  0.01    $  0.05    $ (0.04)   $  0.03
                                                       =======    =======    =======    =======    =======    =======    =======
Shares used in computing net income (loss) per share
  --basic............................................    8,997      9,323      9,626      9,727     10,013      9,817     10,367
  --diluted..........................................    8,997      9,323      9,626     23,320     25,624      9,817     25,967
Pro forma net income per share
  --basic............................................                                              $  0.06               $  0.03
                                                                                                   =======               =======
  --diluted..........................................                                              $  0.05               $  0.03
                                                                                                   =======               =======
Shares used in computing pro forma net income per
  share
  --basic............................................                                               22,744                23,098
  --diluted..........................................                                               25,624                25,967

(*) Stock-based compensation in operating expenses:
    Research and development.........................  $    --    $    --    $    --    $    56    $   574    $    69    $   171
    Selling, general and administrative..............       --         --         --         51        511         38        186
                                                       -------    -------    -------    -------    -------    -------    -------
                                                       $    --    $    --    $    --    $   107    $ 1,085    $   107    $   357
                                                       =======    =======    =======    =======    =======    =======    =======

                                                                          DECEMBER 31,                       MARCH 31,
                                                      ----------------------------------------------------   ----------
                                                        1996       1997       1998       1999       2000        2001
                                                      --------   --------   --------   --------   --------   ----------
BALANCE SHEET DATA:
Cash and cash equivalents...........................  $ 12,109   $  9,091   $  9,750   $ 12,720   $ 23,397    $ 22,846
Working capital.....................................    10,122      3,677     11,387     11,908     20,733      21,763
Total assets........................................    54,328     49,408     17,932     16,481     29,798      30,575
Deferred revenue....................................        --         --         --      2,045      5,973       5,891
Current portion of notes payable....................     4,988      7,773         --         --         --          --
Notes payable, long-term............................    36,247     22,540         --         --         --          --
Mandatorily redeemable convertible preferred
  stock.............................................    14,032     22,330     30,391     30,391     35,591      35,591
Stockholders' deficit...............................   (14,077)   (15,903)   (18,001)   (17,666)   (13,852)    (12,772)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We design, develop, license and market memory technologies used by the semiconductor industry and electronic product manufacturers. We have developed a patented semiconductor memory technology, called 1T-SRAM, that offers a combination of high density, low power consumption, high speed and low cost that other available memory technologies do not match. We license this technology to companies that incorporate, or embed, memory on complex integrated circuits. We also sell memory chips based on our 1T-SRAM technology. The sale of our 1T-SRAM memory chips supports the future development and marketing of our 1T-SRAM technology to licensees.

    To date, almost all of our revenue has been generated by sales of memory chips from four product lines:

    - multibank dynamic random access memory, or MDRAM, a proprietary memory chip for use primarily with graphics applications in personal computers, which we first shipped in 1996;

    - MCACHE, our brand name for another proprietary line of personal computer memory chips, which we first shipped in 1996;

    - synchronous graphics random access memory, or SGRAM, an industry standard memory chip design for use primarily with graphics applications in personal computers, which we first shipped in 1997; and

    - 1T-SRAM memory chips for use primarily in communications equipment, which we first shipped in the fourth quarter of 1998.

    Sales of our memory chips peaked at $36.3 million in 1998. We achieved profitability in the fourth quarter of 1997 and the first quarter of 1998. In the second quarter of 1998, unit prices and shipments into the personal computer market declined dramatically. At that time we decided that the combination of strong competition for personal computer memory chips, volatile pricing and low margins would limit the profitability of chip sales in the long run. Consequently, using elements of our existing memory technology as a foundation, we completed the development of our 1T-SRAM technology in the fourth quarter of 1998 and changed our primary focus to licensing this memory technology.

    Also in 1998, we completed development of our first memory chips incorporating our 1T-SRAM technology and changed our marketing strategy for memory chips to focus on selling 1T-SRAM memory chips to customers in the communications equipment business. At the same time, we began to phase out our three other product lines. We ceased shipping MCACHE in early 1999. By the end of the second quarter of 2000, we had ceased production of MDRAM chips, which we presently sell in limited amounts from remaining inventory. We presently ship SGRAM chips in low volumes from remaining inventory only to support small orders from existing customers. Consequently, we anticipate that virtually all of our future product revenue will derive from sales of 1T-SRAM memory chips.

    After changing our business model, we signed our first license agreement related to 1T-SRAM technology at the end of the fourth quarter of 1998 and recognized licensing contract revenue from our 1T-SRAM technology for the first time in the first quarter of 2000. As of March 31, 2001, we had signed agreements related to our 1T-SRAM technology with 23 companies. Generally, we expect our total sales cycle, or the period from our initial discussion with a prospective licensee to our receipt of royalties from the licensee's use of our 1T-SRAM technology, to run from 18 to 24 months.

    We have had a limited operating history and incurred net losses in every year of operation until 1999.

    REVENUE. We expect to generate three types of revenue: contract revenue, royalty revenue and memory chip revenue. To date, we have generated almost all of our revenue from the sale of memory chips. During the next 12 months, our revenue may continue to consist primarily of memory chip revenue, with contract and royalty revenue generating an increasing portion of our revenue. We expect that contract and royalty revenue will represent the majority of our total revenue in the following years.

    Contract revenue consists of fees for providing circuit design, layout and testing services to a licensee that is embedding our memory technology into its product. For some licensees, we also provide engineering support services to assist in the commencement of production of their products. Contract fees range from several hundred thousand dollars to several million dollars, depending on the scope and complexity of the development project, the licensee's rights and the royalty to be paid under the contract. The licensee generally pays contract fees in installments at the beginning of the contract and upon achieving certain milestones. For contracts involving performance specifications that we have not yet met, we defer the recognition of revenue until the licensee manufactures products that meet the contract performance specifications. Fees collected for these contracts prior to revenue recognition are recorded as deferred contract revenue. For contracts involving specifications we have previously met and for which we can reasonably estimate the project costs, based on our experience from previous similar projects we recognize revenue using the percentage of completion method. Labor costs incurred is generally used as the measure to assess progress toward completion. We recognized contract revenue for the first time in the first quarter of 2000. For the year ended December 31, 2000 and the quarter ended March 31, 2001, we recorded contract revenue of $1.4 million and $520,000, respectively. Deferred contract revenue at March 31, 2001 was $5.9 million.

    Each licensing contract provides for royalty payments at a stated rate. We negotiate royalty rates taking into account such factors as the amount of contract fees to be paid, the anticipated volume of the licensee's sales of products that utilize our technology and the cost savings to be achieved by the licensee when using our technology. Our agreements require licensees to report the manufacture or sale of products that include our technology after the end of the quarter in which the sale or manufacture occurs. We generally recognize royalties in the quarter in which we receive the licensee's report. We recorded our first royalty revenue in the quarter ended December 31, 2000.

    We anticipate that revenue from our licensing activities will fluctuate from period to period and that it will be difficult to predict the timing and magnitude of such revenue. Our license contracts involve long sales cycles, which make it difficult to predict the timing of signing agreements. These contracts are also associated with lengthy and complicated engineering development projects, and so the completion of development and commencement of production may be difficult for us to predict. We believe that the amount of licensing contract revenues for any period is not necessarily indicative of results for any future period.

    The timing and level of royalties will likewise be difficult to predict because they are totally dependent on the licensees' ability to market, produce and ship product that incorporates our technology. Under our licensing business model, our future revenue will be tied to royalties on the production and sale of our licensees' products. Many of these products are consumer products, such as electronic games, for which demand is seasonal and generally highest in the fourth quarter. For a discussion of factors that could contribute to the fluctuation of our revenues, please see "Risk Factors--Our lengthy licensing cycle and our licensees' lengthy development cycles will make the operating results of our licensing business difficult to predict."


    A few customers account for a significant percentage of our product revenue. In 1998, product revenue derived from our three largest customers, Diamond Multimedia Systems, Inc. which was subsequently acquired by S3, Inc., Serial System PTE, Ltd., and STB, Inc., which was subsequently acquired by 3DFX, Inc., represented 29.1%, 10.8% and 10.3% of our total revenue, respectively. In 1999, our two largest customers, ETMA Corporation and Maxtek Technology Company, Ltd., represented 16.4% and 10.9% of our total revenue, respectively. In 2000, our largest customer was Cisco Systems, Inc., who represented 26.2% of our total revenue for the year. In the quarter ended
March 31, 2001, our three largest customers, Cisco Systems Inc., Celestica Inc. and Delta Networks represented 20.9%, 16.9% and 10.6% of our total revenue, respectively. All of our sales are denominated in U.S. dollars. Our memory chips are subject to competitive pricing pressure that might result in fluctuating gross profits, which we have experienced in the past. Prior to 1999, we sold most of our memory chips to the personal computer market, which is seasonal, and experienced the strongest demand for these products in the fourth quarter each year. From late 1998 to date, our memory chip sales have consisted primarily of 1T-SRAM chips sold to customers in the communications equipment business and we have not seen the effect of seasonal demand in the market. For information regarding revenues received by us for each of our last three fiscal years from customers residing in the United States or residing in a foreign country, please refer to note 11, "Business Segments, Concentration of Credit Risk and Significant Customers," of Notes to Financial Statements.


    Product sales are typically on a purchase-order basis, with shipment of product from one to six months later. Provisions for potential warranty liability and estimated returns are recorded at the time revenue is recognized.

    Currently, Taiwan Semiconductor Manufacturing Co., Ltd., or TSMC, manufactures all of the memory chips that we sell. Our products are assembled and tested prior to shipment by independent, third-party contractors. We contract for all of these manufacturing services on a purchase-order basis and have no long-term commitments for the supply of any of our memory chip products. If we are unable to obtain manufacturing, assembly or testing services required to fill our customer orders for these products, our revenues from these products will decline substantially.

    COST OF REVENUE. Cost of product revenue consists primarily of costs associated with the manufacture, assembly and testing of our memory chip products by independent, third-party contractors.

    Cost of contract and royalty revenue consists primarily of engineering costs directly related to engineering development projects specified in agreements we have with licensees of our 1T-SRAM technology. To the extent that the amount of engineering costs does not exceed the amount of the related contract revenues, these costs are deferred on a contract-by-contract basis from the time we have established technological feasibility of the product to be developed under the contract. Technological feasibility is established when we have completed all of the activities necessary to demonstrate that the licensee's product can be produced to meet the performance specifications when incorporating our technology. Deferred costs are charged to cost of contract revenue when the related revenue is recognized.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and related employee expenses, material costs for prototype and test units and expenses associated with engineering development software and equipment. Prior to 1998, our research and development expenses were incurred primarily in support of the design, development and production of memory chips.

    Since changing our business model in 1998, we have devoted our research and development efforts primarily to developing the 1T-SRAM technology and related licensing activities. Most of these efforts have been directly related to projects specified in various license agreements we have with the early adopters of our memory technology. These projects typically include customization of 1T-SRAM circuitry to enable embedding our memory on a licensee's integrated circuit and may include engineering support to assist in the commencement of production of a licensee's products. Projects can also include development and design of variations of the 1T-SRAM technology for use in different manufacturing processes used by licensees and the development and testing of prototypes to prove the technical feasibility of embedding our memory designs in the licensees' products.

    We generally record engineering cost as research and development expense in the period incurred, except when the engineering cost is being deferred under a licensing contract for which technological feasibility has been established.

    We intend to focus an increasing percentage of our research and development efforts on the development of new intellectual property for licensing to semiconductor companies, electronic product manufacturers and their customers. The success of our business will depend on our ability to develop these new technologies.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist primarily of employee-related expenses, occupancy costs, sales commissions to independent sales representatives and professional fees. We pay commissions to our independent sales representatives on most of our sales of memory chips. We leverage our licensing and co-marketing relationships to promote our technology. We have recently engaged one sales representative in Japan, who will receive a commission on licensing revenue generated from licensees identified to us by the representative.

    After the offering, we anticipate an increase in our administrative expenses as we hire additional staff and incur additional professional fees to address reporting and similar requirements applicable to a public company. We also anticipate an increase in our sales and marketing expenses as we increase the number of personnel devoted to the licensing of our technology.

RESULTS OF OPERATIONS

    The table set forth below shows our historical results of operations, expressed as a percentage of revenue. As we changed our business model in the fourth quarter of 1998 and have concentrated our efforts on licensing 1T-SRAM technology only since early 1999, these historical results of operations and the ensuing discussion of them are unlikely to be representative of our operating results going forward.

                                                                                                  THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                   ------------------------------------      ----------------------
                                                     1998          1999          2000          2000          2001
                                                   --------      --------      --------      --------      --------
Net revenue:
  Product....................................       100.0%        100.0%         89.9%         96.6%         85.7%
  Contract and royalty.......................          --            --          10.1           3.4          14.3
                                                    -----         -----         -----         -----         -----
                                                    100.0         100.0         100.0         100.0         100.0
Cost of net revenue:
  Product....................................        87.9          65.5          37.6          42.8          37.5
  Contract and royalty.......................          --            --           3.6           2.4           3.2
                                                    -----         -----         -----         -----         -----
                                                     87.9          65.5          41.2          45.2          40.7
                                                    -----         -----         -----         -----         -----
Gross profit.................................        12.1          34.5          58.8          54.8          59.3
                                                    -----         -----         -----         -----         -----
Operating expenses:
  Research and development...................        11.6          20.3          23.2          43.1          18.4
  Selling, general and administrative........         7.8          15.5          24.6          37.8          24.8
  Stock-based compensation charge............          --           0.7           7.6           6.0           7.8
                                                    -----         -----         -----         -----         -----
    Total operating expenses.................        19.4          36.5          55.4          86.9          51.0
                                                    -----         -----         -----         -----         -----
Loss from operations.........................        (7.3)         (2.0)          3.4         (32.1)          8.3
Interest expense.............................        (0.8)          0.0           0.0           0.0           0.0
Interest and other income....................         1.8           3.4           8.0           9.1           8.0
Provision for income taxes...................         0.0          (0.4)         (2.1)          0.0          (0.8)
                                                    -----         -----         -----         -----         -----
Net income (loss)............................        (6.3)%         1.0%          9.3%        (23.0)%        15.5%
                                                    =====         =====         =====         =====         =====

YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000


    REVENUE. Sales of our memory chips represented all of our revenue in 1998 and 1999 and 89.9% of our revenue in 2000. Revenue decreased from $36.3 million in 1998 to $15.4 million in 1999 because of lower selling prices and our reduced promotion and sales of SGRAM memory chips to customers in the personal computer business. This revenue decline was consistent with the change of our marketing strategy for memory chips to a focus on selling 1T-SRAM memory chips to customers in the communications equipment business. Revenue declined further to $14.3 million in 2000 primarily because sales of SGRAM memory chips declined substantially as we continued our phase-out of this product. This decline was largely offset by an increase in revenue from sales of 1T-SRAM memory chips of $6.1 million in 2000 over 1999 and the recognition of our first year of contract and royalty revenue, which totaled $1.45 million. 1T-SRAM memory chips represented 1.2% of 1998 revenue, 24.4% of 1999 revenue and 69.1% of 2000 revenue. In 2000, we recorded the first contract revenue from our 1T-SRAM licensing business, in the amount of $1.4 million, from several development contracts with 1T-SRAM licensees. Also, in the fourth quarter of 2000, we recorded our first royalty revenue, $9,700 of royalty payments on initial shipments of one licensee's product that incorporates our 1T-SRAM technology.


    GROSS PROFIT. Gross profit increased from $4.4 million in 1998 to $5.3 million in 1999 and then to $8.4 million in 2000. These increases in gross profit resulted primarily from our decision to shift our focus to the sale of 1T-SRAM memory chips to communications equipment manufacturers. This resulted in lower unit shipments of memory chips but higher selling prices and gross margins than we had realized from sales of our other memory chip products. In addition, in 2000, we recognized contract and royalty revenue for the first time, which contributed $932,000 to gross profit for the year. Gross profit also increased as a percent of revenue, growing from 12.1% in 1998, to 34.5% in 1999 and to 58.8% in 2000.

    RESEARCH AND DEVELOPMENT. Research and development expense decreased from $4.2 million in 1998 to $3.1 million in 1999 because we had fewer prototype production runs of new memory chip products during the 1999 period. In 2000, research and development expense increased to $3.3 million as we added staff to support continued development of the 1T-SRAM technology and our expanding licensing activities. In addition, we recorded approximately $333,000 of engineering expense, incurred in 2000, as cost of contract and royalty revenue.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense decreased from $2.8 million in 1998 to $2.4 million in 1999 due primarily to a reduction in commissions paid to independent sales representatives and to reductions in staff due to the decline in revenue and unit shipments of memory chips. Selling, general and administrative expense in 1999 included bad debt expense of $161,000. Of this amount, $143,000 was attributable to one customer that filed for bankruptcy. When we initially shipped the products to the customer, we believed the receivable was collectible. Selling, general and administrative expense in 2000 increased to $3.5 million due primarily to expansion of our sales and marketing activities in selling memory chips and licensing our technology. In addition, our rent and facility expense increased with our July 2000 move into additional space in our existing headquarters building.

    INTEREST INCOME AND INTEREST EXPENSE. Interest income reflects interest earned on average cash and cash equivalents. Interest income was $649,000, $520,000 and $1,149,000 in 1998, 1999 and 2000, respectively. The fluctuation in interest income levels corresponds to differences in average cash balances for the periods. Interest income in 2000 was more than double that of 1999 due primarily to cash received from a preferred stock financing of $5.2 million in May 2000 and the receipt of $5.2 million of contract fee payments during 2000. Interest expense was $294,000 in 1998 and $0 in 1999 and 2000. The 1998 interest expense was incurred on $6.4 million of notes issued to entities controlled by two of our directors and other unrelated parties. We repaid these notes in 1998.

    PROVISION FOR INCOME TAXES. We incurred a loss in 1998 and recorded no provision for taxes that year. Provisions for income taxes of approximately $67,000 and $308,000 were recorded in 1999 and 2000, respectively. At
December 31, 2000, we had net operating loss carry-forwards of approximately $9.7 million and $6.6 million for federal and state tax purposes, respectively, that we expect to be available to reduce future income tax liabilities to the extent permitted under federal and applicable state income tax laws. Those net operating loss carry-forwards expire from 2002 to 2020.

THREE MONTHS ENDED MARCH 31, 2000 AND 2001

    REVENUE. Total revenue increased from $1.8 million in the three months ended March 31, 2000 to $4.6 million in the three months ended March 31, 2001. Product revenue increased by $2.2 million as we increased unit shipments of 1T-SRAM memory chips. Contract and royalty revenue increased from $60,000 in the first quarter of 2000 to $652,000 in the same period of 2001 because of expanded licensing and contract services and the payment of $132,000 of royalties compared to none in the first quarter of 2000.

    GROSS PROFIT. Gross profit increased from $974,000 in the three months ended March 31, 2000 to $2.7 million in the three months ended March 31, 2001 primarily due to increased sales of 1T-SRAM memory chips and higher contract and royalty revenue, which has higher margins than product revenue. Sales of 1T-SRAM memory chips represented 54.9% and 71.5% of revenue in the three months ended March 31, 2000 and 2001, respectively.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased from $766,000 in the three months ended March 31, 2000 to $840,000 in the three months ended March 31, 2001, as we added more resources to support continued development of the 1T-SRAM technology and our expanding licensing activities. In the three months ended March 31, 2001, we recorded approximately $133,000 of engineering expense as cost of contract revenue.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased from $672,000 in the first quarter of 2000 to $1.1 million in same period of 2001. This increase reflected primarily costs related to expansion of sales and marketing activities in licensing our technology.

    INTEREST INCOME AND INTEREST EXPENSE. Interest income was $162,000 and $367,000 in the three months ended March 31, 2000 and 2001, respectively. This increase resulted from higher average cash balances in the latter period.

    PROVISION FOR INCOME TAXES. We incurred a loss in the first quarter of 2000 and recorded no provision for income taxes for that period. In the three months ended March 31, 2001, the provision for income taxes was $37,000.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth unaudited results of operations data for the nine quarters ended March 31, 2001. This unaudited information has been prepared on a basis consistent with our audited financial statements appearing elsewhere in this prospectus and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The unaudited quarterly information should be read in conjunction with the financial statements and notes included elsewhere in this prospectus.

                             MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,
                               1999        1999         1999        1999        2000        2000         2000
                             ---------   ---------   ----------   ---------   ---------   ---------   ----------
                                                               (IN THOUSANDS)
Net revenue:
  Product..................   $4,322      $3,823       $3,767      $3,444      $1,717      $2,311       $4,200
  Contract and royalty.....       --          --           --          --          60         400          342
                              ------      ------       ------      ------      ------      ------       ------
                               4,322       3,823        3,767       3,444       1,777       2,711        4,542
                              ------      ------       ------      ------      ------      ------       ------
Cost of net revenue:
  Product..................    3,024       2,423        2,449       2,166         761       1,191        1,645
  Contract and royalty.....       --          --           --          --          42         225          118
                              ------      ------       ------      ------      ------      ------       ------
                               3,024       2,423        2,449       2,166         803       1,416        1,763
                              ------      ------       ------      ------      ------      ------       ------
  Gross profit.............    1,298       1,400        1,318       1,278         974       1,295        2,779
                              ------      ------       ------      ------      ------      ------       ------
Research and development...      792         855          830         633         766         864          808
Selling, general and
  administrative...........      603         591          534         660         672         666        1,002
Stock-based compensation
  charge...................        1          19           22          65         107         235          248
                              ------      ------       ------      ------      ------      ------       ------
  Total operating
    expenses...............    1,396       1,465        1,386       1,358       1,545       1,765        2,058
                              ------      ------       ------      ------      ------      ------       ------
Income (loss) from
  operations...............      (98)        (65)         (68)        (80)       (571)       (470)         721
Interest and other
  income...................      107         118          144         151         162         297          309
Provision for income
  taxes....................       (3)        (17)         (24)        (23)         --          --          (89)
                              ------      ------       ------      ------      ------      ------       ------
Net income (loss)..........   $    6      $   36       $   52      $   48      $ (409)     $ (173)      $  941
                              ======      ======       ======      ======      ======      ======       ======

                             DEC. 31,    MAR. 31,
                               2000        2001
                             ---------   ---------
                                (IN THOUSANDS)
Net revenue:
  Product..................   $4,665      $3,908
  Contract and royalty.....      648         652
                              ------      ------
                               5,313       4,560
                              ------      ------
Cost of net revenue:
  Product..................    1,791       1,709
  Contract and royalty.....      132         148
                              ------      ------
                               1,923       1,857
                              ------      ------
  Gross profit.............    3,390       2,703
                              ------      ------
Research and development...      903         840
Selling, general and
  administrative...........    1,183       1,129
Stock-based compensation
  charge...................      495         357
                              ------      ------
  Total operating
    expenses...............    2,581       2,326
                              ------      ------
Income (loss) from
  operations...............      809         377
Interest and other
  income...................      381         367
Provision for income
  taxes....................     (219)        (37)
                              ------      ------
Net income (loss)..........   $  971      $  707
                              ======      ======

                             MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                               1999        1999         1999        1999        2000        2000         2000        2000
                             ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
Net revenue:
  Product..................    100.0%      100.0%       100.0%      100.0%       96.6%       85.2%        92.5%       87.8%
  Contract and royalty.....       --          --           --          --         3.4        14.8          7.5        12.2
                              ------      ------       ------      ------      ------      ------       ------      ------
                               100.0       100.0        100.0       100.0       100.0       100.0        100.0       100.0
                              ------      ------       ------      ------      ------      ------       ------      ------
Cost of net revenue:
  Product..................     70.0        63.4         65.0        62.9        42.8        43.9         36.2        33.7
  Contract and royalty.....       --          --           --          --         2.4         8.3          2.6         2.5
                              ------      ------       ------      ------      ------      ------       ------      ------
                                70.0        63.4         65.0        62.9        45.2        52.2         38.8        36.2
                              ------      ------       ------      ------      ------      ------       ------      ------
  Gross profit.............     30.0        36.6         35.0        37.1        54.8        47.8         61.2        63.8
                              ------      ------       ------      ------      ------      ------       ------      ------
Research and development...     18.3        22.4         22.0        18.4        43.1        31.9         17.8        17.0
Selling, general and
  administrative...........     14.0        15.5         14.2        19.2        37.8        24.6         22.1        22.3
Stock-based compensation
  charge...................      0.0         0.4          0.6         1.9         6.0         8.7          5.5         9.3
                              ------      ------       ------      ------      ------      ------       ------      ------
  Total operating
    expenses...............     32.3        38.3         36.8        39.5        86.9        65.2         45.4        48.6
                              ------      ------       ------      ------      ------      ------       ------      ------
Income (loss) from
  operations...............     (2.3)       (1.7)        (1.8)       (2.4)      (32.1)      (17.4)        15.8        15.2
Interest and other
  income...................      2.4         3.1          3.8         4.5         9.1        11.0          6.9         7.2
Provision for income
  taxes....................     (0.0)       (0.4)        (0.6)       (0.7)        0.0         0.0         (2.0)       (4.1)
                              ------      ------       ------      ------      ------      ------       ------      ------
Net income (loss)..........      0.1%        1.0%         1.4%        1.4%      (23.0)%      (6.4)%       20.7%       18.3%
                              ======      ======       ======      ======      ======      ======       ======      ======

                             MAR. 31,
                               2001
                             ---------
Net revenue:
  Product..................     85.7%
  Contract and royalty.....     14.3
                              ------
                               100.0
                              ------
Cost of net revenue:
  Product..................     37.5
  Contract and royalty.....      3.2
                              ------
                                40.7
                              ------
  Gross profit.............     59.3
                              ------
Research and development...     18.4
Selling, general and
  administrative...........     24.8
Stock-based compensation
  charge...................      7.8
                              ------
  Total operating
    expenses...............     51.0
                              ------
Income (loss) from
  operations...............      8.3
Interest and other
  income...................      8.0
Provision for income
  taxes....................     (0.8)
                              ------
Net income (loss)..........     15.5%
                              ======


    Revenues declined in each of the last three quarters of 1999 and the quarter ended March 31, 2000 as we reduced our sales and unit shipments of the MDRAM and SGRAM memory chip products and focused on licensing the 1T-SRAM technology. Unit sales of 1T-SRAM memory chips, which we first shipped in late 1998, began to increase and, as a result, revenues nearly tripled from $1.8 million in the quarter ended March 31, 2000 to $5.3 million in the quarter ended December 31, 2000. Revenues declined by $700,000 in the quarter ended March 31, 2001 due to lower sales of 1T-SRAM memory chip products as demand for our customers' products has declined substantially and they have reduced their inventories. We expect that product revenues will decline further in the second quarter of 2001. 1T-SRAM memory chip revenue represented 57.6%, 75.2%, 74.5% and 71.5% of total revenue in the quarters ended June 30, September 30 and December 31, 2000, and March 31, 2001, respectively. Contract and royalty revenue was recorded for the first time in 2000, and grew from $60,000 in the quarter ended March 31, 2000 to $652,000 in the quarter ended March 31, 2001. Based on existing licensee commitments, we anticipate that contract and royalty revenues will increase in the next three quarters of 2001.


    Cost of revenue generally declined throughout 1999 and the quarter ended March 31, 2000, reflecting a decrease in total unit shipments of memory chips. Cost of revenue increased from the quarter ended March 31, 2000 through the quarter ended December 31, 2000 due to increased unit shipments of 1T-SRAM memory chips. Cost of revenue decreased slightly in the quarter ended March 31, 2001, resulting from lower memory chip product sales. Gross profit as a percent of revenue was flat in the last three quarters of 1999. The increase of gross profit as a percentage of revenue in 2000 was due primarily to the increased proportion of revenue from sales of 1T-SRAM memory chips, which have had higher margins than the MDRAM and SGRAM memory chips that dominated sales in prior periods. The decline in gross profit as a percent of revenue from the quarter ended March 31, 2000 to the quarter ended June 30, 2000, was due primarily to increased costs associated with the phase out of the MDRAM and SGRAM memory chip product lines. In the quarter ended March 31, 2001, gross profit as a percentage of revenue decreased due to a change in the product mix of memory chip revenue.

    Research and development expenses were lower in the quarters ended
December 31, 1999 and March 31, 2000 as we reduced development of three of our memory chip product lines. After these two quarters, we generally increased these expenses as we added engineering staff to support continued development of the 1T-SRAM technology and our expanding licensing activities. In addition, we incurred engineering costs for development projects specified in licensing agreements of approximately $117,000, $132,000 and $133,000 in the quarters ended September 30 and December 31, 2000 and March 31, 2001, respectively, which were recorded as cost of contract and royalty revenue.

    Selling, general and administrative expenses in the six-quarter period ended June 30, 2000 were generally level. Since the increase in these expenses of approximately 50% in the quarter ended September 30, 2000, these expenses again have remained generally level. The increase in the quarter ended September 30, 2000 was due primarily to expansion of our sales and marketing activities and increased rent and facility expenses.

    Interest income increased each quarter in 1999 and 2000, primarily as our cash position increased, and decreased slightly in the quarter ended March 31, 2001. Cash increased during the four quarters of 1999 due primarily to a reduction of inventory and the receipt of contract fees associated with licensing activities. Further cash increases in the four quarters of 2000 were due to the sale of preferred stock in May 2000 and the continued receipt of contract fees associated with licensing activities. Cash decreased in the quarter ended March 31, 2001, primarily due to higher inventory purchases.

    We believe that quarterly and annual results of operations will be affected by a variety of factors that could materially and adversely affect revenue, gross profit and income from operations. Accordingly, and in light of our limited operating history under our new business model, we believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations through a combination of equity and debt financing. In our most recent equity financing, we issued 650,000 shares of Series H preferred stock in May 2000 to two of our licensees, Galileo Technology, Ltd. and LSI Logic, Inc. with aggregate proceeds to us of $5.2 million. We have raised a total of $35.6 million through the issuance of preferred stock, including $6.7 million of indebtedness converted to preferred stock in 1997. We borrowed an aggregate of $13.1 million through various debt financings between 1996 and 1998. As of December 31, 1998, we had repaid in full all amounts due under these loans. Funds raised from debt and the sale of preferred stock have allowed us to continue developing and marketing new products and our 1T-SRAM technology, notwithstanding significant volatility in our memory chip revenues and operations.

    As of March 31, 2001, we had cash and cash equivalents of $22.8 million, a decrease of $551,000 from cash and cash equivalents held as of December 31, 2000. The decrease was due primarily to an increase in inventory purchases of $1.9 million, offset by net income of $707,000 and a reduction in accounts receivable of $847,000. Our primary capital requirements are to fund working capital needs. We believe that our current focus on contract and royalty revenues and reduced levels of memory chip sales have lessened the volatility of our business and generally have enabled us to steadily improve our cash position.

    Net cash used in operations was $1.2 million in 1998, and we generated
$3.6 million and $4.7 million of cash from operations in 1999 and 2000, respectively. In 1998, factors which consumed cash in operations were the net loss of $2.3 million and the decreases in accounts payable and accrued expenses of $3.8 million and $3.4 million, respectively, resulting from the decline in revenue levels and inventory purchases throughout 1998. These factors were partially offset by decreases in accounts receivable and inventories of $4.0 million and $2.7 million, respectively, which also resulted from the declines in revenue levels and inventory purchases. Net cash generated from operations in 1999 consisted of reductions of accounts receivable and inventory in the amounts of $1.0 million and $3.4 million, respectively. In addition, we collected $2.0 million in contract fees in 1999 and recorded them as deferred revenue. Cash generated from operations in 1999 was offset by the decline in accounts payable of $3.9 million, primarily because we reduced our inventory purchases. Net cash generated from operations in 2000 resulted principally from a net profit of $1.3 million and a non-cash charge of $1.1 million for stock based compensation. In addition, we received contract fees of $5.2 million in 2000, which were recorded as deferred revenue and were partially offset by the recognition of $1.4 million of contract revenue. Cash generated by operations in 2000 was offset by an inventory increase of $1.1 million, which was necessary to support the quarter-to-quarter increases in 1T-SRAM memory chip shipments. Net cash used in operations was $365,000 for the three months ended March 31, 2001.

    Net cash provided by investing activities was approximately $641,000 in 1998, generated from the maturity and sale of short-term securities. Net cash used in investing activities was approximately $726,000, $659,000 and $208,000 for the years ended 1999, 2000 and the three months ended March 31, 2001, respectively.

    In 1998, cash generated from sales of preferred stock was used to repay outstanding loans totaling $6.9 million from entities controlled by two of our shareholders. In 2000, $5.2 million was received from the sale of redeemable convertible preferred stock and $1.4 million was received from the exercise of common stock options and a warrant. In the first quarter of 2001, we received approximately $22,000 from the exercise of common stock options. In April 2001, warrants to purchase 259,413 shares of common stock were exercised at a per share exercise price of $5.50. In consideration for these shares, we received cash proceeds of $1.2 million and notes in the amount of $239,000. The notes are due on April 23, 2002 and earn interest at a rate of 9.5% per annum.

    Our future liquidity and capital requirements are expected to vary from quarter to quarter, depending on numerous factors, including--

    - level and timing of licensing and memory chip sales revenues;

    - cost, timing and success of technology development efforts;

    - market acceptance of our existing and future technologies and products;

    - competing technological and market developments;

    - cost of maintaining and enforcing patent claims and intellectual property rights; and

    - variations in manufacturing yields, materials costs and other manufacturing risks.


    We expect that the net proceeds of this offering, together with our existing capital and cash generated from operations, if any, will be sufficient to meet our capital requirements for at least the next 12 months. We expect that a licensing business such as ours generally will require less cash to support operations after multiple licensees begin to ship products and pay royalties. If the level and consistency of royalties increases beyond the next 12 months, we expect that the amount of additional financing necessary to support the growth of our business is likely to decline. However, we cannot be certain that we will not require additional financing at some point in time. Should our cash resources prove inadequate, we might need to raise additional funding through public or private financing. There can be no assurance that such additional funding will be available to us on favorable terms, if at all. The failure to raise capital when needed could have a material, adverse effect on our business and financial condition.

QUANTITATIVE AND QUALITATIVE DISCUSSION OF MARKET INTEREST RATE RISK

    We invest primarily in short-term bank money market rate accounts. These securities are highly liquid and generally mature within three months or less of purchase date. We do not use our investments for trading or other speculative purposes. We do not believe that we have any significant exposure to market risk related to changes in interest rates, foreign currency exchange rates and equity prices.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The adoption of this pronouncement did not have an impact on our financial statements.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. We have adopted the provisions of SAB 101 in our financial statements for all periods presented.

    In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25." FIN 44 establishes guidance for the accounting for stock option grants or modifications to existing stock option awards and is effective for option grants made after June 30, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance was effective after December 15, 1999 and modifying a fixed option to add a reload feature, for which guidance was effective after January 12, 2000. We have adopted FIN 44 in our financial statements for all periods presented.

                                    BUSINESS

COMPANY OVERVIEW

    We design, develop, license and market memory technologies used by the semiconductor industry and electronic product manufacturers. We have developed a patented one transistor random access memory technology, called 1T-SRAM, that offers a combination of high density, low power consumption and high speed at performance and cost levels that other available embedded memory technologies do not match. We license our 1T-SRAM technology on a non-exclusive and worldwide basis to companies that incorporate, or embed, memory on complex integrated circuits.

    From our inception in 1991 until 1998, we focused primarily on the development of innovative memory technologies and the sale of memory chips. Our memory chip development efforts in the early years of our existence yielded critical elements of the 1T-SRAM technology. By the fourth quarter of 1998, we completed the development of our 1T-SRAM technology and changed our primary strategic focus from selling memory chips to licensing our 1T-SRAM technology.

    To date, we have earned almost all of our revenue from the sale of memory chips from four product lines. Prior to 1999, most of our memory chips were designed and sold for use in the highly competitive personal computer market. In late 1998, we introduced our first 1T-SRAM memory chip and since then have discontinued or substantially reduced our sales from our other three product lines. The same high density, low power consumption and high speed features that characterize our 1T-SRAM technology make our 1T-SRAM memory chips attractive to customers that need these features in a single memory chip. Our 1T-SRAM memory chips compete with high performance SRAM chips offered by many other companies. Despite a large potential market for these chips, we intentionally limit this portion of our business by offering a narrow range of product configurations, maintaining a small sales organization and focusing our research and engineering resources on our licensing business instead of new chip development. Our limited development and sales of 1T-SRAM chips provide us with opportunities to earn revenue, validate high volume production of chips using our 1T-SRAM technology and build relationships with customers that may be future licensees.

    We generate contract revenues which consist of fees paid for engineering development and engineering support services. We are entitled to receive royalties under each of our licensing agreements when our licensees manufacture or sell products that incorporate our technology. We anticipate that licensing revenue will represent the majority of our future revenue.

INDUSTRY BACKGROUND

TRENDS IN THE SEMICONDUCTOR INDUSTRY

    Electronic products play an increasingly important role in our lives, as evidenced by the growth of the personal computer, wireless communications, networking equipment and consumer electronics markets. These markets are characterized by intensifying competition, rapid innovation, increasing performance requirements and continuing cost pressures. To manufacture electronic products that achieve optimal performance and cost levels, semiconductor companies must produce integrated circuits that offer higher performance, greater functionality and lower cost.

    Two important measures of performance are speed and power consumption. Higher-speed integrated circuits can allow electronic products to operate faster, enabling the performance of more functions. Reducing the power consumption of integrated circuits contributes to increased battery life and reduced heat generation in electronic products. Reduced power consumption also enables integrated circuit designers to overcome costly design hurdles, such as meeting the thermal limitations of low-cost packaging materials.

    In addition to offering high-performance products, semiconductor companies must produce integrated circuits that are cost effective. High-density integrated circuits require less silicon, thus reducing their size and cost. Cost reduction can also be achieved by simplifying the integrated circuit's manufacturing process and improving manufacturing yield. Additionally, to avoid the high cost of substantial redesigns, semiconductor companies can use technology which is scalable, which means it can be readily incorporated into multiple generations of manufacturing process technologies. Process technology generations are distinguished in terms of the dimension of the integrated circuit's smallest topographical features, as measured in microns (one millionth of a meter). The semiconductor industry has continuously developed advanced process technologies that enable the reduction of silicon area on integrated circuits and consequently lower costs. The industry is predominantly using 0.25-micron manufacturing process technology today. However, current designs are being implemented in 0.18-micron manufacturing process technology, and will migrate to 0.15-micron and 0.13-micron manufacturing process technologies in the near future.

IMPORTANCE OF INTEGRATION


    For decades, the semiconductor industry has continuously increased the value of integrated circuits by improving their density, power consumption, speed and cost. The main driver for these improvements has been the success of shrinking the size of the basic semiconductor building block, or transistor. Transistors have become small enough to make it economical to combine multiple functions, such as microprocessors, memory, analog components and digital signal processors, on a single integrated circuit, in what is commonly referred to as System-on-a-Chip, or SOC. Highly integrated circuits such as SOCs often offer advantages in density, power consumption, speed and cost that cannot be matched using separate, discrete integrated circuits. SOCs are essential for most electronic products, such as cellular phones, video game consoles, networking equipment and Internet appliances, to achieve desired performance at a reasonable cost. According to Dataquest, Inc., a technology market research company, the SOC market is projected to grow from approximately $20 billion in 2000 to $60 billion by 2004, representing a compound annual growth rate of approximately 32%.


IMPORTANCE OF EMBEDDED MEMORY


    Historically, semiconductor companies implemented memory in separate integrated circuits. Rather than using separate memory chips, semiconductor companies today are embedding memory on highly integrated circuits in order to optimize performance and size. At the same time, the increasing sophistication of electronic products is driving a rapid increase in the amount of memory required. According to Dataquest, in 2000 the percentage of silicon area of a typical SOC occupied by memory was 32% and is expected to rise significantly over the next five years.


    The high cost of incorporating the memory component represents a major challenge to achieving high levels of integration. Embedded memory accounts for an increasing percentage of the size of a highly integrated circuit and is often the slowest or rate-limiting function in the circuit. Not only must integrated circuits contain a larger amount of embedded memory, this memory must be dense enough to be economically attractive and must offer sufficiently high speed and low power consumption. Embedded memory has become a crucial design consideration for determining the overall cost and performance of highly integrated circuits and the growing number of electronic products in which they are incorporated.

TRADITIONAL SRAM

    The most common form of embedded memory today utilizes traditional static random access memory, or SRAM technology, that we refer to as traditional SRAM. This technology is in the public domain and can be used by any semiconductor company. Traditional SRAM has the following characteristics--

    - it operates at the same high speeds as other functions of the integrated circuit;

    - it provides a simple and familiar interface that allows for quick design into an integrated circuit with less risk that the design will not function according to specification; and

    - it utilizes the standard logic manufacturing process that is both economical and the most widely available.

    As memory requirements increase, however, traditional SRAM becomes relatively more expensive compared to the total cost of the integrated circuit. Specifically, traditional SRAM has the following drawbacks that can lead to higher cost--

    - it requires a substantial amount of silicon area because of its low density; and

    - it consumes a significant amount of power when operating at high speeds.

    To overcome the density limitations of traditional SRAM, some manufacturers have utilized embedded dynamic random access memory, or embedded DRAM. While embedded DRAM is denser than traditional SRAM, it is typically ten times slower. Manufacturing embedded DRAM also requires additional process steps and results in low yields, which translate into increased manufacturing time and cost. Additionally, because of its complex interface requirements, embedded DRAM is more difficult to incorporate on integrated circuits, leading to a higher risk of failure. As integrated circuit designers have experimented with embedded DRAM, they have discovered that these limitations of embedded DRAM preclude its use in almost all applications. Therefore, traditional SRAM continues to be the most widely used technology for embedded memory. One of the major challenges for the semiconductor industry today is to find an embedded memory solution that combines high density, low power consumption, high speed and low cost.

SOLUTION

    We have developed an innovative memory technology, 1T-SRAM memory, which provides major advantages over traditional SRAM in density, power consumption and cost, thus making it more economical for designers to incorporate large amounts of embedded memory in their designs. In addition, 1T-SRAM technology offers all of the benefits of traditional SRAM, such as high speed, simple interface and ease of manufacturability. Its core circuitry is already production proven in millions of our memory chips and offers integrated circuit designers the following characteristics compared to traditional SRAM--

PARAMETERS              TYPICAL CHARACTERISTICS OF 1T-SRAM TECHNOLOGY VS. TRADITIONAL SRAM
----------              ------------------------------------------------------------------
Density                 Two to three times denser, using 50-70% less silicon for the same amount of memory

Power Consumption       Consumes less than one-quarter the power when operating at the same speed

Speed Provides speeds equal to or greater than those offered by traditional SRAM, especially for larger memory sizes

    Our 1T-SRAM technology can achieve these advantages while utilizing standard logic manufacturing processes and providing the simple, standard SRAM interface that designers are accustomed to today.

HIGH DENSITY

    Embedded memory utilizing our 1T-SRAM technology is typically two to three times denser than traditional SRAM. Increased density enables manufacturers of electronic products, such as cellular phones and video game consoles, to incorporate additional functionality into a single integrated circuit, resulting in overall cost savings. Semiconductor designers can take advantage of the high density of 1T-SRAM technology and embed large quantities of high-performance memory and other components that in the past might not have been feasible.

LOW POWER CONSUMPTION

    Embedded memory utilizing our 1T-SRAM technology typically consumes less than one-quarter the power and generates less heat than traditional SRAM when operating at the same speed. This feature facilitates longer battery life and reliable operation using lower-cost packaging.

HIGH SPEED

    Embedded memory utilizing our 1T-SRAM technology typically provides speeds equal to or greater than the speeds of traditional SRAM, especially for larger memory sizes. Our 1T-SRAM memory can sustain random access cycle times of less than three nanoseconds. In today's 0.18-micron manufacturing process technology, our 1T-SRAM technology can operate with a random access frequency in excess of 300 megahertz for multi-megabit memory.

MANUFACTURING PROCESS INDEPENDENCE

    We have been able to implement our technology without requiring the manufacturer to make any significant changes to either standard logic or alternative manufacturing processes. 1T-SRAM's portability, or the ease with which it can be implemented in different semiconductor manufacturing facilities, has been proven operational in the fabrication of chips at Taiwan Semiconductor Manufacturing Co., Ltd., or TSMC, United Microelectronics Corporation, or UMC, and Chartered Semiconductor Manufacturing Ltd., the world's three largest independent foundries. 1T-SRAM's scalability, or the ease with which it can be implemented in different generations of manufacturing processes, has already been demonstrated in the fabrication of chips in 0.25-micron, 0.18-micron, 0.15-micron and 0.13-micron process generations. We expect our technology to continue to scale readily to future process generations. This portability and scalability provides for wide availability, inexpensive implementation and quick product time to market for our licensees.

SIMPLICITY OF INTERFACE

    Our 1T-SRAM technology's internal circuitry connects to the simple, standard SRAM interface that designers are accustomed to today. Our use of this standard high-performance interface minimizes design time, thus optimizing time to market for our licensees. This simple interface also helps minimize the risk that integrated circuit designs will not operate according to specifications.

STRATEGY AND BUSINESS MODEL

    Our goal is to establish our 1T-SRAM technology as the standard for the embedded memory market. We intend to achieve this goal by licensing our technology on a non-exclusive and worldwide basis to semiconductor companies and electronic product manufacturers.

    The following are integral aspects of our strategy and business model.

PROLIFERATE TECHNOLOGY THROUGH A DIVERSE DISTRIBUTION STRATEGY

    Our solution offers performance features and cost benefits that existing embedded memory solutions do not provide. We have strategic relationships with many companies, including Allayer Communications, Applied Micro Circuits Corporation, Broadcom, Chartered, Conexant, Galileo Technology, LSI Logic, NEC, Nintendo, Pixelworks, Power X, SONY, TSMC, UMC, Via Technologies and Virage Logic. We license our technology to semiconductor companies who incorporate our technology into integrated circuits that they then sell to customers. We also license our technology to electronic product manufacturers, who then require their suppliers to adopt our technology. In addition, we engage in co-marketing activities with foundries, intellectual property companies and design companies to promote our technology to a wide base of customers. We believe that these distribution channels will broaden the acceptance and availability of our technology in the industry. As our technology becomes available through an increasing number of channels, we believe it will be less likely that customers will have to alter their procurement practices in order to acquire our technology. We intend to continue to expand significantly this base of strategic relationships to further proliferate our technology.

TARGET LARGE AND GROWING MARKETS

    Although our 1T-SRAM technology is applicable to many markets, we presently focus on the rapidly growing communications and consumer electronics sectors. These sectors increasingly require embedded memory solutions with higher density, lower power consumption, higher speeds and lower cost. We will also focus over the longer term on other markets that are projected to achieve strong, long-term growth.

WORK CLOSELY WITH OUR LICENSEES AND CO-MARKETERS TO DELIVER OPTIMAL TECHNOLOGY
  SOLUTIONS

    We intend to continue to work closely with our licensees and co-marketers to gain broad and detailed insight into their own and their customers' current and next-generation technology requirements. This insight helps us identify trends and focus our development efforts on optimizing our technology solution, resulting in shorter product time to market and lower costs.

EXTEND TECHNOLOGY OFFERINGS

    Our goal is to continue to enhance our 1T-SRAM technology and increase our share of the embedded memory market. We will continue to develop our technology in order to offer even higher-density, lower-power-consumption, higher-speed and lower-cost designs for our licensees. We are currently developing new generations of 1T-SRAM technology in the 0.13-micron manufacturing process and intend to continue developing our technology for future processes. We will continue to invest heavily in research and development to develop related embedded memory technologies.

LEVERAGE MEMORY CHIPS TO DEMONSTRATE TECHNOLOGY TO LICENSEES

    Revenue from the sale of memory chips has constituted a majority of our historical revenue. Today, our memory chip selling efforts focus on 1T-SRAM memory chips. We expect to continue to generate 1T-SRAM memory chip revenue, as these products serve to demonstrate the manufacturability of our 1T-SRAM technology to licensees. Our direct involvement in these products also helps to keep our research and development efforts focused on delivering leading-edge technologies and meeting industry requirements.

FOCUS ON HIGHER-MARGIN LICENSING MODEL

    Our intellectual property licensing revenue consists of contract revenue and royalties. This licensing revenue typically produces higher gross margins than can be achieved with the sale of our memory chips. We intend to focus on our intellectual property licenses as the major source of our future revenue.

CUSTOMER AND CO-MARKETING RELATIONSHIPS

    We offer our technology on a non-exclusive and worldwide basis to semiconductor companies, electronic product manufacturers, foundries, intellectual property companies and design companies through product development, technology licensing and co-marketing relationships.

    We form product development and licensing relationships directly with semiconductor companies and electronic product manufacturers. Generally, we require the prospective licensee to identify one or more specific projects for the use of our technology. The prospective licensee's implementation of the 1T-SRAM technology typically includes customized development. Usually, these relationships involve both engineering work to implement our technology in the specified product and licensing the technology for manufacture and sale of the product. Although the precise terms of each agreement vary, every agreement provides for the payment of contract fees to us at the beginning of the contract and the joint development of specifications and initial product design and engineering. The agreements usually provide for payment of additional contract fees to us upon the achievement of specified development milestones. The agreements also often provide for the payment of additional contract fees if we provide engineering support services related to the manufacture of the product. The license terms provide for the payment of royalties to us based on future sales or manufacture of products utilizing 1T-SRAM technology. Generally, our licenses grant rights only to use our technology as modified for the project covered by the license agreement or amendment. Usually, the license is nontransferable, nonexclusive and generally can be sublicensed, if at all, only to subsidiaries. Our license agreements generally have a fixed five-year term and are subject to renewal.

    Some of our agreements cover both the development and licensing aspects of the technology relationship. In other cases, we enter into an agreement with the prospective licensee covering only our initial project development work, non-refundable contract fees and a summary of acceptable license terms, including royalties, and subsequently enter into a separate comprehensive license agreement if the prospective licensee decides to complete development of its project. Each new project requires a separate agreement or the modification of an existing agreement.

    Not all of our technology relationships will result in the manufacture and sale of royalty-bearing products by our licensees, from which we expect to earn most of our revenues in the future. Therefore, to increase the number of royalty-generating license agreements for our 1T-SRAM technology, an important element of our strategy is to offer this technology broadly in order to establish it as an industry standard.


    We form co-marketing relationships with dedicated foundries such as TSMC, UMC and Chartered Semiconductor Manufacturing Corporation. While these foundries generally do not provide third-party intellectual property directly to their customers, under our March 2001 license agreement, TSMC acquired the right to offer design services for 1T-SRAM macros, or pre-designed circuit blocks, solely to TSMC customers not currently under active contract with us that are using TSMC technologies to manufacture products at TSMC. We would receive royalties on silicon wafers manufactured by TSMC that incorporate our licensed technology.


    These foundries have cooperated with us to prove the manufacturability of integrated circuits utilizing our 1T-SRAM technology in their particular manufacturing process. The foundries can then offer their manufacturing services to our licensees, and semiconductor companies can fabricate integrated circuits incorporating our 1T-SRAM technology in any of these three largest independent foundries. These foundries are not obligated to actively market 1T-SRAM technology. Generally, our foundry co-marketing arrangements have a two-year term.

    We also have entered into a co-marketing agreement with an intellectual property company, Virage Logic, which has agreed to promote 1T-SRAM technology in association with its intellectual property. Our agreement with Virage Logic provides for co-development of a compiler, which is a software program that automatically designs the memory for a particular customer's memory requirements. Under this agreement, Virage Logic will sell a compiler incorporating our 1T-SRAM technology, and we will share in the revenue from each sale. Additionally, when the Virage Logic customer develops a product utilizing the 1T-SRAM compiler, that customer must enter into a license agreement directly with us. We would earn a royalty on subsequent product sales. This agreement has a three-year term, and is terminable by either party upon 90 days' notice.

    The following table lists some of our most significant 1T-SRAM agreements, in reverse chronological order.


COMPANY                          DATE                        APPLICATION
-------                         -------   --------------------------------------------------
TSMC..........................  Q1 2001   Semiconductor Foundry
AMCC..........................  Q1 2001   Communications
Power X.......................  Q1 2001   Communications
SONY..........................  Q4 2000   Custom application specific memory
Conexant......................  Q3 2000   Communications
Galileo Technology............  Q3 2000   Communications
Via Technologies..............  Q2 2000   Application specific standard products (ASSPs)
LSI Logic.....................  Q1 2000   Communications, application specific integrated
                                          circuits (ASICs) and application specific standard
                                          products (ASSPs)
Broadcom......................  Q1 2000   Communications
Allayer Communications........  Q4 1999   Communications
Galileo Technology............  Q4 1999   Communications
NEC...........................  Q4 1999   Custom application specific memory
Pixelworks....................  Q4 1999   Imaging
NEC...........................  Q3 1999   Custom application specific memory
Nintendo......................  Q3 1999   Video game consoles
NEC...........................  Q1 1999   Application specific integrated circuits (ASICs)


    The following table illustrates our current co-marketing relationships, in reverse chronological order.

COMPANY                          DATE                        APPLICATION
-------                         -------   --------------------------------------------------
Chartered.....................  Q2 2000   Prove technology on Chartered's logic processes
UMC...........................  Q2 2000   Port technology to UMC's standard logic processes
TSMC / Virage Logic...........  Q3 1999   MoSys and Virage Logic to co-develop compilers for
                                          TSMC's standard logic processes
TSMC..........................  Q1 1999   Port technology to TSMC's standard logic processes

RESEARCH AND DEVELOPMENT

    Our ability to compete in the future will depend on improving our technology to meet the market's increasingly demanding performance and cost requirements. We have assembled a team of highly skilled engineers whose activities are focused on developing even higher-density, lower-power-consumption, higher-speed and lower-cost 1T-SRAM designs. We expect to continue to focus our research and development efforts on extending our 1T-SRAM technology and developing new memory technologies. We will also continue our focus on porting our technology to additional semiconductor manufacturing facilities and scaling our technology to new generations of manufacturing process technologies.

    As of April 30, 2001, we employed 24 engineers, representing 50% of our employees, with specific expertise in circuit design and layout and a variety of manufacturing processes. For the years ended December 31, 1998, 1999 and 2000, research and development expenditures totaled approximately $4.2 million, $3.1 million and $3.3 million, respectively.

    We are in the process of establishing an engineering design center in South Korea to support anticipated growth in our intellectual property licensing business.

TECHNOLOGY

    Our innovative 1T-SRAM technology includes many new and proprietary features. Development of our memory chips during the early years of our existence was critical to validating elements of the 1T-SRAM technology we license today. This technology combines the high density advantages of DRAM with the high performance and utility of SRAM. Underlying this technology are several distinct pieces of proprietary circuitry.

SINGLE-TRANSISTOR MEMORY STORAGE CELL

    The high density of our 1T-SRAM technology stems from the use of a single-transistor, or 1T, storage cell for each bit of information, which is similar to DRAM. Our 1T storage cell using one transistor and one capacitor represents a very significant improvement in density over the six-transistor storage cells used by traditional SRAM.

    The following diagrams, drawn to scale, but not to actual size, are electrical schematics of the traditional SRAM storage cell and our 1T-SRAM storage cell. The comparison of the two diagrams illustrates the small size and reduced complexity of the 1T-SRAM storage cell. This results in significant cost savings because less silicon space is required by 1T-SRAM storage cells.

[EDGAR REPRESENTATION OF PRINTED GRAPHIC]

[THE GRAPHIC ON THE LEFT, LABELED "SIX TRANSISTOR STORAGE CELL SCHEMATIC", ILLUSTRATES THE BASIC STRUCTURE OF A SIX TRANSISTOR SRAM MEMORY CELL. THE ILLUSTRATION SHOWS WORD LINES AND BIT LINES CONNECTED BY SIX TRANSISTORS, WHICH ARE REPRESENTED BY THEIR NORMAL ELECTRICAL SCHEMATIC SYMBOLS. THE GRAPHIC ON THE RIGHT, LABELED "1T-SRAM STORAGE CELL SCHEMATIC", ILLUSTRATES THE BASIC STRUCTURE FOR A 1T-SRAM MEMORY CELL. THIS ILLUSTRATION SHOWS A WORD LINE AND BIT LINE CONNECTED BY ONE TRANSISTOR, AGAIN REPRESENTED BY ITS NORMAL ELECTRICAL SCHEMATIC SYMBOL.]

[UNDERNEATH EACH OF THE SCHEMATICS, THERE IS A SQUARE THAT REPRESENTS THE AREA OF THE MEMORY CELL. THE SIX TRANSISTOR SRAM SQUARE IS SIGNIFICANTLY LARGER THAN THE 1T-SRAM SQUARE.]

[EDGAR REPRESENTATION OF PRINTED GRAPHIC]

[GRAPHIC DEPICTS MOSYS' MULTIBANK PARTITIONING TECHNOLOGY USED IN 1T-SRAM. IT CONSISTS OF MANY ROWS AND COLUMNS REPRESENTING BANK CELLS, WITH TWO-WAY HORIZONTAL ARROWS REPRESENTING HIGH SPEED DATA BUSES CROSSING THROUGH THE BANKS AND TERMINATING AT A RECTANGULAR COLUMN ON THE RIGHT, LABELED "SRAM INTERFACE".]

MULTIBANK TECHNOLOGY

    The high speed and low power consumption of 1T-SRAM are enabled by our MultiBank technology, as illustrated below. This technology efficiently partitions the memory into many, typically hundreds, of fast, small sub-blocks of memory, or banks, that can operate independently over high-speed data buses. Only one small bank containing the required memory data must be active for each access to the memory. Therefore, the remaining banks can stay in a low-power, standby mode, reducing the overall power consumption of the memory.

STANDARD SRAM INTERFACE

    Our technology incorporates all of the circuitry required to connect to the simple, high-performance interface to which integrated circuit designers are accustomed. Our 1T-SRAM technology appears to the rest of the integrated circuit and the designer as if it were traditional SRAM.

ABILITY TO USE STANDARD LOGIC MANUFACTURING PROCESS

    Another key area of innovation in our 1T-SRAM memory technology is the ability to use a standard logic manufacturing process. This characteristic is advantageous because standard logic is the most widely available process. As many of the other functions on an integrated circuit are implemented in a standard logic process, the ability to implement 1T-SRAM memories using the same process saves time and cost for the manufacturer. Other embedded memory technologies do not achieve the same density and performance using the standard logic process.

LICENSED TECHNOLOGY AND MEMORY CHIPS

    We license the 1T-SRAM technology in the form of customized memory designs and memory compilers. We also sell memory chips based on our 1T-SRAM technology, which constitute the majority of our memory chip sales.

LICENSED MEMORY DESIGNS

    We offer standard 1T-SRAM memory designs and generate customized 1T-SRAM memory designs to meet a specific customer's design parameters. We also offer a variety of options for interface and power management. Our licensed memory designs can be ported to the manufacturing processes of leading foundries and semiconductor manufacturers.

    We continue to implement our 1T-SRAM technology on advanced generations of manufacturing processes. As a result, our licensees are able to implement their integrated circuits, incorporating 1T-SRAM embedded memory on the highest performance manufacturing processes available. The chart below illustrates the advances we have made in implementing and verifying 1T-SRAM technology on the latest generations of manufacturing processes. The processes with the smaller micron dimensions have higher random access speeds and typically enable larger capacity memories.

PROCESS GENERATION                 0.25-MICRON      0.18-MICRON     0.15-MICRON     0.13-MICRON
------------------                --------------   -------------   -------------   -------------
Date of 1T-SRAM Verification....  September 1999    January 2000        May 2000     April 2001
Typical Memory Capacity.........   1-16 megabits   1-32 megabits   1-48 megabits   1-64 megabits
Random Access Speed.............     100-250 MHz     100-350 MHz     100-400 MHz     100-450 MHz

MEMORY COMPILERS AND COMPILED MEMORY SOLUTIONS

    In January 2000, we announced 1T-SRAM compilers for TSMC's 0.18-micron and 0.15-micron standard logic processes as part of a joint development agreement with Virage Logic. Under this agreement, we will license these compilers to enable our licensees and their customers to automatically generate and configure 1T-SRAM designs. In addition to licensing the 1T-SRAM compilers, companies will be able to license standard 1T-SRAM pre-compiled memory designs from us. We expect to develop additional 1T-SRAM compilers for other processes at TSMC and other foundries.

MEMORY CHIP PRODUCTS

    SRAM memory chips satisfy a large market demand for high-speed memory chips used to store data in electronic products. There are several large companies that have chosen to manufacture SRAM chips using traditional technology. After completing the development of our 1T-SRAM technology in 1998, we began selling our first memory chips incorporating this technology. Like our 1T-SRAM embedded memory technology, our 1T-SRAM chips have small memory cell circuitry, require low power consumption and operate at high speeds, which makes them a cost effective memory chip solution for networking and communication applications, such as routers, switches and network processors.

    Manufacturers of such wired data communications applications typically purchase memory chips in industry standard sizes, speeds and configurations. The memory size of a chip indicates the number of memory storage bits on the chip; speed reflects the rate at which a processing system can access the memory; and configuration indicates the number of memory storage bits that can be accessed simultaneously.

    In order to appeal to manufacturers of wired data communications applications, we currently sell memory chips with memory size, speed and configuration specifications consistent with those offered by most memory chip suppliers. In general, we seek to design and sell memory chips with specifications used by a large group of communications product manufacturers. We believe that this strategy enables us to increase the return from the limited resources and development efforts that we have decided to invest in our IT-SRAM memory chip business. The table below details the range of memory sizes, speeds and configurations of our IT-SRAM memory chips.

SIZE (MEGABITS)                SPEED (MHZ)                 CONFIGURATION (WORDS X BITS)
---------------  ----------------------------------------  ----------------------------
       4                  66, 83, 100, 133, 150              64K x 64, 128K x 32
       8                66, 83, 100, 133, 150, 166                256K x 32
       9             66, 83, 100, 133, 150, 166, 200              256K x 36

    We sell these memory chips primarily to suppliers of communications equipment, such as Accton Technology Corporation, Alteon WebSystems, Appian Graphics, Cisco Systems, Inc., Cobalt Networks, Foundry Networks, Integral Technologies, Maxtek Technology, MCM Japan and Mega Systems. We intend to continue limited development of new memory chips based on our 1T-SRAM technology by focusing on the development of larger memory size, lower power consumption and higher speed chips.

    We believe that designing and producing these 1T-SRAM memory chips significantly enhance our ability to promote and improve our 1T-SRAM technology. Sales of 1T-SRAM memory chips to suppliers of communications equipment also increase the visibility of our technology in this important market for licensing our 1T-SRAM technology. We lack manufacturing resources and other guaranteed sources of supply for 1T-SRAM memory chips, however, and intend to allocate most of our engineering resources to the development of 1T-SRAM technology in support of our licensing business. Currently, 1T-SRAM memory chips constitute the majority of our revenue, but we do not expect to significantly expand the scope of our products business beyond current levels.

    In addition to our 1T-SRAM memory chips, we have sold memory chips from three other product lines:

    - multibank dynamic random access memory, or MDRAM, a proprietary memory chip for use primarily with graphics applications in personal computers, which we first shipped in 1996;

    - MCACHE, our brand name for another proprietary line of personal computer memory chips, which we first shipped in 1996; and

    - synchronous graphics random access memory, or SGRAM, an industry standard memory chip design for use primarily with graphics applications in personal computers, which we first shipped in 1997.

    We ceased shipping MCACHE in early 1999. By the end of the second quarter of 2000, we had ceased production of MDRAM chips, which we presently sell in limited amounts from remaining inventory. We presently ship SGRAM chips in low volumes only to support small orders from existing customers. Consequently, we anticipate that virtually all of our future product revenue will derive from sales of 1T-SRAM memory chips.

INTELLECTUAL PROPERTY

    We regard our patents, copyrights, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on a combination of patent, trademark, copyright, and trade secret laws to protect our proprietary rights. As of April 30, 2001, we held 36 U.S. patents on various aspects of our technology, with expiration dates ranging from 2013 to 2018. These 36 patents include claims relating to multibank partitioning, 1T-SRAM internal operation and circuit techniques, high-speed operation techniques, 1T-SRAM refresh management techniques and the interface of embedded 1T-SRAM storage cells in logic processes. We currently have 26 pending U.S. patent applications, and have received notices of allowance with respect to 3 of these applications. We also hold eight foreign patents with expiration dates ranging from 2009 to 2019, and 18 pending foreign patent applications. There can be no assurance that others will not independently develop similar or competing technology or design around any patents that may be issued to us, or that we will be able to enforce our patents against infringement.

    The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. While we have not received formal notice of any infringement of the rights of any third party, questions of infringement in the semiconductor field involve highly technical and subjective analyses. Litigation may be necessary in the future to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity, and there can be no assurance that we would prevail in any future litigation. Any such litigation, whether or not determined in our favor or settled by us, would be costly and would divert the efforts and attention of our management and technical personnel from normal business operations, which would have a material adverse effect on our business, financial condition and results of operations. Adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from licensing our technology, any of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, the laws of certain foreign countries in which our technology is or may in the future be licensed may not protect our intellectual property rights to the same extent as the laws of the United States, thus increasing the possibility of infringement of our intellectual property.

SALES AND MARKETING

1T-SRAM TECHNOLOGY LICENSING

    We have a staff of four sales and marketing executives, as of April 30, 2001, who manage our 1T-SRAM technology licensing activities. As we have multiple sales channels through our relationships with semiconductor companies, foundries and intellectual property and design companies, we do not believe that we require a large internal sales force. Three of these executives focus on the U.S. and Asia and the fourth, located in Helsinki, Finland, is responsible for licensing in Europe and the Middle East. Our marketing and promotional activities include participation in industry trade shows, distribution of collateral marketing material, publication of articles in trade journals and publicizing our licensing activities and technology achievements. Selling activity revolves around presentations to the senior technical staff of target companies. This group manages the negotiation of license agreements and administers the contracts. Technical support during the sales cycle is provided by our research and development staff. We also have engaged one company to act as our non-exclusive licensing representative in Japan.

MEMORY CHIPS

    A separate group of four individuals, as of April 30, 2001, are responsible for sales and marketing of memory chips. Marketing activities include the creation of marketing materials and articles for trade publications, as well as publicity of new memory chips. We also use 21 representatives throughout North America and Asia to promote our memory chips to their customers.

COMPETITION

    In order to remain competitive, we believe we must continue to provide higher-density, lower-power-consumption, higher-speed and lower-cost technology solutions to the semiconductor industry and electronic product manufacturers. We believe that the principal competitive factors in our industry are--

    - density and cost;

    - power consumption;

    - speed;

    - portability to different manufacturing processes;

    - scalability to different manufacturing process generations;

    - interface requirements; and

    - the ease with which technology can be customized for and incorporated into customers' products.

    We believe that our 1T-SRAM technology offers a high degree of overall performance improvement over traditional SRAM. Companies may also satisfy embedded memory needs through traditional SRAM and embedded DRAM. Traditional SRAM relies on publicly available process technology and circuit designs, which semiconductor companies can use without paying a royalty to us. Embedded DRAM utilizes the semiconductor manufacturer's own manufacturing process and a circuit design that is in the public domain. We believe that many semiconductor companies using embedded memory may prefer to license our technology instead of implementing either of these alternatives because of 1T-SRAM's overall advantages.

    The technological advantages offered by our 1T-SRAM technology might not be utilized in some applications. Our licensees and prospective licensees can meet their current needs for embedded memory using other memory solutions with different cost and performance parameters. For example, alternative solutions may be more cost-effective for memory block sizes of less than 128 kilobits. In addition, 1T-SRAM technology is not suitable for replacing lower-cost traditional DRAM memory chips if higher access speed is unnecessary.

    Moreover, some companies assess greater uncertainty and risk in relying on our newly established 1T-SRAM technology. As a result, our ability to compete effectively may be limited because such companies may prefer to use more established traditional memory solutions that are freely available without a license.

    Customers for our 1T-SRAM memory chips can choose to purchase SRAM memory chips from a number of companies, including Cypress Semiconductor Corporation, Integrated Device Technology, Inc., Micron Technology, Inc. and Samsung Corporation. These suppliers utilize traditional architecture and technology for their SRAM chips, which do not match the performance, low power and cost effectiveness of our 1T-SRAM memory chips for the applications needed by our current customers for these chips. However, these suppliers do have the advantage of supplying memory chips from their own wafer manufacturing plants and typically offer a broad range of memory products that includes devices other than SRAM memory chips. In addition, these companies have greater access to financial, technical and other resources.

MANUFACTURING

    We have designed the circuitry of our 1T-SRAM technology so that our licensees can manufacture it in standard logic process as well as other widely used embedded memory processes.

    For our stand-alone memory products, we implement a fabless manufacturing strategy by using relationships with independent foundries. Today, we rely exclusively upon TSMC for our stand-alone product manufacturing. We also use domestic and offshore subcontractors for assembly, testing and packaging. Assembly and test services provided by these subcontractors comply with the requirements of ISO-9000. We presently have no firm, written commitment with any semiconductor foundry for the fabrication of our memory chips. All fabrication is conducted on a purchase-order basis at an agreed price that is renegotiated from time to time.

EMPLOYEES

    As of April 30, 2001, we had 48 full time employees, consisting of 31 in research and development, product engineering and manufacturing engineering, eight in sales and marketing, seven in finance and administration and two in operations management. We believe our future success will depend, in part, on our ability to continue to attract and retain qualified technical and management personnel, particularly highly skilled design engineers involved in new product development, for whom competition is intense. Our employees are not represented by any collective bargaining unit and we have not experienced any work stoppage. We believe that our employee relations are good.

FACILITIES

    Our principal administrative, sales, marketing, support and research and development functions are located in a leased facility in Sunnyvale, California. We currently occupy approximately 19,500 square feet of space in the Sunnyvale facility, the lease for which extends through June 2005. We hold an option to extend our lease for three additional years. We have leased approximately 1,400 square feet of space in Seoul, South Korea, in anticipation of opening our engineering design center. We believe that our existing facilities are adequate to meet our current needs.

LEGAL PROCEEDINGS

    We are not currently a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the directors and executive officers of our company as of April 30, 2001.

NAME                                     AGE                                POSITION
----                                   --------   ------------------------------------------------------------
Fu-Chieh Hsu.........................        45   Chairman of the Board, President and Chief Executive Officer
Wing-Yu Leung........................        46   Executive Vice President and Chief Technical Officer and
                                                  Director
Mark-Eric Jones......................        45   Vice President and General Manager--Intellectual Property
F. Judson Mitchell...................        64   Vice President, Finance & Administration, Chief Financial
                                                  Officer and Secretary
Andre Hassan.........................        41   General Manager--Discrete Products
Carl E. Berg(1)(2)...................        63   Director
Denny R. S. Ko(1)(2).................        61   Director
Wei Yen(1)(2)........................        46   Director

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee.

    FU-CHIEH HSU. Mr. Hsu has served as our Chairman of the Board since September 1991 and as our President and Chief Executive Officer since
April 1992. Dr. Hsu also served as our Chief Financial Officer from April 1992 until May 1996. Prior to joining our company, Dr. Hsu was the President and Chairman of the Board of Myson Technology, Inc., a developer of high performance semiconductor products from August 1990 to August 1991. From May 1985 to
August 1990, Dr. Hsu served as Vice President and Chief Technology Officer of Integrated Device Technology, Inc., a developer of high performance semiconductor products and modules. Dr. Hsu holds a B.S. in electrical engineering from National Taiwan University and an M.S. and a Ph.D. in electrical engineering from the University of California at Berkeley.

    WING-YU LEUNG. Mr. Leung has served as our Vice President, Engineering and Chief Technical Officer and as a member of our board of directors since
April 1992. Dr. Leung also served as our Secretary from April 1992 until
May 1996 and again from May 1997 until August 2000. Prior to joining our company, Dr. Leung served as a technology consultant to several high technology companies, including Rambus, Inc., or Rambus, a developer of a high-speed chip-to-chip interface technology. Prior to that time, Dr. Leung served as a member of the technical staff of Rambus, and as a senior engineering manager at Integrated Device Technology, Inc., where he managed and participated in circuit design activities. Dr. Leung holds a B.S. in electrical engineering from the University of Maryland, an M.S. in electrical engineering from the University of Illinois and a Ph.D. in electrical engineering and computer science from the University of California at Berkeley.


    MARK-ERIC JONES. Mr. Jones has served as our Vice President and General Manager--Intellectual Property since October 1998. Prior to joining our company, Mr. Jones served as Director, Intellectual Property Division of Mentor Graphics Corporation, a developer of EDA tools and provider of intellectual property from January 1996 to September 1998. Mr. Jones founded 3SOFT, Inc., a developer of intellectual property and served as its President and Chief Executive Officer from May 1976 to January 1996. Mr. Jones holds a M.A. from Trinity College, University of Cambridge, United Kingdom.


    F. JUDSON MITCHELL. Mr. Mitchell has served as our Vice President of Finance and Administration and Chief Financial Officer since July 2000, and was appointed Secretary in August 2000. Prior to joining our company, Mr. Mitchell served as Vice President and Chief Financial Officer of Wavespan, Inc., a manufacturer of microwave radio links from November 1997 until December 1999. Prior to that time, Mr. Mitchell served as a financial consultant to high technology companies. Mr. Mitchell also served as Vice President and Chief Financial Officer of the DSP Group from August 1993 until September 1995. Mr. Mitchell has also served as Chief Financial Officer of Adaptec, Inc., IXYS Corporation and Finnigan Corporation. Mr. Mitchell holds a B.S. in Mechanical Engineering and an A.B. in Liberal Arts from Columbia College in New York and an M.B.A. from the Stanford Graduate School of Business.

    ANDRE HASSAN. Mr. Hassan has served as our General Manager--Discrete Products since January 1999. Prior to this, Mr. Hassan was Director of Marketing from February 1996 to December 1998. Prior to joining our company, Mr. Hassan served as Strategic Marketing Manager for S3, Inc., a developer of semiconductor multimedia products from June 1994 to January 1996. Mr. Hassan holds a B.S. in electrical engineering from Worcester Polytechnic Institute.

    CARL E. BERG. Mr. Berg has served as a member of our Board of Directors since September 1992. Since 1997, Mr. Berg has served as the Chairman of the Board and Chief Executive Officer of Mission West Properties, Inc., a real estate investment trust. Mr. Berg is also the President of the sole General Partner of West Coast Venture Capital Limited, L.P. Mr. Berg has been actively engaged in the ownership, development and management of industrial real estate and in venture capital investment for over 30 years. He currently serves as a member of the board of directors for Valence Technology, Inc., a developer of advanced rechargeable battery technology, FOCUS Enhancements, Inc., a developer of video scan conversion products, and Systems Integrated Research plc, a provider of educational software. Mr. Berg holds a B.A. in business from the University of New Mexico.

    DENNY R. S. KO. Mr. Ko has served as a member of our Board of Directors since May 1994. Dr. Ko has been managing general partner of DynaFund Ventures, a venture capital firm, since August 1997. Dr. Ko also serves as Chairman of the Board of Dynamic Technologies, Inc., a technical research, engineering and consulting company, which he founded in 1976. Dr. Ko holds a B.S. in mechanical engineering from National Taiwan University, an M.S. in aeronautical sciences from the University of California at Berkeley and a Ph.D. in aeronautics and applied mathematics from the California Institute of Technology.

    WEI YEN. Mr. Yen was appointed to our board of directors on August 15, 2000. In 2000, Dr. Yen co-founded RouteFree Inc., an audio/video network company, and iKuni, an artificial intelligence company, and has served each company as its Chairman of the Board since formation. In 1997, he co-founded ArtX Incorporated and served as its Chairman of the Board until 2000, when it was acquired by ATI Technologies. In 1995, he co-founded Navio Communications and served as its Chief Executive Officer until 1997 when it merged with Network Computers Incorporated, now Liberate Technologies. From 1988 to 1995, Dr. Yen was a Senior Vice President at Silicon Graphics, Inc., where he oversaw all five product divisions and two subsidiaries. Dr. Yen was President of Mips Technologies from 1992 to 1993. He currently serves as a director of the Acer Group. Dr. Yen received his Ph.D. in electrical engineering from Purdue University.

DIRECTOR COMPENSATION

    Members of our board of directors do not receive compensation for their services as directors. Under our 1996 stock plan, we have authorized the grant of options to purchase 10,000 shares of our common stock in each of four consecutive fiscal years to our three non-employee directors. The option grants to Mr. Berg and Mr. Ko were granted for the fiscal years 1997 through 2000; the option grants to Dr. Yen were granted for the fiscal years 2000 through 2003. Mr. Berg and Mr. Ko each received additional grants of options to purchase 10,000 shares of our common stock in each of March 1998 and

December 1999. Each of these grants vests at a rate of 1/12th of the shares each month in the fiscal year.

    Our 2000 employee stock option plan provides that options will be granted to our non-employee directors pursuant to an automatic, nondiscretionary grant mechanism. Beginning with the 2001 annual meeting, each non-employee director will receive automatically a grant of an option to purchase 10,000 shares of our common stock at the first meeting of our board of directors after each annual meeting of stockholders. Each option will be granted at the fair market value of the common stock on the date of grant. The options granted to non-employee directors will vest at a rate of 1/12th of the shares each month following the date of grant. No additional options will be granted to our non-employee directors in any year for which the director has already been granted options in a like or greater number.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our compensation committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees, and administers our incentive compensation and benefit plans. The compensation committee consists of Carl Berg, Denny Ko and Wei Yen. Fu-Chieh Hsu participates in all discussions and decisions regarding salaries and incentive compensation for all of our employees and consultants, except that he is excluded from discussions regarding his own salary and incentive compensation. During 1999, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more of its executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE


    The following table sets forth in summary form information concerning the compensation of our Chief Executive Officer and our other executive officers, referred to in this prospectus as the named executive officers, whose salary and bonus for 2000 exceeded $100,000 and who were serving as officers as of the end of 2000.



                                                                                 LONG-TERM COMPENSATION
                                                           ANNUAL COMPENSATION   ----------------------
                                                           -------------------   SECURITIES UNDERLYING
NAME                                              YEAR      SALARY     BONUS            OPTIONS
----                                            --------   --------   --------   ----------------------
Fu-Chieh Hsu .................................    2000     $227,231   $13,000            45,000
  Chairman of the Board, President and Chief      1999      210,000        --            35,000
  Executive Officer
Wing-Yu Leung ................................    2000      188,965    13,000            40,000
  Executive Vice President and Chief Technical    1999      175,002        --            30,000
  Officer and Director
Mark-Eric Jones ..............................    2000      176,554     8,125            36,000
  Vice President and General Manager--            1999      170,000        --                --
  Intellectual Property
Andre Hassan .................................    2000      123,923     4,875            30,000
  General Manager--Discrete Products              1999      110,539        --            60,000


OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the stock option grants made to each of the named executive officers in 2000. Each stock option was awarded under our 1996 stock plan and vests in 12 equal installments from the executive's respective vesting commencement date or dates. The per share purchase price of all of these options represents our board of directors' determination of the fair market value of our common stock on the grant date.

                                                INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                               ----------------------------------------------------      VALUE AT ASSUMED
                               NUMBER OF    % OF TOTAL                                 ANNUAL RATES OF STOCK
                               SECURITIES    OPTIONS                                  PRICE APPRECIATION FOR
                               UNDERLYING   GRANTED TO                                      OPTION TERM
                                OPTIONS     EMPLOYEES    EXERCISE                     -----------------------
NAME                            GRANTED      IN 2000      PRICE     EXPIRATION DATE       5%          10%
----                           ----------   ----------   --------   ---------------   ----------   ----------
Fu-Chieh Hsu.................    45,000         3.5%      $8.00      May 12, 2010      $226,402     $573,747
Wing-Yu Leung................    40,000         3.1        8.00      May 12, 2010       201,246      509,998
Mark-Eric Jones..............    36,000         2.8        8.00      May 12, 2010       181,122      458,998
Andre Hassan.................    30,000         2.3        8.00      May 12, 2010       150,935      382,498

    The percentage of total options granted is based upon options to purchase an aggregate of 1,282,250 shares of common stock granted during the fiscal year ended December 31, 2000 to our employees, including the named executive officers and outside directors.

    Amounts described under the heading "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term" were calculated by assuming that the market price of our common stock appreciates 5% and 10% each year from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the SEC and are not intended to forecast future price appreciation of our common stock. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the common stock during the option period and the timing of the exercise of the options. Unless the executive officer remains employed until he vests in the option shares and the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

    In addition to the option grants to our named executive officers, we granted to F. Judson Mitchell, our chief financial officer, options to purchase 250,000 shares at an exercise price of $8.00 per share, of which options to purchase 50,000 shares were exercised in September 2000. The grants to Dr. Hsu, Dr. Leung, Mr. Jones and Mr. Hassan have a vesting commencement date of May 12, 2000. The vesting commencement date for Mr. Mitchell is July 24, 2000.

FISCAL YEAR END OPTION VALUES

    None of our named executive officers exercised stock options in the fiscal year ended December 31, 2000. The following table sets forth information concerning the number and value of unexercised options held by each of our named executive officers on December 31, 2000. The value of "in-the-money" options represents the positive spread between the exercise price of the options and the fair market value of our common stock. There was no public market for our common stock as of December 31, 2000. Accordingly, for the purpose of this table only, the fair market value on December 31, 2000 is deemed to be the assumed initial public offering price of $10.00 per share.

    Pursuant to the option agreements regarding these grants, option holders may elect to exercise all or any part of their vested and unvested options at any time. Any shares of common stock received by the optionee on exercise of unvested options become subject to our right of repurchase pursuant to a restricted stock purchase agreement. The number of shares so obtained that are subject to our right of repurchase decreases over time in accordance with the vesting schedule applicable to the unvested options exercised. Accordingly, all options granted to the named executive officers under the 1996 plan are deemed to be exercisable for the purpose of the following table.

                                            NUMBER OF SHARES OF COMMON
                                           STOCK UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-MONEY
                                               OPTIONS AT YEAR END               OPTIONS AT YEAR END
                                           ----------------------------   ---------------------------------
Fu-Chieh Hsu.............................              185,500                        $1,364,230
Wing-Yu Leung............................              140,000                           980,000
Mark-Eric Jones..........................              386,000                         3,222,000
Andre Hassan.............................              231,000                         1,869,000

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

    Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. Our bylaws allow us to enter into indemnification agreements with our directors and officers and to purchase insurance for any person whom we are required or permitted to indemnify. We are presently in the process of obtaining a policy of directors' and officers' liability insurance that insures these people against the cost of defense, settlement or payment of a judgment under certain circumstances.

    We intend to enter into agreements with our directors and executive officers regarding indemnification. Under these agreements, we will indemnify them against amounts actually and reasonably incurred in connection with an actual or threatened proceeding if they are made a party because of their role as a director or officer. We will be obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interest. With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe his conduct was unlawful.

    In addition, our certificate of incorporation filed in connection with this offering provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. This provision does not eliminate a director's duty of care. Each director will continue to be subject to liability for--

    - breaches of the director's duty of loyalty to us;

    - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

    - acts or omissions that the director believes to be contrary to the best interests of our company or our stockholders;

    - any transaction from which the director derived an improper personal benefit;

    - improper transactions between the director and our company;

    - improper distributions to stockholders; and

    - improper loans to directors and officers.

    There is no pending litigation or proceeding involving any of our directors or officers for which indemnification is being sought, nor are we aware of any threatened claim that could result in indemnification of any director or officer.

BENEFIT PLANS

2000 EMPLOYEE STOCK OPTION PLAN

    Our 2000 employee stock option plan, or the 2000 plan, has been adopted by our board of directors and has been approved by our stockholders. As of March 31, 2001, options to purchase 275,900 shares of common stock were outstanding under the 2000 plan.

    A total of 4,724,100 shares of common stock remain available for issuance under the 2000 plan. In addition, the 2000 plan provides for an annual increase in the number of shares reserved under the plan on January 1 of each year, equal to the lesser of 500,000 shares, two percent of our outstanding shares of common stock on such date or a lesser amount determined by the board of directors. The 2000 plan provides for grants to employees, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the code, and for grants of nonstatutory stock options to employees, including officers and employee directors, and to consultants. The purpose of the 2000 plan is to attract and retain the best available personnel and to encourage stock ownership by employees, officers, and consultants in order to give them a greater personal stake in our success. The 2000 plan is administered by the board of directors or by a committee appointed by the board of directors, which identifies optionees and determines the terms of options granted, including the exercise price, number of shares subject to the option and the timing and terms of exercise.

    The term of options granted under the 2000 plan may not exceed ten years. The term of all incentive stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of our stock may not exceed five years. Generally, 25% of the options granted under the 2000 plan will vest and become exercisable on the first anniversary of the date of grant, and 1/48th of the options will vest and become exercisable each month thereafter.

    The exercise price of incentive stock options granted under the 2000 plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of nonstatutory stock options granted under the 2000 plan will be determined by the board of directors, but in no event will be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option or nonstatutory stock option granted to a ten-percent stockholder must equal at least 110% of the fair market value of the common stock on the date of grant.

1996 STOCK PLAN

    Our 1996 stock plan, or the 1996 plan, was adopted by the board of directors of our California predecessor and approved by its shareholders in May 1996. As of March 31, 2001, options to purchase 2,205,814 shares of common stock were outstanding under the 1996 plan. After this offering, we do not intend to make additional option grants under the 1996 plan.

    The terms of the 1996 plan are generally consistent with the terms of the 2000 plan described above. In making grants under the 1996 plan, the board of directors gave all optionees the right to exercise their options, including unvested options, immediately, subject to the optionee's execution and delivery of a restricted stock purchase agreement. This agreement gives us the right to repurchase all shares obtained by an optionee from the early exercise of unvested options upon the termination of the optionee's employment or consulting relationship with our company. The repurchase price of these shares in that event is equal to the exercise price of the underlying option. Our repurchase right lapses as to these shares according to the vesting schedule applicable to the underlying option. As of December 31, 2000, no shares obtained by exercise of unvested options under the 1996 plan were outstanding and subject to our right of repurchase.

1992 STOCK OPTION PLAN

    Our 1992 stock option plan, or the 1992 plan, was adopted by the board of directors of our California predecessor and approved by its shareholders in August 1992. No options have been granted under the 1992 plan since 1996. As of March 31, 2001, options to purchase 321,300 shares of our common stock were outstanding under the 1992 plan. As was done under the 1996 plan, the board of directors gave all optionees under the 1992 plan the right to exercise all options immediately, including unvested options, subject to the optionee's execution and delivery of a restricted stock purchase agreement. As of March 31, 2001, no shares obtained by exercise of unvested options under the 1992 plan were outstanding and subject to our right of repurchase.

    The terms of the 1992 plan are generally consistent with the terms of the 2000 plan. The 1992 plan gave the board full discretion in establishing the vesting schedule of options granted under it. All outstanding options granted under the 1992 plan have fully vested as of March 31, 2001.

2000 EMPLOYEE STOCK PURCHASE PLAN

    Our 2000 employee stock purchase plan, or the purchase plan, has been adopted by the board of directors and has been approved by our stockholders. A total of 200,000 shares of common stock will be reserved for issuance under the purchase plan. The purchase plan provides for an annual increase in the number of shares reserved under the plan on January 1 of each year, equal to the lesser of 100,000 shares, one percent of our outstanding shares of common stock on such date or a lesser amount determined by the board of directors. The purchase plan, which is intended to qualify under Section 423 of the code, will be administered by the board of directors or a committee appointed by the board of directors.

    Employees, including officers and employee directors but excluding 5% stockholders, are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation. Employees will be permitted to invest a maximum of $25,000 in any offering period.

    The purchase plan will be implemented in a series of overlapping offering periods, each to be approximately 12 months in duration. The initial offering period under the purchase plan will begin on the pricing date of this offering and expires on the third enrollment date, which is the first day of the third offering period. Offering periods other than the initial offering period begin on the first trading day on or after January 1 and July 1 of each year and end on the last trading day in the period ending 12 months later. Each participant will be granted an option on the first day of the offering period, and such option will be automatically exercised on the last day of each offering period. The purchase price of the common stock under the purchase plan will be equal to 85% of the lesser of the fair market value per share of common stock on the start date of the offering period or on the date on which the option is exercised. Employees may end their participation in an offering period at any time during that period, and participation ends automatically on termination of employment with us. The purchase plan will terminate in June 2010, unless sooner terminated by the board of directors.

    As of the date of this prospectus, no shares have been issued under the purchase plan.

401(k) PLAN

    We have adopted a tax-qualified employee savings and retirement plan, referred to in this prospectus as the 401(k) plan. All full-time employees who are at least 21 years old are eligible to participate as of their date of hire. Eligible employees may elect to defer between one percent and fifteen percent of their compensation in the 401(k) plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) plan in an amount determined by our board of directors. We also may make discretionary profit-sharing contributions in amounts determined by the board of directors, subject to statutory limitations on contributions made by employees and employers under such plans. Employees must complete a minimum of 500 hours of service during a year to be eligible for profit-sharing contributions.

    Matching contributions and all earnings on these contributions are subject to a vesting schedule, providing for ratable vesting in equal annual installments over five years. All other contributions and earnings are fully vested at all times. Employees may borrow from the 401(k) plan, and may request withdrawal from their account in the case of hardship or on attainment of age 59 1/2.

    The 401(k) plan is intended to qualify under Sections 401 and 501 of the code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of a number of investment options.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    We currently have confidentiality and invention assignment agreements in place with the named executive officers. We do not, however, have any compensatory plan or arrangement with the named executive officers that is activated upon the resignation, termination or retirement of any of these executive officer or upon a change in control of our company.

    The employment offer letter between us and our Chief Financial Officer, F. Judson Mitchell, provides for the immediate vesting of all stock options granted to Mr. Mitchell, which are exercisable for an aggregate of 250,000 shares of common stock, upon the termination of Mr. Mitchell's employment without cause or a material reduction in his duties or compensation in connection with or within 12 months following a change of control of our company. In addition, the letter provides that Mr. Mitchell will receive a severance payment of one fourth of his annual salary if he is terminated at any time without cause. The letter defines cause to mean an intentional, material act of fraud or dishonesty in connection with his employment, his conviction of a felony, his willful act injurious to us or his willful failure to perform substantially his duties. On September 1, 2000, Mr. Mitchell exercised options to purchase 50,000 shares of common stock. In consideration for this purchase, Mr. Mitchell issued to us a full recourse promissory note in the amount of $400,000, which is secured by the shares of common stock. The note matures on September 1, 2004 and accrues interest at an annual rate of 6.37%. The shares of common stock are subject to our right of repurchase at the exercise price if Mr. Mitchell's employment is terminated prior to the date on which such shares vest.

                           RELATED PARTY TRANSACTIONS

FINANCING TRANSACTIONS

    In 1996, we entered into note and warrant purchase agreements with preferred stockholders and unrelated parties, pursuant to which we borrowed an aggregate of $13.1 million. Companies affiliated with two of our directors, Denny Ko and Carl Berg, loaned $3.0 million and $1.0 million, respectively, and Denny Ko loaned $260,000, of this amount. The notes had an interest rate of 8.25% per annum and a maturity date of May 31, 1998. Each noteholder received a warrant to purchase a number of shares of our common stock determined by dividing half the principal amount of the note by the exercise price of the warrant at the time of subscription. The exercise price ranged from $6.50 to $8.50. These warrants had an expiration date of May 31, 1998.

    In May 1997, upon cancellation of the note and warrant purchase agreements, $6.7 million of the principal was converted into Series F preferred stock at a conversion price of $5.50 per share. In connection with this conversion, all of the outstanding warrants held by the noteholders were exchanged for new warrants. In consideration of the cancellation of the $1.0 million, $3.0 million and $260,000 principal and $78,205, $238,264 and $20,568 interest, respectively, which had accrued pursuant to the notes, we issued 196,037 shares of Series F preferred stock and a warrant to purchase 196,037 shares of common stock to West Coast; 588,848 shares of Series F preferred stock and a warrant to purchase 588,848 shares of common stock to DynaTech Capital; and 51,012 shares of Series F preferred stock and a warrant to purchase 51,012 shares of common stock to Denny Ko. All of these warrants had an exercise price of $5.50 per share and an expiration date of April 23, 2001. Carl Berg is the President and sole general partner of West Coast. Denny Ko is the managing general partner of DynaFund Ventures and the Chairman of the Board of DynaTech Capital. In April 2001, Mr. Ko and other DynaTech affiliates exercised warrants for the purchase of 117,500 shares of common stock, from which we received proceeds of $646,250.

    In May 1998, we repaid the remaining principal balance of $6.4 million and the accrued interest owed under the notes to unrelated parties.

TRANSACTIONS WITH TSMC

    We have entered into a number of transactions with Taiwan Semiconductor Manufacturing Co., Ltd., or TSMC, a significant semiconductor foundry. TSMC was the beneficial owner of more than 5% of our capital stock from September 1996 through September 2000.

    In November 1995, we and M-One Technology Corporation, a wholly-owned subsidiary that we dissolved in 1996, entered into an option agreement with TSMC. Under this agreement, we committed to buy, and TSMC committed to sell, a specified minimum number of wafers each year at the current market price. Under the option agreement, we issued two promissory notes to TSMC, one in the amount of $29.4 million with a maturity date of November 1996 and one in the amount of $5.9 million with a maturity date of June 1997. These notes did not bear interest until due, at which time a rate of 10% per annum was to be applied to any unpaid amounts. These promissory notes and those indicated below represented our obligation to make cash deposits for these purchases of wafers. We did not repay any amount of principal or interest on these two notes.

    In 1996, we projected a decrease in the number of wafers we would require in future years. In response to this change, we amended the agreement on September 23, 1996. Under the terms of this amendment, the full amount of the promissory notes referenced above were canceled and we issued to TSMC six new promissory notes totaling $23.4 million with varying due dates ranging from 1997 through 2000. These notes did not bear interest until they became due, at which date a rate of 10% per annum was to be applied on any unpaid amounts. We paid $840,000 to TSMC in 1997 in accordance with the amended agreement. In connection with this amendment, we issued to TSMC a warrant to purchase 3,392,310 shares of our common stock at $6.50 per share.

    For the same reasons, on January 1, 1998, we again amended the option agreement to cancel the promissory notes signed under the 1996 amendment. We issued to TSMC five new promissory notes totaling $22.5 million with due dates ranging from November 1998 through June 2001. The other terms of the original agreement remained substantially the same. In addition, TSMC agreed to purchase 800,000 shares of common stock for $5.2 million.

    In August 1998, we agreed with TSMC to terminate the option agreement and promissory notes. In connection with this termination, we terminated outstanding warrants issued to TSMC and issued to TSMC a new warrant to purchase 1,200,000 shares of our common stock at an exercise price of $6.50. TSMC may exercise this warrant any time prior to August 6, 2002. We also terminated the agreement for TSMC to purchase 800,000 shares of our common stock.

    In March 1999, we entered into a development and promotion agreement with TSMC. This agreement required us to develop a demonstration macro for TSMC's 0.25-micron standard logic process. We completed our obligations under this agreement in the first quarter of 2000, for which TSMC paid us $60,000.

    In October 1999, we signed a memorandum of understanding, or MOU, with TSMC and Virage Logic. The MOU sets the parameters for a future agreement requiring us to develop a compiler for TSMC's 0.18-micron and 0.15-micron standard logic manufacturing processes in conjunction with Virage Logic. In connection with the development of the compiler, TSMC has agreed to pay $250,000 to us.

    In addition to the above agreements, we have paid TSMC $24.1 million, $7.8 million and $5.3 million in fiscal 1998, 1999 and 2000, respectively, for the purchase of wafers.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of common stock as of April 30, 2001 for--

    - each person known to our management to beneficially own more than 5% of our outstanding common stock,

    - each of our directors,

    - each of the named executive officers, and

    - all executive officers and directors as a group.

    Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and includes all shares over which the beneficial owner exercises voting or investment power. Options and warrants to purchase common stock that are presently exercisable or exercisable within 60 days of April 30, 2001 and are included in the total number of shares beneficially owned for the person holding those options or warrants are considered outstanding for the purpose of calculating percentage ownership of the particular holder. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


                                                                  NUMBER OF SHARES
                                                                     ISSUABLE ON
                                                                     EXERCISE OF
                                                                 OUTSTANDING OPTIONS          PERCENT OWNERSHIP
                                             NUMBER OF SHARES     WITHIN 60 DAYS OF    --------------------------------
NAME AND ADDRESS OF PRINCIPAL STOCKHOLDERS  BENEFICIALLY OWNED     APRIL 30, 2001      BEFORE OFFERING   AFTER OFFERING
------------------------------------------  ------------------   -------------------   ---------------   --------------
FIVE-PERCENT STOCKHOLDERS
West Coast Venture Capital Limited,
  L.P.....................................       2,804,828                   --              12.0%             9.9%
  c/o Carl E. Berg
  10050 Bandley Drive
  Cupertino, CA 95014
Integrated Device Technology, Inc.........       2,602,500                   --              11.1              9.2
  c/o Alan F. Krock
  2975 Stender Way
  Santa Clara, CA 95054
DynaTech Capital, LLC.....................       2,058,848                   --               8.8              7.3
  c/o Denny Ko
  21515 Hawthorne Blvd.
  Suite 1200
  Torrance, CA 90503

OFFICERS AND DIRECTORS
Fu-Chieh Hsu(1)...........................       4,137,500              185,500              17.6             14.5
Wing-Yu Leung(2)..........................       3,995,000              140,000              16.9             14.0
F. Judson Mitchell........................         250,000              200,000               1.0              0.8
Mark-Eric Jones...........................         386,000              386,000               1.6              1.3
Andre Hassan..............................         231,000              231,000               0.9              0.8
Carl E. Berg(3)...........................       2,894,822               60,000              12.3             10.2
Denny Ko(4)...............................       2,279,860               60,000               9.7              8.0
Wei Yen...................................         290,000               40,000               1.2              1.0
All directors and executive officers as a
  group (8 persons).......................      14,464,182            1,302,500              58.6%            48.7%


--------------------------

 (1) Includes 480,000 shares of common stock held by Dr. Hsu as trustee for trusts established for the benefit of Dr. Hsu's children and 47,500 shares of common stock held directly by such children.

 (2) Includes 600,000 shares of common stock held by Dr. Leung as trustee of trusts established for the benefit of Dr. Leung's children.

 (3) Includes 2,804,828 shares of common stock issued to West Coast. Mr. Berg is a director and the President of West Coast Venture Capital, Inc., the sole general partner of West Coast. As such, he may be deemed to own beneficially all shares owned by West Coast. Mr. Berg also is a limited partner of West Coast. Mr. Berg disclaims beneficial ownership of all shares held by West Coast except to the extent of his pecuniary interest therein. Includes 14,997 shares owned by Mr. Berg's wife and 14,997 shares owned by Mr. Berg's daughter, as to which he disclaims beneficial ownership.


 (4) Includes 2,058,848 shares held by DynaTech Capital.


    Unless indicated otherwise, the address of each person listed in the table is c/o Monolithic System Technology, Inc., 1020 Stewart Drive, Sunnyvale, California 94085.

    Under the terms of their respective stock option agreements, all vested and unvested options held by our officers and directors can be exercised immediately. Shares obtained on exercise of unvested options are subject to our right of repurchase at cost. Shares are released from this right of repurchase according to the corresponding option vesting schedule.

    The percentage of beneficial ownership before the offering is based on 23,373,322 shares, consisting of 10,641,876 shares of common stock outstanding as of April 30, 2001 and 12,731,446 shares issuable upon conversion of all shares of preferred stock outstanding as of April 30, 2001 and excluding all shares of common stock issuable upon the exercise of outstanding warrants and options. The percentage of beneficial ownership after the offering is based on 28,373,322 shares, including 5,000,000 shares sold by us in this offering.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The following description of our capital stock and provisions of our certificate of incorporation and bylaws is a summary only and not a complete description.

    Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    As of April 30, 2001, 10,641,876 shares of our common stock were outstanding and held of record by 115 stockholders. Each holder of our common stock is entitled to--

    - one vote per share on all matters submitted to a vote of the stockholders;

    - dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

    - his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

    Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable. As of April 30, 2001, options to purchase 2,775,931 shares of our common stock were outstanding, at a weighted average exercise price of $4.17 per share.

COMMON STOCK PURCHASE WARRANTS

    As of April 30, 2001, warrants to purchase 1,800,000 shares of our common stock were issued and outstanding, as follows:

  NUMBER OF SHARES
   OF COMMON STOCK      EXERCISE PRICE   EXPIRATION DATE
---------------------   --------------   ---------------
      1,200,000              $6.50       August 2002
        600,000               8.50       June 2001
      ---------
      1,800,000


    The warrant to purchase 600,000 shares of common stock was exercised on June 6, 2001 on a "cashless" basis. The Company issued 90,000 shares of common stock on exercise of the warrant, which assumed a fair value of $10.00 per share.


PREFERRED STOCK

    As of April 30, 2001, 6,582,472 shares of preferred stock were outstanding. As of the closing of this offering, all shares of preferred stock outstanding will convert automatically into 12,731,446 shares of common stock, and no shares of preferred stock will remain outstanding.

    Prior to the completion of the offering, we intend to designate 120,000 shares of our preferred stock as Series AA preferred stock for issuance pursuant to the exercise of rights under our rights plan. For more information on the rights plan, see the discussion below. We have no current intention to issue any other shares of preferred stock.

    Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of preferred stock so issued may have priority over the common stock with respect to dividend, liquidation and other rights.

    The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

ANTITAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND OF DELAWARE LAW

    Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

    CERTIFICATE OF INCORPORATION AND BYLAWS. Our certificate of incorporation provides that stockholders can take action only at a duly called annual or special meeting of the stockholders and not by written consent. At the same time, our bylaws will provide that special meetings of stockholders may be called only by our chairman of the board, the president, any officer at the request in writing of a majority of the directors or by the holders of at least 25% of our outstanding shares. These provisions could delay consideration of a stockholder proposal until the next annual meeting.

    Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders.

    DELAWARE TAKEOVER STATUTE. We will be subject to the provisions of Section 203 of the Delaware law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

    Prior to the offering, each stockholder who is an interested stockholder became an interested stockholder in a transaction approved by our board of directors. Therefore, Section 203 would not impose any restriction on a business combination between us and any of our existing interested stockholders. However, the restrictions of Section 203 would apply to a business combination between us and any of our other stockholders who in the future become interested stockholders in a transaction not approved by our board of directors, unless the business combination involving such stockholder is approved in advance by the board of directors.

    Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders.

ANTITAKEOVER EFFECTS OF OUR RIGHTS PLAN

    We have adopted a rights plan that is intended to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt by an acquiror to take over our company in a manner or on terms not approved by the board of directors. The rights plan provides this protection by imposing economic disincentives that are triggered by specified acquisitions of or offers for our common stock, as detailed below.

    Under the rights plan, we will issue as a dividend on each outstanding share of common stock one right to purchase one one-thousandth of a share of our Series AA preferred stock, $0.01 par value per share, or the preferred shares, at a price of $110 per one one-thousandth of a preferred share, subject to adjustment.

    The preferred shares will have the following rights--

    - preferred shares will not be redeemable;

    - each preferred share will be entitled to a minimum preferential dividend payment of 1,000 times the dividend declared on each share of common stock;


    - in the event of liquidation, the holders of the preferred shares will be entitled to a preferential liquidation payment equal to 1,000 times the payment made per share of common stock, plus accrued and unpaid dividends;



    - each preferred share will have 1,000 votes, voting together with the common stock;


    - in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 1,000 times the amount received per share of common stock; and

    - preferred shares are protected by customary antidilution provisions.

    Because of the nature of the preferred shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a preferred share purchasable upon exercise of each right should approximate the value of one share of common stock.

    The rights will not be exercisable until the distribution date, which will be defined as the date that is the earlier of--

    - 10 days after a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding shares of common stock, other than a person or such a group that obtains the prior written approval of the board of directors or holders of grandfathered stock, as defined below, which person or group is referred to as an acquiring person, or

    - 10 business days, or such later date as may be determined by action of the board of directors prior to such time as any person or group becomes an acquiring person, after the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of common stock, unless our board of directors has approved the offer.

    Holders of grandfathered stock are subject to higher ownership thresholds prior to triggering a distribution date through their ownership of shares of our common stock. They are Fu-Chieh Hsu, Wing-Yu Leung, West Coast and Dynatech Capital, and their respective affiliates and associates. Their share ownership must reach 25% rather than 15% as set forth above, and beneficial owners of their grandfathered stock must beneficially own 1% more than such grandfathered stockholder, rather than 15% as set forth above, before a distribution date would be deemed to occur.

    The rights agreement provides that, until the distribution date, the rights will be transferred only with the shares of common stock, including the shares of common stock sold in the offering. Until the distribution date or earlier redemption or expiration of the rights, new common stock certificates issued after the record date or upon transfer or new issuance of shares of common stock will contain a notation incorporating the rights agreement by reference and the surrender for transfer of any certificates for shares of common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate.

    The rights will expire on the tenth anniversary of the adoption of the plan, unless the rights are earlier redeemed or exchanged by us, in each case as described below.

    In the event the rights become exercisable, the plan requires that proper provision shall be made so that each holder of a right will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the right, and rights beneficially owned by an acquiring person will automatically become void. The plan also provides that, if we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after the distribution date, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

    The plan also includes provisions that permit our board of directors to--

    - exchange the rights, other than rights owned by an acquiring person which have become void, in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a preferred share, per right, subject to adjustment at any time after a person becomes an acquiring person and before the acquiring person acquires 50% or more of the outstanding shares of common stock;

    - redeem the rights, in whole but not in part, at a price of $0.01 per right at any time prior to the date a person or group becomes an acquiring person;

    - reinstate the rights of redemption, if prior to completion of certain recapitalizations, mergers or other business combinations, an acquiring person reduces its beneficial ownership to less than 10% of the outstanding shares of common stock in transactions that do not involve us; and

    - amend the terms of the rights without the consent of the holders of the rights under certain circumstances, except that once a person or group becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights.

    Until a right is exercised, the holder of a right will not, by reason of being such a holder, have rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends. The distribution of the rights will not be taxable to our stockholders, but stockholders might, depending on the circumstances, recognize taxable income if the rights become exercisable or upon the commencement of certain events thereafter.

REGISTRATION RIGHTS

    After this offering, the holders of approximately 12,990,859 shares of common stock and rights to acquire up to 1,200,000 shares of common stock subject to outstanding warrants as of April 30, 2001 and their permitted transferees will be entitled, upon expiration of lockup agreements with the underwriters, to exercise certain rights with respect to the registration of their shares under the Securities Act. Under the terms of an agreement between us and these stockholders, the holders of these shares may require, on two occasions, that we use our best efforts to register these shares for public resale; provided, however, that the anticipated gross offering price of the sale of such shares must exceed $2.0 million before we will be required to undertake such registration. In addition, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these stockholders are entitled to notice of such registration and to include their shares, at our expense, in that registration. These stockholders may also require us, on no more than three occasions, to file, at our expense, a registration statement on Form S-3 under the Securities Act with respect to their shares, when use of such form becomes available to us. All registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration. In addition, we need not effect a registration within six months following a previous registration, or within six months following any offering of securities for our account made subsequent to this offering, or after such time as all of these stockholders may sell under Rule 144 in a three-month period all shares of common stock to which such registration rights apply.

TRANSFER AGENT

    The transfer agent and registrar for the common stock is Wells Fargo Shareowner Services.

                        SHARES ELIGIBLE FOR FUTURE SALE


    If our stockholders sell substantial amounts of our stock in the public market following the offering, then the market price of our stock could fall. Immediately after the offering, 28,463,322 shares of our common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of those shares, the 5,000,000 shares sold in the offering will be freely tradable, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The remaining shares are "restricted securities," as defined in Rule 144, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701, which rules are summarized below. Shares issued upon the exercise of outstanding warrants will be eligible for sale subject to the requirements of Rule 144.


    The following table depicts securities eligible for future sale:


Total shares outstanding....................................  28,463,322
Total restricted securities.................................  23,463,322
Shares that are freely tradable after the date of this
  prospectus under Rule 144(k) other than shares subject to
  the 180-day lockup agreement..............................   3,592,748
Shares that are freely tradable 90 days after the date of
  this prospectus under Rule 144 or Rule 701 other than
  shares subject to the 180-day lockup agreement............   4,132,221
Shares that are freely tradable 181 days after the date of
  this prospectus under Rule 144 (subject, in some cases,
  to volume limitations), or Rule 701.......................  23,203,909



    LOCKUP AGREEMENTS. All of our officers and directors, all of our stockholders owning more than 1% of our outstanding securities prior to the offering and certain other stockholders representing a total of 19,181,688 shares of common stock have signed lockup agreements pursuant to which they have agreed not to sell any shares of common stock, or any securities convertible into or exercisable or exchangeable for common stock, for 180 days after the offering without the prior written consent of A.G. Edwards & Sons, Inc. A.G. Edwards & Sons, Inc. may, in its sole discretion, release all or any portion of the shares subject to the lockup agreements.



    RULE 144. In general, Rule 144 provides that any person who has beneficially owned shares for at least one year, including an affiliate, is generally entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the shares of common stock then outstanding, which will be approximately 284,633 shares immediately after the offering, and the reported average weekly trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is sent to the SEC. Sales under Rule 144 are subject to manner of sale restrictions, notice requirements and availability of current public information concerning us.


    RULE 144(k). A person who is not our affiliate and who has not been our affiliate within three months prior to the sale generally may sell shares without regard to the limitations of Rule 144, provided that the person has held the shares for at least one year. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    RULE 701. Any of our employees, directors, officers or consultants holding shares purchased pursuant to a written compensatory plan or contract, including options, entered into prior to the offering is entitled to rely on the resale provisions of Rule 701, which permit nonaffiliates to sell shares without having to comply with the public information, holding period, volume limitation or notice requirements of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case beginning
90 days after the date of this prospectus.

    STOCK PLANS. Following the offering, we intend to file a registration statement on Form S-8 under the Securities Act covering 7,700,031 shares of common stock reserved for issuance under the 1992 plan, the 1996 plan, the 2000 plan and the 2000 employee stock purchase plan. The registration statement is expected to be filed and become effective prior to expiration of the lockup agreements; accordingly, shares registered under the registration statement will be available for sale in the open market.

    REGISTRATION RIGHTS. After this offering, the holders of approximately 12,990,859 shares of our common stock and holders of warrants to purchase 1,200,000 shares of our common stock which we assume will be acquired upon the exercise of outstanding warrants or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. After any registration of these shares, these shares will become freely tradable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement among us and the representatives on behalf of the underwriters, the underwriters have agreed severally to purchase from us the following number of shares of common stock at the offering price less the underwriting discounts set forth on the cover page of this prospectus.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
A.G. Edwards & Sons, Inc....................................
Needham & Company, Inc......................................
                                                              --------
Total.......................................................
                                                              ========

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to certain conditions precedent, and that the underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus (other than those covered by the over-allotment option described below) if any are taken.

    The representatives of the underwriters have advised us that they propose to offer shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to some dealers at the offering price less
a concession not in excess of $    per share. The underwriters may allow, and
the dealers may re-allow, a concession not in excess of $    per share to other
dealers. After the offering, the offering price and other selling terms may be changed by the underwriters.

    We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the offering price, less the underwriting discounts set forth on the cover page of this prospectus, solely to cover over-allotments. To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares in the table, and we will be obligated, pursuant to the option, to sell these shares to the underwriters.

    We and our directors, executive officers and most of our stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of A.G. Edwards & Sons, Inc. A.G. Edwards & Sons, Inc. may, in its sole discretion, allow any of these parties to dispose of common stock or other securities prior to the expiration of the 180 day period. Except as discussed above, there are no agreements between A.G. Edwards & Sons, Inc. and these parties that would allow them to do so as of the date of this prospectus.

    Prior to the offering, there has been no public market for the shares of our common stock. The initial public offering price will be determined by negotiations among us and the representatives on behalf of the underwriters. Among the factors considered in determining the initial public offering price will be the prevailing market and economic condition, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    We have applied for a listing of our common stock on the Nasdaq National Market under the symbol "MOSY."

    At our request, the underwriters have reserved up to 350,000 shares of the common stock offered by this prospectus for sale to our officers, directors, employees, consultants and their family members and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus and following effectiveness of the registration statement. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. To the extent that reserved shares are purchased by our executive officers and directors, those reserved shares will also be subject to the lock up agreements signed by these persons.

    The following table summarizes the discounts and commissions that we will pay to the underwriters in the offering. The amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of common stock.

                             UNDERWRITING DISCOUNTS

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................    $             $
Total.......................................................    $             $


    We expect to incur expenses of approximately $1,500,000 in connection with this offering, excluding underwriting discounts. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.



    Until the distribution of the common stock is completed, rules of the Securities Exchange Commission may limit the ability of the underwriters and some selling group members to bid for and purchase the common stock. As an exception to these rules, the underwriters are permitted to engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.



    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.



    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.



    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.



    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. Neither we nor the representatives make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.


    A.G. Edwards & Sons, Inc. and Needham & Company, Inc. may in the future provide financial advisory and investment banking services to us from time to time.


    The information contained on any underwriter's web site and any information contained on any other web site maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part and should not be relied upon by investors.


                                 LEGAL MATTERS

    The validity of the common stock being offered hereby will be passed upon for us by McCutchen, Doyle, Brown & Enersen, LLP, Palo Alto, California. Morrison & Foerster LLP, San Francisco, California, is acting as counsel for the underwriters in connection with certain legal matters relating to the shares of common stock offered by this prospectus.

                                    EXPERTS

    Our financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1 with respect to the common stock in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto.

    The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC is also available at the web site maintained by the SEC at http://www.sec.gov.

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the SEC.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................    F-2

Balance Sheets..............................................    F-3

Statements of Operations....................................    F-4

Statements of Stockholders' Equity (Deficit)................    F-5

Statements of Cash Flows....................................    F-6

Notes to Financial Statements...............................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Monolithic System Technology, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Monolithic System Technology, Inc. at December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

San Jose, California
February 26, 2001

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                             PRO FORMA
                                                                                           STOCKHOLDERS'
                                                          DECEMBER 31,                       EQUITY AT
                                                       -------------------    MARCH 31,      MARCH 31,
                                                         1999       2000        2001           2001
                                                       --------   --------   -----------   -------------
                                                                             (UNAUDITED)    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $ 12,720   $ 23,397     $ 22,846
  Accounts receivable, net...........................     1,591      1,546          699
  Inventories........................................     1,049      2,145        4,021
  Prepaid expenses and other current assets..........       304      1,704        1,953
                                                       --------   --------     --------
    Total current assets.............................    15,664     28,792       29,519

Property and equipment, net..........................       778        950        1,000
Other assets.........................................        39         56           56
                                                       --------   --------     --------
    Total assets.....................................  $ 16,481   $ 29,798     $ 30,575
                                                       ========   ========     ========

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................  $    647   $    915     $    817
  Accrued expenses and other liabilities.............     1,064      1,171        1,048
  Deferred revenue...................................     2,045      5,973        5,891
                                                       --------   --------     --------
    Total current liabilities........................     3,756      8,059        7,756
                                                       --------   --------     --------

Commitments and contingencies (Note 12)

Mandatorily redeemable convertible preferred stock,
  $0.01 par value; 20,000 shares authorized; 5,932
  shares and 6,582 shares issued and outstanding at
  December 31, 1999 and 2000 and none (unaudited) at
  December 31, 2000 (pro forma) issued and
  outstanding........................................    30,391     35,591       35,591            --
                                                       --------   --------     --------      --------

Stockholders' equity (deficit):
  Common stock, $0.01 par value; 120,000 shares
    authorized; 9,804 shares, 10,352 shares and
    10,374 shares (unaudited) at December 31, 1999,
    2000 and March 31, 2001 issued and outstanding
    and 23,105 shares (unaudited) at March 31, 2001
    (pro forma) issued and outstanding...............        98        103          104           231
  Additional paid-in capital.........................     2,098      6,342        6,387        41,851
  Notes receivable from stockholders.................        --       (408)        (414)         (414)
  Deferred stock-based compensation..................      (721)    (2,078)      (1,745)       (1,745)
  Accumulated deficit................................   (19,141)   (17,811)     (17,104)      (17,104)
                                                       --------   --------     --------      --------
    Total stockholders' equity (deficit).............   (17,666)   (13,852)    $(12,772)     $ 22,819
                                                       --------   --------     ========      ========
      Total liabilities, mandatorily redeemable
        convertible preferred stock and stockholders'
        equity (deficit).............................  $ 16,481   $ 29,798     $ 30,575
                                                       ========   ========     ========

   The accompanying notes are an integral part of these financial statements.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)


                                                                                           THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                                           ---------------------------   ----------------
                                                            1998      1999      2000      2000     2001
                                                           -------   -------   -------   ------   -------
Net revenue:
  Product................................................  $36,281   $15,356   $12,893   $1,717   $ 3,908
  Contract and royalty...................................       --        --     1,450       60       652
                                                           -------   -------   -------   ------   -------
                                                            36,281    15,356    14,343    1,777     4,560
Cost of net revenue:
  Product................................................   31,892    10,062     5,388      761     1,709
  Contract and royalty...................................       --        --       517       42       148
                                                           -------   -------   -------   ------   -------
                                                            31,892    10,062     5,905      803     1,857
                                                           -------   -------   -------   ------   -------
Gross profit.............................................    4,389     5,294     8,438      974     2,703
                                                           -------   -------   -------   ------   -------
Operating expenses:
  Research and development...............................    4,224     3,110     3,341      766       840
  Selling, general and administrative....................    2,842     2,388     3,523      672     1,129
  Stock-based compensation expense(*)....................       --       107     1,085      107       357
                                                           -------   -------   -------   ------   -------
    Total operating expenses.............................    7,066     5,605     7,949    1,545     2,326
                                                           -------   -------   -------   ------   -------
Income (loss) from operations............................   (2,677)     (311)      489     (571)      377
Interest expense.........................................     (294)       --        --       --        --
Interest and other income................................      649       520     1,149      162       367
                                                           -------   -------   -------   ------   -------
Income (loss) before income taxes........................   (2,322)      209     1,638     (409)      744
Provision for income taxes...............................       --       (67)     (308)      --       (37)
                                                           -------   -------   -------   ------   -------
Net income (loss)........................................  $(2,322)  $   142   $ 1,330   $ (409)  $   707
                                                           =======   =======   =======   ======   =======
Net income (loss) per share:
  Basic..................................................  $ (0.24)  $  0.01   $  0.13   $(0.04)  $  0.07
                                                           =======   =======   =======   ======   =======
  Diluted................................................  $ (0.24)  $  0.01   $  0.05   $(0.04)  $  0.03
                                                           =======   =======   =======   ======   =======
Shares used in computing net income (loss) per share:
  Basic..................................................    9,626     9,727    10,013    9,817    10,367
  Diluted................................................    9,626    23,320    25,624    9,817    25,967
Pro forma net income per share:
  Basic..................................................                      $  0.06            $  0.03
                                                                               =======            =======
  Diluted................................................                      $  0.05            $  0.03
                                                                               =======            =======
Shares used in computing pro forma net income per share:
  Basic..................................................                       22,744             23,098
  Diluted................................................                       25,624             25,967

(*) Stock-based compensation in operating expenses:
    Research and development.............................  $    --   $    56   $   574   $   69   $   171
    Selling, general and administrative..................       --        51       511       38       186
                                                           -------   -------   -------   ------   -------
                                                           $    --   $   107   $ 1,085   $  107   $   357
                                                           =======   =======   =======   ======   =======


   The accompanying notes are an integral part of these financial statements.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                             NOTES
                               COMMON STOCK       ADDITIONAL   DEFERRED   RECEIVABLE      DEFERRED
                            -------------------    PAID-IN     WARRANT       FROM        STOCK-BASED    ACCUMULATED
                             SHARES     AMOUNT     CAPITAL       COST     STOCKHOLDER   COMPENSATION      DEFICIT       TOTAL
                            --------   --------   ----------   --------   -----------   -------------   ------------   --------
Balance at December 31,
  1997....................    9,425      $ 94       $1,140      $(176)       $  --         $    --        $(16,961)    $(15,903)

Issuance of Common Stock
  upon exercise of
  options.................      272         3           31         --           --              --              --           34
Issuance of Common Stock
  warrants................       --        --           14         --           --              --              --           14
Amortization of
  warrants................       --        --           --        176           --              --              --          176
Net loss..................       --        --           --         --           --              --          (2,322)      (2,322)
                             ------      ----       ------      -----        -----         -------        --------     --------
Balance at December 31,
  1998....................    9,697        97        1,185         --           --              --         (19,283)     (18,001)

Issuance of Common Stock
  upon exercise of
  options.................      107         1           64         --           --              --              --           65
Stock options granted in
  exchange of services....       --        --           21         --           --              --              --           21
Deferred stock-based
  compensation............       --        --          828         --           --            (828)             --           --
Amortization of deferred
  stock-based
  compensation............       --        --           --         --           --             107              --          107
Net income................       --        --           --         --           --              --             142          142
                             ------      ----       ------      -----        -----         -------        --------     --------
Balance at December 31,
  1999....................    9,804        98        2,098         --           --            (721)        (19,141)     (17,666)

Issuance of Common Stock
  upon exercise of
  options.................      381         4          720         --         (408)             --              --          316
Issuance of Common Stock
  upon exercise of
  warrants................      167         1        1,082         --           --              --              --        1,083
Deferred stock-based
  compensation............       --        --        2,442         --           --          (2,442)             --           --
Amortization of deferred
  stock-based
  compensation............       --        --           --         --           --           1,085              --        1,085
Net income................       --        --           --         --           --              --           1,330        1,330
                             ------      ----       ------      -----        -----         -------        --------     --------
Balance at December 31,
  2000....................   10,352       103        6,342         --         (408)         (2,078)        (17,811)     (13,852)

Issuance of Common Stock
  upon exercise of options
  (unaudited).............       22         1           21         --           --              --              --           22
Deferred stock-based
  compensation
  (unaudited).............                              24                                     (24)                          --
Amortization of deferred
  stock-based compensation
  (unaudited).............                                                                     357                          357
Interest income on notes
  receivable from
  stockholders............       --        --           --         --           (6)             --              --           (6)
Net income (unaudited)....                                                                                     707          707
                             ------      ----       ------      -----        -----         -------        --------     --------
Balance at March 31, 2001
  (unaudited).............   10,374      $104       $6,387      $  --        $(414)        $(1,745)       $(17,104)    $(12,772)
                             ======      ====       ======      =====        =====         =======        ========     ========

   The accompanying notes are an integral part of these financial statements.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                             THREE MONTHS
                                                            YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                         ------------------------------   -------------------
                                                           1998       1999       2000       2000       2001
                                                         --------   --------   --------   --------   --------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................  $ (2,322)  $   142    $ 1,330       (409)       707
  Adjustments to reconcile net income (loss) to net
    cash used in operating activities:
    Depreciation and amortization......................     1,031       901        487        151        158
    Issuance of stock options for services.............        --        21         --         --         --
    Warrant costs......................................       190        --         --         --         --
    Amortization of deferred stock-based
      compensation.....................................        --       107      1,085        107        357
    Interest income on notes receivable from
      stockholder......................................        --        --         --         --         (6)
    Changes in current assets and liabilities:
      Accounts receivable..............................     4,016     1,063         45        972        847
      Inventories......................................     2,709     3,393     (1,096)      (280)    (1,876)
      Prepaid expenses and other assets................       257      (210)    (1,417)      (145)      (249)
      Deferred revenue.................................        --     2,045      3,928      1,658        (82)
      Payable to related party.........................        91        --         --
      Accounts payable.................................    (3,776)   (3,837)       268       (334)       (98)
      Accrued expenses and other liabilities...........    (3,350)        6        107       (286)      (123)
                                                         --------   -------    -------    -------    -------
        Net cash provided by (used in) operating
          activities...................................    (1,154)    3,631      4,737      1,434       (365)
                                                         --------   -------    -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...................      (134)     (726)      (659)       (22)      (208)
  Maturity and sale of short-term investments..........       775        --         --         --         --
                                                         --------   -------    -------    -------    -------
        Net cash provided by (used in) investing
          activities...................................       641      (726)      (659)       (22)      (208)
                                                         --------   -------    -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of notes payable...........................    (6,923)       --         --         --         --
  Proceeds from issuance of redeemable convertible
    preferred stock....................................     8,061        --      5,200         --         --
  Proceeds from issuance of common stock upon exercise
    of options.........................................        34        65        316         35         22
  Proceeds from exercise of common stock warrant.......        --        --      1,083         --         --
                                                         --------   -------    -------    -------    -------
        Net cash provided by (used in) financing
          activities...................................     1,172        65      6,599         35         22
                                                         --------   -------    -------    -------    -------
Net increase/(decrease) in cash and cash equivalents...       659     2,970     10,677      1,447       (551)

Cash and cash equivalents at beginning of period.......     9,091     9,750     12,720     12,720     23,397
                                                         --------   -------    -------    -------    -------
Cash and cash equivalents at end of period.............  $  9,750   $12,720    $23,397    $14,167    $22,846
                                                         ========   =======    =======    =======    =======
SUPPLEMENTAL DISCLOSURE:
  Interest paid........................................  $    160   $    --    $    --    $    --    $    --
                                                         ========   =======    =======    =======    =======
SUPPLEMENTAL DISCLOSURE FOR NON-CASH FINANCING AND
  INVESTING ACTIVITIES:
  Reduction of obligations under notes payable in
    connection with termination of capacity
    commitments........................................  $(22,540)  $    --    $    --    $    --    $    --
                                                         ========   =======    =======    =======    =======
  Reduction of other long-term assets in connection
    with termination of capacity commitments...........  $ 22,540   $    --    $    --    $    --    $    --
                                                         ========   =======    =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

    Monolithic System Technology, Inc. (the "Company") was incorporated in California on September 16, 1991 to design, develop and market high performance semiconductor memory products and technologies used by the semiconductor industry and electronic product manufacturers. On September 12, 2000, the shareholders approved the Company's reincorporation in Delaware.

    The Company has developed an innovative embedded-memory technology, called 1T-SRAM, which the Company licenses on a non-exclusive and worldwide basis to semiconductor companies and electronic product manufacturers. From its inception in 1991 through 1998, the Company focused primarily on the sale of stand-alone memory products. In the fourth quarter of 1998, the Company changed the emphasis of its business model to focus primarily on the licensing of its 1T-SRAM technology.

USE OF ESTIMATES

    The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REPORTING PERIODS

    The Company operates and reports financial results on a 52-53 week fiscal year. In 1998, 1999, 2000, the fiscal years ended on January 3, 1999,
January 2, 2000 and December 31, 2000, respectively. For convenience, the Company has presented its fiscal year as ending on December 31 for all periods.

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investment instruments with a maturity of three months or less when purchased. The fair value of these investment instruments approximated their costs at the respective balance sheet dates.

INVENTORIES

    Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets, generally 3 years.

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. In that event, a loss is recognized based on the

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. No losses from impairment have been recognized in the financial statements.

CAPITALIZED SOFTWARE

    Effective January 1, 1999, the Company adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In accordance with SOP 98-1, the Company capitalized certain internal use software totaling $1,150,000, $1,369,000, $1,622,000 and $1,718,000 (unaudited) as of December 31, 1998, 1999, 2000 and March 31, 2001,
respectively. The estimated useful life of costs capitalized is evaluated for each specific project and approximates three years. The amortization of capitalized costs was $670,000, $1,078,000, $1,271,000 and $1,319,000
(unaudited), respectively at December 31, 1998, 1999, 2000 and March 31, 2001.

REVENUE RECOGNITION

    Revenue from product sales is recognized upon shipment to customers. The Company's sales agreements do not provide for any customer acceptance provisions. The Company has no obligation to provide any modification or customization, upgrades, enhancements, post-contract customer support or add additional products or enhancement. The terms of all product sales are FOB shipping point. Upon shipment, the Company records reserves for estimated returns. There are no rights of return unless the product does not perform according to specifications. Provisions for potential warranty liability and estimated returns are recorded when revenue is recognized.

    Contract revenues from licensing activities consist of fees paid for engineering development and engineering support services. All contracts entered into to date require that the Company meet performance specifications. For contracts involving performance specifications that the Company has not met, the Company defers the recognition of revenue until the licensee manufactures products that meet the contract performance specifications. However, if the contracts involve performance specifications that the Company has significant experience in meeting and the cost of contract can be reasonably estimated, the Company recognizes revenue over the period in which the contract services are performed using the percentage of completion method. Labor costs incurred is used as a measure of progress towards completion. Fees collected prior to revenue recognition are recorded as deferred contract revenue.

    Licensing contracts provide for royalty payments at a stated rate and require licensees to report the manufacture or sale of products that include the Company's technology after the end of the quarter in which the sale or manufacture occurs. The Company will recognize royalties in the quarter in which the Company receives the licensee's report.

COST OF REVENUE

    Cost of product revenue consists primarily of costs associated with the manufacture, assembly and test of the Company's memory chips by independent, third-party contractors.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    Cost of contract and royalty revenue consists primarily of engineering costs directly related to development projects specified in contracts the Company has with licensees of its memory technology. For contracts involving performance specifications that the Company has not previously met, and to the extent the amount of engineering costs does not exceed the amount of the related contract revenue, engineering costs are deferred on a contract-by-contract basis once the Company has established technological feasibility of the product to be developed under the contract. Prior to this, the Company records these costs as research and development expenses. Technological feasibility occurs when the Company has completed all of the activities necessary to establish that the licensee's product can be produced to meet the performance specifications when incorporating the Company's technology. Deferred costs are charged to cost of contract revenue when the related revenue is recognized. For contracts involving performance specifications the Company previously met where the Company can reasonably estimate the development project cost, the Company charges engineering costs to cost of contract revenue when the engineering cost is incurred and recognized using the percentage of completion method.


RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation arrangements in accordance with the provisions of APB No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standard No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is, in general, recognized based on the excess, if any, of the fair market value of the Company's stock on the date of grant over the amount an employee must pay to acquire the stock. Equity instruments issued to non-employees are accounted for in accordance with the provision of SFAS No. 123 and Emerging Issues Task Force 96-18. Deferred stock-based compensation is being amortized using the graded vesting method in accordance with Financial Accounting Standards Board Interpretation No. 28 ("FIN No. 28") over the vesting period of each respective option, which is generally four years. Under the graded vesting method, each option grant is separated into portions based on its vesting terms which results in acceleration of amortization expense for the overall award.

NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common and potential common equivalent shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is anti-dilutive. Potential common shares are composed of incremental shares of common stock issuable upon the exercise of stock options and warrants and common stock issuable upon conversion of redeemable convertible preferred stock.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) PRO FORMA BALANCE SHEET INFORMATION (UNAUDITED)

    Immediately upon the closing of the Company's initial public offering, the Company's outstanding redeemable convertible preferred stock will automatically convert into common stock. The pro forma effects of this transaction are unaudited and have been reflected in the accompanying pro forma stockholders' equity (deficit) as of March 31, 2001.

PRO FORMA NET INCOME (LOSS) PER SHARE (UNAUDITED)

    Pro forma net income (loss) per share for the year ended December 31, 2000 and the three months ended March 31, 2001 is computed using the weighted average number of common shares outstanding, including the conversion of the Company's redeemable convertible preferred stock into the Company's common stock effective upon the closing of the Company's initial public offering, as if such conversion occurred at January 1, 2000 or at date of original issuance, if later. The calculation of pro forma diluted net income (loss) per share excludes incremental common stock issuable upon the exercise of stock options and warrants as the effect would be anti-dilutive.

INCOME TAXES

    The Company accounts for deferred income taxes under the liability approach whereby the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities are recognized as deferred tax assets and liabilities. A valuation allowance is established for any deferred tax assets for which realization is uncertain.

COMPREHENSIVE INCOME

    Financial Accounting Standards Statement No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") requires the disclosure of comprehensive income, defined as all changes in stockholders' equity during a period except for investments by owners and distributions to owners. For the three years ended December 31, 2000 and the three months ended March 31, 2001, the Company did not have comprehensive income other than net income.

SEGMENT REPORTING

    Financial Accounting Standards Board Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131") requires that companies report separately in the financial statements certain financial and descriptive information about operating segments profit or loss, certain specific revenue and expense items and segment assets. The Company operates in one segment, using one measurement of profitability for its business. The Company has sales outside the United States which are described in Note 11. All long-lived assets are maintained in the United States.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The adoption of this pronouncement did not have an impact on the Company's financial statements.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB
101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company has adopted the provisions of SAB 101 in these financial statements for all periods presented.

    In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25." FIN 44 establishes guidance for the accounting for stock option grants or modifications to existing stock option awards and is effective for option grants made after June 30, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance was effective after December 15, 1999 and modifying a fixed option to add a reload feature, for which guidance was effective after January 12, 2000. The Company has adopted
FIN 44 in these financial statements for all periods presented.

NOTE 2--RELATED PARTY TRANSACTIONS:

FINANCING TRANSACTIONS

    In 1996, the Company entered into note and warrant purchase agreements with two directors, certain preferred stockholders and other unrelated parties, borrowing an aggregate of $13.1 million. The notes had an interest rate of 8.25% per annum and a maturity date of May 31, 1998. Under each agreement, the lender received a warrant to purchase a number of common stock shares determined by dividing half the principal amount of the note signed by the holder by the exercise price of the warrant at the time of subscription. The exercise price ranged from $6.50 to $8.50. These warrants had an expiration date of May 31, 1998. The Company estimated the fair market value of the warrants was $141,000, using the Black-Scholes method. The following assumptions were applied when estimating the fair value of these warrants: dividend yield of 0%, risk-free rate of 6.18%, term of 2 years and volatility of 40%. The value of the warrants was amortized as interest expense over the term of the note. Amortization of these warrants amounted to $37,000 in 1996.

    In June 1997, upon cancellation of the note and warrant purchase agreements, $6.7 million of the principal was converted into Series F preferred stock at a price of $5.50 per share. In connection with this conversion, all of the outstanding warrants held by the note holders were exchanged for new warrants. The Company estimated the fair value of the new warrants was $136,000 (Note 8), which approximates the value of the old warrant. The Company continued to amortize the remaining deferred warrant cost as interest expense. Interest expense for the years ended December 31, 1997 and 1998 amounted to $54,000 and $46,000, respectively.

    In May 1998, the Company repaid the remaining balance of $6.4 million and the accrued interest owed under the notes.

NOTE RECEIVABLE FROM STOCKHOLDER


    On September 1, 2000, an officer of the Company exercised options to purchase 50,000 shares of common stock in exchange for a promissory note as permitted under the 1996 Employee Stock Option Plan. The $400,000 note is a full recourse note bearing interest of 6.37%. The principal and interest are due on September 1, 2004.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 3--WAFER FOUNDRY AGREEMENT:

    Under the terms of a wafer foundry agreement dated November 23, 1995 to ensure that the Company would be supplied with a certain minimum number of wafers, the Company signed two promissory notes: one for $29.4 million due on November 30, 1996 and one for $5.9 million due on November 30, 1997. If these notes had been paid, such payments would have represented cash deposits under agreement. For the years 1997 through 2001, the Company was committed to buy, and the foundry was committed to sell, a specified minimum number of wafers each year at the current market price. If the Company purchased the specified minimum number of wafers, then the cash deposit would be refunded. The refund would be in the form of a credit issued by the wafer foundry to partially offset the Company's trade payables to the foundry. If the Company did not purchase the specified minimum number of wafers, then a portion or all of the cash deposit would be forfeited, representing additional costs of sales. The notes did not bear interest until they became due, at which date a rate of 10% per annum was applied on any unpaid amounts. Upon recording the notes for $35.3 million, the Company recorded an asset in the same amount representing its right to future wafer production.

    On September 23, 1996, the Company and the wafer foundry negotiated an $11.9 million reduction in the amount of the deposits due under the wafer foundry agreement as well as a postponement of the due dates to six payments beginning on June 30, 1997, ending on June 30, 2000 and totaling $23.4 million. This reduction was accounted for by reducing both the asset representing the right to future wafer production and the notes payable by $11.9 million.

    In connection with this agreement, the Company issued a warrant to the foundry to purchase 3,392,310 shares of the Company's common stock at a price of $6.50 per share. The Company determined the value of the warrant was $237,000 using the Black-Scholes method. The following assumptions were applied when estimating the fair value of these warrants: dividend yield of 0%, risk-free rate of 6.18%, term of 2.17 years and volatility of 40%. The value of the warrant was amortized over the period of benefit of the agreement. Amortization expense amounted to $100,000 during the year ended December 31, 1997.

    On June 30, 1997, the Company paid $840,000, the first of the six deposits. This deposit related to certain wafer purchases to be made during 1998. On January 1, 1998 (prior to the close of fiscal 1997), the agreement was amended. The terms of this amendment canceled the promissory notes and the Company signed five new promissory notes totaling $22.5 million with due dates ranging from November 1999 through June 2001. The periods of the wafer purchase commitments were also pushed out one year, as was the expiration date of the warrant issued on September 26, 1996. In conjunction with the one year extension of the due dates on the promissory notes, the Company extended the expiration date of the warrant to purchase 3,392,310 shares of the Company's common stock by one year, from November 30, 1998 to November 30, 1999. The other terms of the
September 26, 1996 agreement remained substantially the same.

    In January 1998, the foundry agreed to purchase 800,000 shares of the Company's common stock for $5.2 million, which was to be used to offset a portion of the $22.5 million owed under the promissory notes.

    During 1998, the Company's wafer purchases exceeded the specified amounts related to the first deposit, and therefore, the foundry refunded the $840,000 deposit through the issuance of a credit.

    On August 6, 1998, the amended agreement with the foundry was terminated. The terms of the termination canceled the existing promissory notes totaling $22,540,000, the agreement for the foundry

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 3--WAFER FOUNDRY AGREEMENT: (CONTINUED) to purchase 800,000 shares of the Company's common stock and the right to future wafer production. Accordingly, the amount of the notes and corresponding asset in the same amount representing the right to future production was reversed.

    In conjunction with the termination of the foundry agreement, the Company issued a new warrant to the foundry to purchase 1,200,000 shares of the Company's common stock at the price of $6.50 per share to replace the old warrant agreement with the foundry. The new warrant expires in August 2002. The fair value of the new warrant was determined to be $127,000 based on the Black-Scholes method. This amount was expensed immediately in 1998 because the warrant related to the termination of the agreement.

    In March 1999, the Company entered in a development and promotion agreement with TSMC. This agreement required the Company to develop a demonstration macro for TSMC's 0.25-micron standard logic process. The Company completed its obligations under this agreement in the first quarter of 2000, for which TSMC paid $60,000.

    In October 1999, a memorandum of understanding, or MOU, was signed with TSMC and Virage Logic to set the parameters for a future agreement to develop a compiler for TSMC's 0.18-micron and 0.15-micron standard logic manufacturing processes in conjunction with Virage Logic. In connection with the development of the compiler, TSMC agreed to pay $250,000.

    In addition to the above agreements, the Company paid TSMC $13.4 million, $24.1 million, $7.8 million and $5.3 million in fiscal 1997, 1998, 1999 and 2000, respectively, for the purchase of wafers.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 4--DETAILS OF BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------   -----------
                                                                1999       2000        2001
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
CASH AND CASH EQUIVALENTS:
  Cash......................................................  $ 1,720    $ 2,019      $ 4,562
  Certificates of deposit and commercial paper..............   11,000     21,378       18,284
                                                              -------    -------      -------
                                                              $12,720    $23,397      $22,846
                                                              =======    =======      =======
ACCOUNTS RECEIVABLE:
  Trade accounts receivable.................................  $ 1,790    $ 1,746      $   899
  Less: Allowance for doubtful accounts.....................     (199)      (200)        (200)
                                                              -------    -------      -------
                                                              $ 1,591    $ 1,546      $   699
                                                              =======    =======      =======
INVENTORIES:
  Work-in-progress..........................................  $   728    $ 1,698      $ 2,923
  Finished goods............................................      321        447        1,098
                                                              -------    -------      -------
                                                              $ 1,049    $ 2,145      $ 4,021
                                                              =======    =======      =======
PREPAID EXPENSES AND OTHER CURRENT COSTS:
  Deferred costs of revenue.................................  $   184    $    90      $   112
  Deferred initial public offering costs....................       --      1,139        1,210
  Prepaid expenses and other assets.........................      120        475          631
                                                              -------    -------      -------
                                                              $   304    $ 1,704      $ 1,953
                                                              =======    =======      =======
PROPERTY AND EQUIPMENT:
  Equipment, furniture and fixtures.........................  $ 2,559    $ 2,423      $ 2,338
  Software..................................................    1,369      1,622        1,718
                                                              -------    -------      -------
                                                                3,928      4,045        4,056
  Less: Accumulated depreciation and amortization...........   (3,150)    (3,095)      (3,056)
                                                              -------    -------      -------
                                                              $   778    $   950      $ 1,000
                                                              =======    =======      =======
ACCRUED EXPENSES AND OTHER LIABILITIES:
  Sales return reserve......................................  $   293    $   155      $   155
  Accrued wages and employee benefits.......................      212        311          241
  Assembly costs............................................      179        135           73
  Professional fees.........................................       63         71           49
  Other.....................................................      317        499          530
                                                              -------    -------      -------
                                                              $ 1,064    $ 1,171      $ 1,048
                                                              =======    =======      =======

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 5--INCOME TAXES:

    The provision for income taxes consist of the following (in thousands):

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1998          1999          2000
                                                              --------      --------      --------
Current portion:
  U.S. federal..............................................     $--          $65           $307
  State.....................................................     --             2              1
                                                                 --           ---           ----
                                                                 $--          $67           $308
                                                                 ==           ===           ====

    No deferred provision or benefit for income taxes has been recorded as the Company is in a net deferred tax asset position for which a full valuation allowance has been provided due to the uncertainty as to the realization.

    Deferred tax assets consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
DEFERRED TAX ASSETS:
  Federal and state loss carryforwards......................  $ 4,555    $ 3,048
  Inventory.................................................      363        332
  Reserves and accruals.....................................      293        365
  Deferred revenue..........................................       --        388
  Depreciation and amortization.............................      404        281
  Research and development credit carryforwards.............    1,139      1,666
                                                              -------    -------
                                                                6,754      6,080
Less: Valuation allowance...................................   (6,754)    (6,080)
                                                              -------    -------
Net deferred tax asset......................................  $    --    $    --
                                                              =======    =======

    As of December 31, 2000, the Company had net operating loss carryforwards of approximately $9,661,000 and $6,566,000 for federal and state income tax purposes, respectively. These losses are available to reduce taxable income and expire from 2002 through 2020. Because of certain changes in the ownership of the Company in December 1996, there is an annual limitation of approximately $774,000 on the use of approximately $8,574,000 of the federal net operating loss carryforwards pursuant to Section 382 of the Internal Revenue Code.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 6--NET INCOME (LOSS) PER SHARE:

    The following table sets forth the computation of basic and diluted net income (loss) per share for the periods indicated (in thousands, except per share amounts):


                                                                                      THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                  ------------------------------   -------------------
                                                    1998       1999       2000       2000       2001
                                                  --------   --------   --------   --------   --------
                                                                                       (UNAUDITED)
Numerator:
  Net income (loss).............................  $(2,322)   $   142    $ 1,330     $ (409)   $   707
                                                  =======    =======    =======     ======    =======
Denominator:
  Shares used in computing net income (loss) per
    share:
    Basic.......................................    9,626      9,727     10,013      9,817     10,367
                                                  =======    =======    =======     ======    =======
    Diluted.....................................    9,626     23,320     25,624      9,817     26,064
                                                  =======    =======    =======     ======    =======
Net income (loss) per share:
  Basic.........................................  $ (0.24)   $  0.01    $  0.13     $(0.04)   $  0.07
                                                  =======    =======    =======     ======    =======
  Diluted.......................................  $ (0.24)   $  0.01    $  0.05     $(0.04)   $  0.03
                                                  =======    =======    =======     ======    =======
Anti-dilutive securities including options,
  warrants, redeemable convertible preferred
  stock not included in net loss per share
  calculation...................................   17,515         --         --     17,690         --
                                                  =======    =======    =======     ======    =======
Pro forma:
  Shares used above.............................                         10,013                10,367
  Pro forma adjustment to reflect weighted
    average effect of the assumed conversion of
    redeemable convertible preferred stock......                         12,731                12,731
                                                                        -------               -------
Shares used in computing pro forma net income
  (loss) per share attributable to common
  stockholders:
  Basic.........................................                         22,744                23,098
                                                                        =======               =======
  Diluted.......................................                         25,624                25,967
                                                                        =======               =======
Pro forma net income (loss) per share
  attributable to common stockholders:
  Basic.........................................                        $  0.06               $  0.03
                                                                        =======               =======
  Diluted.......................................                        $  0.05               $  0.03
                                                                        =======               =======

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 7--MANDATORILY REDEEMABLE PREFERRED STOCK:

    The Company is authorized to issue 20,000,000 shares of preferred stock, which are designated Series A through H as follows (in thousands, except per share amounts):

                                                      CONVERSION
SERIES                                                  RATIO      PRICE PER SHARE    SHARES     AMOUNT
------                                                ----------   ---------------   --------   --------
A...................................................     1 to 3        $ 1.00           500     $   500
B...................................................     1 to 3          2.00         1,000       2,000
C...................................................     1 to 3          5.00         1,010       5,050
D...................................................     1 to 3          7.50           300       2,250
E...................................................     1 to 3         16.00           264       4,232
F...................................................     1 to 1          5.50         1,225       6,703
F-1.................................................     1 to 1          5.50           290       1,595
G...................................................     1 to 1          6.00         1,343       8,061
H...................................................     1 to 1        $ 8.00           650       5,200
                                                                                      -----     -------
                                                                                      6,582     $35,591

                                                               SHARES     AMOUNT
                                                              --------   --------
Balance at December 31, 1996................................   3,074     $14,032
Issuance of Series F Preferred Shares.......................   1,225       6,703
Issuance of Series F-1 Preferred Shares.....................     290       1,595
                                                               -----     -------
Balance at December 31, 1997................................   4,589      22,330
Issuance of Series G Preferred Shares.......................   1,343       8,061
                                                               -----     -------
Balance at December 31, 1998 and 1999.......................   5,932      30,391
Issuance of Series H Preferred Shares.......................     650       5,200
                                                               -----     -------
Balance at December 31, 2000................................   6,582     $35,591
                                                               =====     =======
Balance at March 31, 2001 (unaudited).......................   6,582     $35,591
                                                               =====     =======

    The rights, preferences, privileges and restrictions with respect to the Company's Preferred Stock are as follows:

CONVERSION

    Each issued share of Series A, B, C, D and E preferred stock is convertible, at the option of the holder, into three shares of Common Stock. Each issued share of Series F, F-1, G and H Preferred Stock is convertible, at the option of the holder, into one share of common stock. All issued Preferred Stock will be automatically converted at the close of a public offering of the Company's Common Stock at a price not less than $8.00 per share and an aggregate offering price to the public of not less than $7,500,000. The conversion price of the Series A, B, C, D, E, F, F-1, G and H Preferred Stock is $0.33, $0.67, $1.67, $2.50, $5.33, $5.50, $5.50, $6.00 and $8.00 per share, respectively. A total of
12,731,000 shares of Common Stock have been reserved for issuance upon the conversion of the preferred stock.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 7--MANDATORILY REDEEMABLE PREFERRED STOCK: (CONTINUED)
REDEMPTION

    Convertible Preferred Stock is redeemable upon a change in control or sale of substantially all of the assets of the Company at a redemption price equal to the liquidation preferences as described below.

DIVIDENDS

    Holders of Series A, B, C, D, E, F, F-1, G and H Preferred Stock are entitled to receive non-cumulative dividends at the annual rate of $0.10, $0.20, $0.50, $0.75, $1.60, $0.55, $0.55, $0.60 and $0.80 per share, respectively, if and when declared by the Board of Directors. Such dividends are payable in preference to any dividends for Common Stock declared by the Board of Directors.

LIQUIDATION


    In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A, B, C, D, E, F, F-1, G and H Preferred Stock are entitled to a distribution in preference to holders of Common Stock, at an amount up to their respective original issue price, plus any declared but unpaid dividends. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company, in which the shareholders of the Company do not own a majority (50% or more) of the outstanding shares of the surviving corporation is deemed to be a liquidation.


VOTING

    The holders of Series A, B, C, D, E, F, F-1, G and H Preferred Stock have one vote for each share of Common Stock into which such shares may be converted.

SERIES F AND F-1 PREFERRED STOCK

    In conjunction with the issuance of Series F and F-1 Preferred Stock in 1997, the Company issued warrants to purchase 1,515,000 shares of its Common Stock at $5.50 per share. The warrants are exercisable immediately and expire in April 2001. As of December 31, 2000, none of the warrants had been exercised.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 8--COMMON STOCK WARRANTS:

    The following table summarizes the activity of outstanding warrants (in thousands, except per share amounts):

                                                                                          WARRANTS
                                                                          EXERCISE     EXERCISABLE AT
                                                         COMMON STOCK     PRICE PER      EACH YEAR
                                                        UNDER WARRANTS      SHARE           END
                                                        --------------   -----------   --------------
Outstanding at December 31, 1996......................       5,386       $6.50-$8.50        4,786
Granted to Series F and F-1 Preferred stockholders....       1,515             $5.50
Cancelled warrants, previously granted to credit
  providers...........................................        (865)            $6.50
                                                            ------
Outstanding at December 31, 1997......................       6,036       $5.50-$8.50        5,636
Granted to a foundry..................................       1,200             $6.50
Granted to a Company's advisor........................         167             $6.50
Expired and cancelled warrants, previously granted to
  a foundry and credit providers......................      (3,921)            $6.50
                                                            ------
Outstanding at December 31, 1998 and 1999.............       3,482       $5.50-$8.50        3,482
Exercised warrant.....................................        (167)            $6.50
                                                            ------
Outstanding at December 31, 2000......................       3,315       $5.50-$8.50        3,315
                                                            ======
Outstanding at March 31, 2001 (unaudited).............       3,315       $5.50-$8.50        3,315
                                                            ======

    The following table summarizes the outstanding warrants as of December 31, 2000 and March 31, 2001 (in thousands, except per share amounts):

                                                                         FAIR MARKET
                                                COMMON      EXERCISE    VALUE OF THE
                                              STOCK UNDER     PRICE      WARRANT AT
DESCRIPTION OF WARRANTS      ISSUANCE DATE     WARRANTS     PER SHARE   ISSUANCE DATE   EXPIRATION DATE
-----------------------      --------------   -----------   ---------   -------------   ---------------
Warrant issued to Dell
  Computer Corporation,
  permitting cashless
  exercise for marketing
  purposes.................  June 1996             600        $8.50         $258        June 2001
Warrant issuance in
  connection with Series F
  and F-1 Convertible
  Preferred Stock financing
  (Note 2).................  November 1997       1,515        $5.50         $136        April 2001
Warrant issued to a foundry
  in connection with
  termination of a capacity
  agreement (Note 3).......  August 1998         1,200        $6.50         $127        November 2002
                                                 -----
Total outstanding and
  exercisable at December
  31, 2000.................                      3,315
                                                 =====

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 8--COMMON STOCK WARRANTS: (CONTINUED)
    The following assumptions were applied when estimating the fair value of the above warrants using the Black-Scholes option pricing model: dividend yield of 0%, risk-free interest rate of 5.45%-5.84%, contractual terms of 3.5 years to
4.25 years and volatility of 40%-60%. The fair market values of common stock underlying the above warrants ranged from $1.00 to $2.00 on dates of issuance.

NOTE 9--COMMON STOCK OPTIONS:

COMMON STOCK OPTION PLANS

    The 1992 Stock Option Plan (the "1992 Plan") authorizes the board of directors to grant incentive stock options and nonqualified stock options to employees, directors and consultants for up to 3,300,000 shares of common stock. Under the 1992 Plan, incentive stock options are to be granted at a price not less than 100% of the fair value of the stock at the date of grant, as determined by the board of directors. Nonqualified stock options are to be granted at a price not less than 85% of the fair value of the stock at the date of grant, as determined by the board of directors. Options generally vest over a four year period and are exercisable for a maximum period of ten years after the date of grant. The 1992 Plan was terminated in 1996, and no further options were granted under the plan.

    In 1996, the Company adopted the 1996 Stock Plan (the "1996 Plan") which authorizes the board of directors to grant incentive stock options and nonqualified stock options to employees, directors and consultants for up to 2,500,000 shares of common stock. The option terms under the 1996 Plan are substantially the same as the 1992 Plan except that options granted under the 1996 Plan may be exercised immediately. Common Stock purchased pursuant to the exercise of an unvested option is subject to re-purchase by the Company, at the exercise price, under certain conditions. There were no shares of common stock subject to repurchase at 1998 and 1999. There are 50,000 shares of commons stock subject to repurchase at December 31, 2000. Options generally vest over a four year period and are exercisable for a maximum period of ten years after the date of grant. In March 1997, the Company canceled 918,500 options representing all unexercised options with exercise prices greater than $1.00, and immediately reissued the options with an exercise price of $1.00.

    The Company's 2000 employee stock option plan (the "2000 plan") was adopted in October 2000 in connection with the Company's reincorporation in the state of Delaware.

    A total of 5,000,000 shares of common stock have been reserved for issuance under the 2000 plan. In addition, the 2000 plan provides for an annual increase in the number of shares reserved under the plan on January 1 of each year, equal to the lesser of 500,000 shares, two percent of the Company's outstanding shares of common stock on such date or a lesser amount determined by the board of directors.

    The term of options granted under the 2000 plan may not exceed ten years. The term of all incentive stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of the Company's stock may not exceed five years. Generally, 25% of the options granted under the 2000 plan will vest and become exercisable on the first anniversary of the date of grant, and 1/48th of the options will vest and become exercisable each month thereafter.

    The exercise price of incentive stock options granted under the 2000 plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of nonstatutory stock options granted under the 2000 plan will be determined by the board of directors, but in no event will

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 9--COMMON STOCK OPTIONS: (CONTINUED) be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option or nonstatutory stock option granted to a ten-percent stockholder must equal at least 110% of the fair market value of the common stock on the date of grant.

    A summary of activity under the 1992, 1996 and 2000 Plans is as follows (in thousands, except per share amounts):


                                                                     OPTIONS OUTSTANDING
                                                                   -----------------------   WEIGHTED
                                                                    NUMBER                   AVERAGE
                                                       AVAILABLE      OF        EXERCISE     EXERCISE
                                                       FOR GRANT    SHARES       PRICE        PRICES
                                                       ---------   --------   ------------   --------
Balance at December 31, 1997.........................    1,856      1,967      $0.33-$1.00    $0.69

Authorized...........................................      600         --               --
Granted..............................................     (915)       915            $1.00    $1.00
Cancelled............................................      658       (658)     $0.33-$1.00    $0.89
Exercised............................................       --       (272)     $0.33-$1.00    $0.11
Terminated under 1992 Plan...........................     (621)        --               --
                                                        ------      -----
Balance at December 31, 1998.........................    1,578      1,952      $0.03-$1.00    $0.85

Granted..............................................     (557)       557            $1.00    $1.00
Cancelled............................................      161       (161)     $0.50-$1.00    $0.99
Exercised............................................       --       (106)     $0.03-$1.00    $0.63
Terminated under 1992 Plan...........................      (13)        --               --
                                                        ------      -----
Balance at December 31, 1999.........................    1,169      2,242      $0.03-$1.00    $0.88

Authorized under 2000 Plan...........................    5,000
Granted..............................................   (1,282)     1,282     $4.00-$10.00    $8.34
Cancelled............................................      392       (392)    $1.00-$10.00    $2.54
Exercised............................................       --       (381)     $0.17-$8.00    $1.90
                                                        ------      -----
Balance at December 31, 2000.........................    5,279      2,751     $0.03-$10.00    $3.98
Granted (unaudited)..................................     (195)       195            $6.00    $6.00
Cancelled (unaudited)................................      121       (121)    $1.00-$10.00    $4.29
Exercised (unaudited)................................       --        (22)           $1.00    $1.00
                                                        ------      -----     ------------
Balance at March 31, 2001 (unaudited)................    5,205      2,803     $0.03-$10.00    $4.13
                                                        ======      =====     ============

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 9--COMMON STOCK OPTIONS: (CONTINUED)
    Information relating to stock options outstanding at December 31, 2000 is as follows (in thousands, except per share amounts):

                                                                                      OPTIONS EXERCISABLE AT
                                OPTIONS OUTSTANDING AT DECEMBER 31, 2000                DECEMBER 31, 2000
                         ------------------------------------------------------   ------------------------------
                                         WEIGHTED AVERAGE
                           NUMBER      REMAINING CONTRACTUAL   WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
RANGE OF EXERCISE PRICE  OUTSTANDING      LIFE (IN YEARS)       EXERCISE PRICE    OUTSTANDING    EXERCISE PRICE
-----------------------  -----------   ---------------------   ----------------   -----------   ----------------
$0.03-$0.50...........        270               2.16                $ 0.06             270           $ 0.06
$1.00.................      1,332               7.42                $ 1.00           1,322           $ 1.00
$4.00.................          8               9.11                $ 4.00               8           $ 4.00
$8.00.................        907               9.38                $ 8.00             907           $ 8.00
$10.00................        234               9.81                $10.00             139           $10.00
                            -----                                                    -----
                            2,751                                                    2,656
                            =====                                                    =====

DEFERRED STOCK-BASED COMPENSATION COST TO EMPLOYEES

    During the years ended December 31, 1999 and 2000 and the three months ended March 31, 2001, the Company recorded deferred compensation of approximately $828,000, $2,442,000 and $24,000, respectively. This deferred compensation represents the difference between the grant price and the fair value of the Company's common stock for financial statement reporting purposes during the period in which the options were granted. Deferred compensation expense is being amortized using the graded vesting method, in accordance with SFAS No. 123 and FASB Interpretation No. 28, over the vesting period of each respective option, generally four years. Under the graded vesting method, each option grant is separated into portions based on their vesting terms which results in acceleration of amortization expense for the overall award. The accelerated amortization pattern results in expensing approximately 52% of the total award in year 1, 27% in year 2, 15% in year 3 and 6% in year 4.

SFAS NO. 123 PRO FORMA DISCLOSURES

    Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net income (loss) would have been as follows (in thousands, except per share amounts):

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Net income (loss):
  As reported...............................................  $(2,322)     $142      $1,330
                                                              =======      ====      ======
  Pro forma.................................................  $(2,491)     $(34)     $1,101
                                                              =======      ====      ======
Pro forma net income (loss) per share:
  Basic.....................................................  $ (0.26)     $ --      $ 0.11
                                                              =======      ====      ======
  Diluted...................................................  $ (0.26)     $ --      $ 0.04
                                                              =======      ====      ======

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 9--COMMON STOCK OPTIONS: (CONTINUED)
    The fair value of each grant is estimated on the date of grant using the Black-Scholes method with the following assumptions used for grants during the applicable period: dividend yield of 0% for all periods; risk-free interest rates of 5.0%, 6.0% and 6.19% for options granted during 1998, 1999 and 2000, respectively; a weighted average expected option life of five years for all periods; and a volatility factor of 0% for all periods. The weighted average fair value of options granted during 1998, 1999 and 2000 was $1.00, $1.87 and $7.75, respectively.

NOTE 10--EMPLOYEE BENEFITS:

RETIREMENT SAVINGS PLAN

    Effective January 1997, the Company adopted the MoSys 401(k) Plan (the "Savings Plan") which qualifies as a thrift plan under Section 401(k) of the Internal Revenue Code. All full-time employees who are at least 21 years old are eligible to participate in the Savings Plan at the time of hire. Participants may contribute up to 15% of their earnings to the Savings Plan. A discretionary matching amount may be made by the Company. The Company did not make any contributions in any of the years ended December 31, 1998, 1999 and 2000. During the three months ended March 31, 2001, the Company made matching contributions of $18,000 (unaudited).

2000 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 2000 employee stock purchase plan was adopted in October 2000 in connection with the Company's Delaware reincorporation, to become effective upon the closing the Company's initial public offering. A total of 200,000 shares of common stock will be reserved for issuance under the purchase plan. In addition, the purchase plan provides for an annual increase in the number of shares reserved under the plan on January 1 of each year, equal to the lesser of 100,000 shares, one percent of the Company's outstanding shares of common stock on such date or a lesser amount determined by the board of directors. The purchase plan, which is intended to qualify under Section 423 of the code, will be administered by the board of directors or a committee appointed by the board of directors.

    Employees, including officers and employee directors but excluding 5% stockholders, are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation. Employees will be permitted to invest a maximum of $25,000 in any offering period.

    The purchase plan will be implemented in a series of overlapping offering periods, each to be approximately 12 months in duration. The initial offering period under the purchase plan will begin on the pricing date of this offering and expires on the third enrollment date, which is the first day of the third offering period. Offering periods will begin on the first trading day on or after January 1 and July 1 of each year and end on the last trading day in the period ending twelve months later. Each participant will be granted an option on the first day of the offering period, and such option will be automatically exercised on the last day of each offering period. The purchase price of the common stock under the purchase plan will be equal to 85% of the lesser of the fair market value per share of common stock on the start date of the offering period or on the date on which the option is exercised. Employees may end their participation in an offering period at any time during that period, and

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 10--EMPLOYEE BENEFITS: (CONTINUED)
participation ends automatically on termination of employment with the Company. The purchase plan will terminate in June 2010, unless sooner terminated by the board of directors.

    As of December 31, 2000, no shares had issued under the purchase plan.

NOTE 11--BUSINESS SEGMENTS, CONCENTRATION OF CREDIT RISK AND SIGNIFICANT
CUSTOMERS:

    The Company operates in a single industry segment. This industry segment is characterized by rapid technological change and significant competition.

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality institutions.

    The Company sells its products and technology to customers in the Far East, North America and Europe (in thousands):

                                                                               THREE MONTHS
                                              YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                           ------------------------------   -------------------
                                             1998       1999       2000       2000       2001
                                           --------   --------   --------   --------   --------
                                                                                (UNAUDITED)
United States............................  $18,454    $ 6,153    $ 9,661     $1,046     $2,717
Japan....................................    2,209      1,156      1,393         71        188
Taiwan...................................   15,365      7,614      2,806        579      1,334
Europe...................................      253        433        483         81        321
                                           -------    -------    -------     ------     ------
Total....................................  $36,281    $15,356    $14,343     $1,777     $4,560
                                           =======    =======    =======     ======     ======

    Three customers accounted for 29%, 11% and 10% of net sales in fiscal 1998. Two customers accounted for 16% and 11% of net sales in fiscal 1999. One customer accounted for 26% of net sales in 2000. Three customers accounted for 21%, 17% and 11% (unaudited) of net sales, respectively, for the three months ended March 31, 2001. Two customers accounted for 29% and 12% of gross accounts receivable at December 31, 1998. Four customers accounted for 28%, 14%, 13% and 11% of gross accounts receivable at December 31, 1999. Two customers accounted for 46% and 11% of gross accounts receivable at December 31, 2000. Three customers accounted for 25%, 18% and 13% (unaudited) of gross accounts receivable at March 31, 2001. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. Write off accounts receivable were $0, $161,000, $0 and $0 (unaudited) in the years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2001, respectively.

NOTE 12--COMMITMENTS AND CONTINGENCIES:

    The Company leases its facility under a non-cancelable operating lease which expires in 2005. The lease provides for monthly payments and is being charged to operations ratably over the lease terms. In addition to the minimum lease payments, the Company is responsible for property taxes, insurance and certain other operating costs.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 12--COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Future minimum lease payments under the non-cancelable operating lease as of December 31, 2000 are as follows (in thousands):

YEAR ENDED DECEMBER 31,                                       OPERATING LEASES
-----------------------                                       ----------------
2001........................................................       $  630
2002........................................................          818
2003........................................................          859
2004........................................................          902
2005........................................................          462
                                                                   ------
Total minimum payments......................................       $3,671
                                                                   ======

    Rent expense under the operating lease totaled $138,000, $134,000, $466,000 and $198,000 (unaudited) for the years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2001, respectively.

    In the normal course of business, the Company from time to time may receive and make inquiries with regard to possible patent infringement. Management believes that it is unlikely that the outcome of any such patent infringement inquiries to date would have a material adverse effect on the Company's financial position, cash flows or results of operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO SELL, OR A SOLICITATION OF OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                ----------------

                               TABLE OF CONTENTS


                                         PAGE
                                       --------
Prospectus Summary...................      1
Risk Factors.........................      5
Special Note Regarding
  Forward-Looking Statements.........     17
Use of Proceeds......................     17
Dividend Policy......................     17
Capitalization.......................     18
Dilution.............................     19
Selected Financial Data..............     20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     22
Business.............................     33
Management...........................     47
Related Party Transactions...........     55
Principal Stockholders...............     57
Description of Capital Stock.........     59
Shares Eligible for Future Sale......     64
Underwriting.........................     66
Legal Matters........................     68
Experts..............................     68
Where You Can Find Additional
  Information........................     68
Index to Financial Statements........    F-1



    Until        , 2001 (25 days after the date of this prospectus), all dealers that buy, sell or trade in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                5,000,000 SHARES

                               [MONOLITHIC LOGO]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                           A.G. EDWARDS & SONS, INC.


                            NEEDHAM & COMPANY, INC.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses payable by the Company (the "Registrant") in connection with the offering of the securities being registered, other than the underwriting discounts and commissions. All of the amounts shown are estimates except for the SEC registration fee, and the NASD filing fee.

SEC registration fee........................................  $   16,698
NASD filing fee.............................................       6,825
Nasdaq National Market filing fee...........................      95,000
Printing and engraving expenses.............................     250,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     350,000
Transfer agent and registrar fees and expenses..............      10,000
Directors' and Officers' insurance premiums.................     300,000
Miscellaneous expenses......................................      20,000
                                                              ----------
Total.......................................................  $1,548,523
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the DGCL, the Registrant's bylaws provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. The bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. The Registrant intends to obtain officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

    The Registrant also has entered into agreements with certain of its directors and executive officers and intends to enter into agreements with its remaining officers and directors that, among other things, indemnify them for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

    Reference is made to Section 7 of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 hereto, which provides for indemnification by the Underwriters of the directors and officers of the Registrant who sign the registration statement against certain liabilities, including those arising under the Securities Act, in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since April 30, 1998, the Registrant has issued and sold the following unregistered securities. None of these sales involved an underwriter, finder or other agent or the payment of any selling commission to any person.

    1. From April 30, 1998 to April 30, 2001 the Registrant issued and sold 690,799 shares of common stock to employees and consultants at prices ranging from $0.03 to $8.00 per share upon exercise of stock options pursuant to the Registrant's 1992 Stock Option Plan, 1996 Stock Plan and 2000 Employee Stock Option Plan, for an aggregate purchase price of approximately $827,094.

    2. On November 30, 1997, the Registrant issued and sold an aggregate of 290,000 shares of Series F-1 preferred stock to three investors for an aggregate purchase price of $1,595,000 and issued warrants to such investors to acquire an aggregate of 290,000 shares of common stock at a per share exercise price of $5.50. On November 30, 1997, the Registrant also issued and sold an aggregate of 1,224,552 shares of Series F preferred stock to 29 investors for an aggregate purchase price of $6,735,036 and issued warrants to such investors to acquire an aggregate of 1,224,552 shares of common stock at a per share exercise price of $5.50. Warrants to purchase 259,413 shares of common stock were exercised on April 23, 2001. The remaining warrants to purchase 1,255,139 shares of common stock expired on April 23, 2001.

    3. On March 7, 1998, the Registrant issued warrants to Wei Yen to acquire an aggregate of 166,667 shares of common stock at a per share exercise price of $5.50, which were exercised on August 30, 2000.

    4. On April 30, 1998, the Registrant issued and sold an aggregate of 1,343,433 shares of Series G preferred stock to six investors for an aggregate purchase price of $1,343,433.

    5. On November 2, 1998, pursuant to the termination of a previous agreement and warrants, the Registrant issued warrants to Taiwan Semiconductor Manufacturing Company Ltd. to acquire an aggregate of 1,200,000 shares of common stock at a per share exercise price of $6.50.

    6. On May 15, 2000 the Registrant issued and sold an aggregate of 650,000 Shares of Series H preferred stock to two investors for an aggregate purchase price of $5,200,000 pursuant to a written agreement dated April 4, 2000.


    7. On June 6, 2001, Dell Computer Corporation elected to exercise its warrant to purchase 600,000 shares of common stock on a "cashless" basis. Based on the Registrant's determination of fair value of its common stock of $10 per share on the date of exercise and the exercise price of the warrant of $8.50 per share, the Registrant issued 90,000 shares of common stock to Dell.


    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act,
Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions providing the offering and sale of Securities outside the United States, transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

ITEM 16. EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS


 1.1*     Form of Underwriting Agreement

 2.1* Merger Agreement regarding the Registrant's reincorporation in Delaware

 3.1      Not currently in use

 3.2      Not currently in use

 3.3*     Restated Certificate of Incorporation of the Registrant

 3.4*     Bylaws of the Registrant

 4.1*     Specimen common stock certificate

 4.2*     Third Amended and Restated Investor Rights Agreement dated
          September 27, 1997

 4.3*     Rights Agreement

 5.1      Opinion of McCutchen, Doyle, Brown & Enersen, LLP

10.1* Form of Indemnity Agreement between the Registrant and each of its directors and executive officers

10.2* 1992 Stock Option Plan and form of Option Agreement thereunder

10.3*     1996 Stock Plan and form of Option Agreement thereunder

10.4*     Form of Restricted Stock Purchase Agreement

10.5* 2000 Employee Stock Option Plan and form of Option Agreement thereunder

10.6*     2000 Employee Stock Purchase Plan and form of Subscription
          Agreement thereunder

10.7* Standard Industrial Lease, dated September 24, 1996, between the Registrant and McCandless Properties

10.8*     First Amendment to Lease, dated June 30, 2000, between the
          Registrant and McCandless Properties

10.9+* Agreement between Nintendo Co., Ltd. and the Registrant dated August 31, 1999

10.10+* License Agreement between NEC Corporation and the Registrant dated January 31, 1999

10.11+* License Agreement between NEC Corporation and the Registrant dated December 17, 1999

10.12*    Employment Agreement between Registrant and F. Judson
          Mitchell dated July 17, 2000

10.13+*   Memorandum of Understanding for Custom Touch 1T-SRAM Memory
          Compiler for TSMC 0.18-micron and 0.15-micron logic processes between Taiwan Semiconductor Manufacturing Company
          Ltd., Virage Logic Corporation and Registrant dated
          October 19, 1999

10.14*    Development and Promotion Agreement between Taiwan
          Semiconductor Manufacturing Company Ltd. and Registrant dated March 31, 1999

10.15*    Termination Agreement between Taiwan Semiconductor
          Manufacturing Company Ltd. and Registrant dated August 6,
          1998

10.16*    Form of Common Stock Purchase Warrant Agreement dated
          May 30, 1997

10.17*    Form of Note and Warrant Cancellation Agreement dated
          May 30, 1997

10.18*    Form of Common Stock Purchase Warrant Agreement dated June,
          1996

10.19* Form of Subordinated Note and Warrant Purchase Agreement dated June, 1996

23.1      Consent of PricewaterhouseCoopers, LLP Independent
          Accountants

23.2 Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in Exhibit 5.1)

24.1*     Power of Attorney

24.2* Certificate of Officer regarding Resolution of Appointment of Attorneys-in-fact


------------------------


*   Previously filed


+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 6 to the Registration Statement on Form S-1 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 18th day of June, 2001.


                                                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                                                       By                /s/ FU-CHIEH HSU
                                                            -----------------------------------------
                                                                           Fu-Chieh Hsu
                                                            CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                                        EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                      TITLE                      DATE
                   ---------                                      -----                      ----
                /s/ FU-CHIEH HSU                  Chairman of the Board, President and
     --------------------------------------         Chief Executive Officer (Principal   June 18, 2001
                  Fu-Chieh Hsu                      Executive Officer)

                       *                          Vice President, Finance and Chief
     --------------------------------------         Financial Officer (Principal         June 18, 2001
               F. Judson Mitchell                   Financial and Accounting Officer)

                       *
     --------------------------------------       Director                               June 18, 2001
                  Carl E. Berg

                       *
     --------------------------------------       Director                               June 18, 2001
                 Denny R. S. Ko

                       *
     --------------------------------------       Director                               June 18, 2001
                 Wing-Yu Leung

                       *
     --------------------------------------       Director                               June 18, 2001
                    Wei Yen

               */s/ FU-CHIEH HSU
     --------------------------------------
                  Fu-Chieh Hsu
                Attorney-in-fact

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
  Monolithic System Technology, Inc.

    Our audits of the financial statements referred to in our report dated February 26, 2001 appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule listed in Item 14(a)(2) of such Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California
February 26, 2001

                       VALUATION AND QUALIFYING ACCOUNTS
               FOR THE YEARS ENDED DECEMBER 31, 1998, 1999, 2000
                   AND THE THREE MONTHS ENDED MARCH 31, 2001
                                 (IN THOUSANDS)

                                                      BALANCE AT                               BALANCE
                                                      BEGINNING    CHARGED TO   CREDITED TO   AT END OF
DESCRIPTION                                           OF PERIOD     EXPENSES     EXPENSES      PERIOD
-----------                                           ----------   ----------   -----------   ---------
Allowance for doubtful accounts receivable:
  Fiscal year ended December 31, 1998...............      300           --           --          300
  Fiscal year ended December 31, 1999...............      300           60         (161)         199
  Fiscal year ended December 31, 2000...............      199            1           --          200
  Three months ended March 31, 2001.................      200           --           --          200

                                 EXHIBIT INDEX


 1.1*     Form of Underwriting Agreement

 2.1* Merger Agreement regarding the Registrant's reincorporation in Delaware

 3.1      Not currently in use

 3.2      Not currently in use

 3.3*     Restated Certificate of Incorporation of the Registrant

 3.4*     Bylaws of the Registrant

 4.1*     Specimen common stock certificate

 4.2*     Third Amended and Restated Investor Rights Agreement dated
          September 27, 1997

 4.3*     Rights Agreement

 5.1      Opinion of McCutchen, Doyle, Brown & Enersen, LLP

10.1* Form of Indemnity Agreement between the Registrant and each of its directors and executive officers

10.2* 1992 Stock Option Plan and form of Option Agreement thereunder

10.3*     1996 Stock Plan and form of Option Agreement thereunder

10.4*     Form of Restricted Stock Purchase Agreement

10.5* 2000 Employee Stock Option Plan and form of Option Agreement thereunder

10.6*     2000 Employee Stock Purchase Plan and form of Subscription
          Agreement thereunder

10.7* Standard Industrial Lease, dated September 24, 1996, between the Registrant and McCandless Properties

10.8*     First Amendment to Lease, dated June 30, 2000, between the
          Registrant and McCandless Properties

10.9+* Agreement between Nintendo Co., Ltd. and the Registrant dated August 31, 1999

10.10+* License Agreement between NEC Corporation and the Registrant dated January 31, 1999

10.11+* License Agreement between NEC Corporation and the Registrant dated December 17, 1999

10.12*    Employment Agreement between Registrant and F. Judson
          Mitchell dated July 17, 2000

10.13+*   Memorandum of Understanding for Custom Touch 1T-SRAM Memory
          Compiler for TSMC 0.18-micron and 0.15-micron logic processes between Taiwan Semiconductor Manufacturing Company
          Ltd., Virage Logic Corporation and Registrant dated
          October 19, 1999

10.14*    Development and Promotion Agreement between Taiwan
          Semiconductor Manufacturing Company Ltd. and Registrant dated March 31, 1999

10.15*    Termination Agreement between Taiwan Semiconductor
          Manufacturing Company Ltd. and Registrant dated August 6,
          1998

10.16*    Form of Common Stock Purchase Warrant Agreement dated
          May 30, 1997

10.17*    Form of Note and Warrant Cancellation Agreement dated
          May 30, 1997

10.18*    Form of Common Stock Purchase Warrant Agreement dated June,
          1996

10.19* Form of Subordinated Note and Warrant Purchase Agreement dated June, 1996

23.1      Consent of PricewaterhouseCoopers, LLP Independent
          Accountants

23.2 Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in Exhibit 5.1)

24.1*     Power of Attorney

24.2* Certificate of Officer regarding Resolution of Appointment of Attorneys-in-fact


------------------------


*   Previously filed


+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment.